Exhibit 2.2
EXECUTION VERSION
SECURITIES PURCHASE AGREEMENT
     THIS SECURITIES PURCHASE AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of September 24, 2011 (the “Effective Date”) by and among Tang Capital Partners, LP, a Delaware limited partnership (“Tang”), RTW Investments, LLC, a Delaware limited liability company (“RTW” and, together with Tang, the “Investors”), RNCS, Inc., a Delaware corporation (the “Company”), and RXi Pharmaceuticals Corporation, a Delaware corporation (“RXi”).
RECITALS
     WHEREAS, RXi has formed the Company to accomplish the spin-off of RXi’s RNAi technology platform and drug candidates, including all intellectual property and related assets and rights (the “RNAi Platform”), as set forth in the Contribution Agreement, and transferred to the Company all right, title and interest in and to the RNAi Platform pursuant to the Contribution Agreement;
     WHEREAS, between the Effective Date and the Closing Date, the Investors have agreed to lend the Company up to $1,500,000 pursuant to the Bridge Notes for the purpose of funding the Company’s operations in accord with the Operating Budgets; and
     WHEREAS, the Investors desire to purchase from the Company and the Company desires to sell to the Investors, at the Closing (as defined below), shares of Series A Convertible Preferred Stock of the Company (such preferred stock being referred to herein as the “Preferred Stock” and such outstanding preferred shares being referred to herein as the “Preferred Shares”) upon the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
     NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties to this Agreement hereby agree as follows:
ARTICLE I
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.
     Section 1.01 Definitions. In addition to the other terms defined throughout this Agreement, the following terms shall have the following meanings when used in this Agreement:
     “Action” means any claim, controversy, action, cause of action, suit, litigation, arbitration, investigation, opposition, interference, audit, assessment, hearing, complaint, demand or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity) that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority.

     “Advirna Shares” means the shares of Company Common Stock to be issued to Advirna pursuant to the Advirna Amendment, in an amount determined in accordance with Annex II attached hereto.
     “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person.
     “Ancillary Agreements” means the Bridge Notes, the Guaranty, the Security Agreement, the Pledge Agreement, and the Subscription Agreement, as well as any other agreements, certificates or instruments to be entered into by the Parties pursuant to this Agreement or the Bridge Notes, the Guaranty, the Security Agreement, the Pledge Agreement or the Subscription Agreement.
     “Audited Financial Statements” means the audited consolidated balance sheets of RXi as of December 31, 2010, December 31, 2009 and December 31, 2008, and the related audited consolidated statements of income, cash flow and changes in stockholders’ equity for the fiscal years then ended, accompanied by any notes thereto and the reports of RXi’s independent accountants with respect thereto.
     “Bridge Notes” means those certain Secured Convertible Promissory Notes, in the form attached hereto as Exhibit B, to be issued by the Company and purchased by the Investors as provided in Section 4.06 to fund the Business between Effective Date and the Closing.
     “Business” means research and development activities relating to the development of the RNAi Platform, as such activities are planned to be conducted by the Company commencing on the Effective Date, and as such activities have historically been conducted by RXi prior to the Effective Date.
     “Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York City are authorized or required to be closed.
     “Certificate of Designations” means the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company, substantially in the form attached hereto as Exhibit C.
     “Certificate of Incorporation” means the Certificate of Incorporation of the Company, as in effect as of the Effective Date, and as it shall be amended and restated prior to Closing as contemplated in Section 4.13(d) in the form to be provided by the Investors.
     “Closing Date” means the date on which the Closing actually occurs.
     “Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.

     “Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company, used by the Company, or historically used by, owned by or licensed to RXi, to the extent reasonably necessary for the conduct of the Business, including all Intellectual Property Rights in and to Company Technology.
     “Company’s Knowledge,” “Knowledge of the Company,” “Knowledge” and similar formulations mean that one or more of Mark J. Ahn, Robert E. Kennedy, Anastasia Khvorova, and Pamela Pavco (a) has actual knowledge of the fact or other matter at issue or (b) should have had actual knowledge of such fact or other matter assuming the diligent exercise of such individual’s duties as a director, officer or employee of the Company or RXi and after reasonable investigation of all employees of the Company or RXi reasonably expected to have actual knowledge of such fact or matter.
     “Company Technology” means any and all Technology used or proposed to be used in connection with the Business.
     “Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatsoever (including issuances or grants of Equity Interests), made directly or indirectly by the Company to or for the benefit of such Person or any Family Member of such Person.
     “Contemplated Transactions” means the transactions contemplated by this Agreement, including: (a) the purchase and sale of the Preferred Shares; (b) effecting the transactions contemplated under the Subscription Agreement; (c) the execution, delivery and performance of the Ancillary Agreements; (d) the execution and filing by the Company of the Certificate of Designations; (e) effecting the transactions contemplated under the Contribution Agreement; and (f) the Spin-Off.
     “Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other legally enforceable commitment, promise, undertaking, obligation, arrangement, instrument or understanding, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
     “Contribution Agreement” means that certain Contribution Agreement by and between RXi and the Company, dated September 24, 2011, pursuant to which RXi has contributed and assigned the Assets to the Company.
     “Debt” means, with respect to any Person, and without duplication, all Liabilities, including all obligations in respect of principal, accrued interest, penalties, fees and premiums, of such Person (a) for borrowed money (including amounts outstanding under overdraft facilities); (b) evidenced by notes, bonds, debentures or other similar Contractual Obligations; (c) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business); (d) for the capitalized liability under all capital leases of such Person (determined in accordance with GAAP); (e) in respect of letters of credit and bankers’ acceptances; (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements, in each case, to the extent payable if such Contractual Obligation is terminated at the Closing; and (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.
     “Employee Plan” means any plan, program, policy, arrangement or Contractual Obligation, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of ERISA; (b) a pension benefit plan within the meaning of Section 3(2) of ERISA; (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (d) any other deferred-compensation, retirement, severance, welfare-benefit, reimbursement, bonus, profit-sharing, incentive or fringe-benefit plan, program or arrangement.
     “Encumbrance” means any charge, claim, community or other marital property interest, equitable or ownership interest, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership (other than, in the case of a security, any restriction on the transfer of such security arising solely under federal and state securities laws). “Encumber” has the correlative meaning.
     “Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     “Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances; (b) pollution or protection of public health or the environment or worker safety or health; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.
     “Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contractual Obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other

Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).
     “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Family Member” means, with respect to any individual, (a) such Person’s spouse; (b) each parent, brother, sister or child of such Person or such Person’s spouse; (c) the spouse of any Person described in clause (b) above; (d) each child of any Person described in clauses (a), (b) or (c) above; (e) each trust created for the benefit of one or more of the Persons described in clauses (a) through (d) above; and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his or her capacity as such custodian or guardian.
     “FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.
     “Financial Statements” means Audited Financial Statements and the Interim Financial Statements.
     “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
     “Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority.
     “Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority, or any other authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.
     “Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person; (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor; (ii) to purchase any obligation owed by such obligor; (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations; or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor; and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other Liabilities of such partnership or venture.

     “Guaranty” means that certain General Continuing Guaranty, in the form attached hereto as Exhibit E.
     “Hazardous Substance” means any pollutant, petroleum, or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Intellectual Property Rights” means all rights, title, and interests in and to all proprietary rights of every kind and nature however denominated, throughout the world, including:
     (a) patents, patent applications, copyrights, confidential information, trade secrets, database rights, and all other proprietary rights in Technology;
     (b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith;
     (c) domain names, rights of privacy and publicity, and moral rights;
     (d) any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, and contractual rights relating to any of the foregoing; and
     (e) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.
     “Interim Financial Statements” means the unaudited consolidated balance sheet of RXi as of June 30, 2011, and the related unaudited consolidated statement of income and cash flow of RXi for the six months then ended, accompanied by any notes thereto.
     “Legal Requirement” means any United States federal, state or local or any foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any Permit granted under any of the foregoing, or any similar provision having the force or effect of law.
     “Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.
     “Material Adverse Effect” means any event, change, fact, condition, circumstance or occurrence that, when considered either individually or in the aggregate together with all other adverse events, changes, facts, conditions, circumstances or occurrences with respect to which such phrase is used in this Agreement, has had or would reasonably be expected to have a material adverse effect on: (A) the business, operations, results of operations, properties, assets, value, prospects or condition (financial or otherwise) of the Company, taken as a whole; (B) the Company’s ability to conduct the Business, in substantial accord with the manner in which RXi has historically conducted the Business; (C) the projected timing, costs or likelihood of success for developing or commercializing the Company’s lead product candidate for an anti-scarring indication, to the extent that such event, change, fact, condition, circumstance or occurrence is caused by or relates to: (i) the results reported to or observed by the Company with regard to the Company’s ongoing studies of the lead candidate designated as “RXI-109”; or (ii) any adverse development pertaining to any product candidate targeting connective tissue growth factor; or (iii) any development regarding Intellectual Property Rights that would reasonably be expected to have a material adverse impact on the development or commercialization of RXI-109; (D) the making of a public market for the Company Common Stock concurrent with the Spin-Off, including the ability of the RXi stockholders to publicly trade that portion of the Outstanding Common Stock that is distributed as part of the Spin-Off; or (E) the ability of the Company or RXi to consummate the Contemplated Transactions.
     “Operating Budgets” means the budget attached as Annex A to the Bridge Notes, the Second Tranche Budget (as defined in the Bridge Notes) and the Third Tranche Budget (as defined in the Bridge Notes).
     “Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business that is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital and the making of capital expenditures) and that is taken in the ordinary course of the normal day-to-day operations of such Person.
     “Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
     “Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

     “Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) liens in favor of lessors of Assets subject to leases included in the “Transferred Contracts” (as defined in the Contribution Agreement) and (c) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business the existence of which would not constitute an event of default under, or breach of, a Real Property Lease and the Liabilities of the Company in respect of which are not overdue or otherwise in default.
     “Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.
     “Pledge Agreement” means that certain Pledge, Assignment and Security Agreement in the form attached hereto as Exhibit A.
     “Registration Statement” means a registration statement or registration statements of the Company filed under the Securities Act pursuant to ARTICLE VII hereof.
     “Required Approvals” means the consents and approvals described on Schedule 1.01—Required Approvals.
     “Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
     “Retained Shares” means the shares of Company Common Stock to be retained by RXi after the Spin-Off and not distributed to the holders of RXi Common Stock on the Record Date. The number of Retained Shares shall be determined in accordance with Annex II attached hereto.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Security Agreement” means that certain Security Agreement in the form attached hereto as Exhibit D.
     “Spin-Off” means the distribution by RXi to its stockholders, on a share-for-share (i.e., 1:1) basis as a dividend, of a number of shares of Company Common Stock equal to the Target Float, as determined in accordance with Annex II attached hereto.
     “Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by Contractual Obligation or otherwise.
     “Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), gene sequences, assays, databases, computer software, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.
     Section 1.02 Certain Matters of Construction.
     (a) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     (b) Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the Sections or subsections of this Agreement and shall not affect the construction hereof.
     (c) Except as otherwise explicitly specified to the contrary herein, (i) the words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement and reference to a particular Section of this Agreement shall include all subsections thereof; (ii) references to an Article, Section, Exhibit, Annex or Schedule means an Article or Section of, or Exhibit, Annex or Schedule to, this Agreement, unless another agreement is specified; (iii) definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender; (iv) the word “including” means including without limitation; (v) any reference to “$” or “dollars” means United States dollars; and (vi) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rule or regulation, in each case as amended or otherwise modified from time to time.

     (d) Neither the listing nor description of any item, matter or document in any Schedule hereto nor the furnishing or availability for review of any document will be construed to modify, qualify or disclose an exception to any representation or warranty of any party made herein or in connection herewith, except to the extent that such representation or warranty specifically refers to such Schedule and such modification, qualification or exception is clearly described in such Schedule.
     (e) The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.
     (f) Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”).
     (g) Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
ARTICLE II
PURCHASE AND SALE OF PREFERRED SHARES; CLOSING.
     Section 2.01 Purchase and Sale of Preferred Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to the Investors, and the Investors shall purchase from the Company, Preferred Shares in the respective amounts set forth opposite such Investor’s name on Annex I hereto.
     Section 2.02 Purchase Price. The aggregate purchase price (the “Purchase Price”) of the Preferred Shares will be $9,500,000, payable as provided in Section 2.04.
     Section 2.03 The Closing. The purchase and sale of the Preferred Shares (the “Closing”) shall take place at 10:00 a.m. (Pacific Time) at the offices of Ropes & Gray LLP, 3 Embarcadero Center, San Francisco, California, two Business Days after the satisfaction or waiver of the closing conditions set forth in ARTICLES V and VI, or at such other time and place as may be agreed to by the parties hereto.
     Section 2.04 Closing Deliverables and Payments.
     (a) Pre-Closing Deliverables and Payments. Subject to the receipt by the Investors of certificates signed by the Secretaries of the Company and RXi certifying as to the satisfaction of the closing conditions set forth in ARTICLES V and VI, the Investors shall, one Business Day prior to Closing, deliver or cause to be delivered to the Company an aggregate amount in cash equal to the Purchase Price, less the sum of the principal amount of and the accrued interest under the Bridge Notes as of the Closing Date (the “Cash Portion of the Purchase Price”), which shall be paid by the Investors as set forth opposite each such Investor’s name on Annex I hereto by wire transfer of immediately available funds.
     (b) Investors’ Closing Deliverables and Payments. Upon the terms and subject to the conditions set forth in this Agreement, in addition to the Cash Portion of the Purchase Price, at the Closing, the Investors shall also tender to the Company for cancellation the Bridge Notes, which, upon cancellation, shall constitute the payment of a portion of the Purchase Price.
     (c) Company’s Closing Deliverables. Upon the terms and subject to the conditions set forth in this Agreement, the Company shall issue and deliver or cause to be delivered to the Investors at the Closing certificates representing the Preferred Shares, in the respective amounts set forth opposite the Investors’ names on Annex I hereto.
ARTICLE III
REPRESENTATIONS AND WARRANTIES.
     Section 3.01 Representations and Warranties of the Company and RXi. In order to induce the Investors to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company and RXi hereby represent and warrant (for RXi, as it pertains to both RXi and the Company, and for the Company, as it pertains to the Company alone) to the Investors as follows:
     (a) Organization, Good Standing and Power. Each of the Company and RXi is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and each of the Company and RXi has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted (and, in the case of RXi, had the requisite corporate power to own, lease and operate the RNAi Platform). The Company does not have any direct or indirect subsidiaries or own securities of any kind in any other entity. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.
     (b) Authorization; Enforcement. The Company and RXi have the requisite corporate power and authority to enter into and perform this Agreement and the Ancillary Agreements (collectively, the “Transaction Documents”) and to perform their respective obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and the performance of the Contemplated Transactions by the Company and RXi have been duly and validly authorized by all necessary corporate action and no further consent or authorization of the Company or RXi or their respective boards of directors or stockholders is required to consummate the Contemplated Transactions. When executed and delivered by the Company and RXi, each of the Transaction Documents shall constitute a valid and binding obligation of the Company, Enforceable against the Company and RXi, as applicable.

     (c) Capitalization. As of the Effective Date, the Company has authorized (i) 1,000 shares of common stock, par value $0.0001 per share (the “Company Common Stock”), of which 100 shares are issued and outstanding (such number of shares being referred to herein as the “Outstanding Common Stock”), and (ii) no shares of Preferred Stock. The Outstanding Common Stock is held solely of record and beneficially by RXi. The Outstanding Common Stock has been duly and validly authorized and, except as set forth in this Agreement or as set forth on Schedule 3.01(c) hereto, no shares of Company Common Stock or any other security of the Company are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as set forth in this Agreement or the other Transaction Documents or on Schedule 3.01(c) hereto, there are no equity plans, contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except as set forth herein, the Company is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities. Except as set forth in this Agreement or the other Transaction Documents or on Schedule 3.01(c), the Company is not a party to, and it has no Knowledge of, any agreement or understanding restricting the voting or transfer of any shares of the capital stock of the Company.
     (d) Issuance of Shares. The Preferred Shares to be issued at the Closing have been duly authorized by all necessary corporate action and, when paid for and issued in accordance with the terms hereof, such Preferred Shares shall be validly issued and outstanding, fully paid and non-assessable, free and clear of all liens, encumbrances and rights of refusal of any kind. The Conversion Shares (as defined below) have been duly authorized by all necessary corporate action and, when issued upon conversion of the Preferred Shares, such Conversion Shares shall be validly issued and outstanding, fully paid and non-assessable, free and clear of all Encumbrances. Each share of Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in the Certificate of Designations. The certificates to be used to evidence the Preferred Stock will comply in all material respects with all applicable legal requirements, the requirements of the Certificate of Incorporation and the Certificate of Designations (collectively, the “Certificate”) and the bylaws of the Company (the “Bylaws”).
     (e) No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the Contemplated Transactions, and the issuance of the Securities (as defined below) as contemplated hereby and thereby, do not and will not (i) violate or conflict with any provision of the Certificate or the Bylaws, each as amended to date; (ii) subject to obtaining the Required Approvals, conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract; (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected; or (iv) create or impose any Encumbrance of any nature on any property or asset of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its properties or assets are bound. The Company is not required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents.
     (f) Authorization of Certificate of Designations. The Certificate of Designations has been duly and validly authorized by the Company and, when filed by the Company with the Secretary of State of the State of Delaware, will be legally valid and effective and Enforceable against the Company.
     (g) No Material Adverse Changes. Since January 1, 2010, RXi has not experienced or suffered any Material Adverse Effect with respect to the RNAi Platform. Since formation, the Company has not experienced or suffered any Material Adverse Effect. Except for the execution and delivery of this Agreement and the other Transaction Documents, no event or circumstance has occurred or exists with respect to the RNAi Platform, which, under applicable law, rule or regulation, requires public disclosure or announcement by RXi but which has not been so publicly announced or disclosed.
     (h) Actions Pending. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or RXi that questions the validity of this Agreement or any of the other Contemplated Transactions or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto. Except as set forth on Schedule 3.01(h) hereto, there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the Knowledge of the Company, threatened against or involving RXi, the Company or any of its properties or assets, which individually or in the aggregate, would reasonably be expected, if adversely determined, to have a Material Adverse Effect. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against RXi or the Company or any officers or directors of RXi or the Company in their capacities as such, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     (i) Compliance with Law. The Company has been and is presently conducting the Business and, RXi has at all times conducted the Business, in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, including, without limitation, the FDCA and Environmental Laws, except such that, individually or in the aggregate, the noncompliance therewith could not reasonably be expected to have a Material Adverse Effect. The Company has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of the Business, as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     (j) Taxes. As of the Effective Date, the Company has no obligations, whether accrued, contingent or otherwise, for unpaid Taxes, other than corporate franchise taxes arising since the Company’s date of incorporation.
     (k) Certain Fees. Except as set forth on Schedule 3.01(k), neither the Company nor RXi has employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the Contemplated Transactions.
     (l) Contracts. Set forth on Schedule 3.01(l) is a complete and accurate list of all Contractual Obligations to which the Company is a party, or by which the Company is bound, whether written or oral (the “Contracts”). The Company has delivered to the Investors accurate and complete copies of all written Contacts, in each case, as amended or otherwise modified and in effect. The Company has delivered to the Investors a written summary setting forth all of the material terms and conditions of all oral Contracts. Each Contract is Enforceable against the Company and, to the Knowledge of the Company, each other party to such Contract, is in full force and effect, and subject to obtaining the Required Approvals, will continue to be so Enforceable and in full force and effect on substantially identical terms following the consummation of the Contemplated Transactions. Neither the Company nor, to the Company’s Knowledge, any other party to any Contract is in material breach or violation of, or default under, or has repudiated any material provision of, any Contract.
     (m) Employees. Set forth on Schedule 3.01(m) is a complete and accurate list of all Persons employed by the Company as of the Effective Date (each, a “Company Employee”), as well as the job title and current and historical compensation for each Company Employee over the past twelve (12) months, which includes, but is not limited to, salary, bonus, vacation, incentive compensation, equity compensation, severance compensation and any other material term to such Company Employee’s employment. No Company Employee has notified the Company or RXi of his or her intention to resign or retire and the Company knows of no such intention to resign or retire. Except as set forth on Schedule 3.01(m), the Company will not be obligated to maintain or contribute to any Employee Plan after the consummation of the Contemplated Transactions.
     (n) Absence of Certain Developments. Except as contemplated by this Agreement and the Advirna Amendment or as set forth on Schedule 3.01(n), since its formation, the Company has not:
     (i) issued any stock, bonds or other corporate securities or any right, options or warrants with respect thereto;
     (ii) incurred any Liability, other than future Liabilities arising under the Contracts after the Effective Date;
     (iii) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;

     (iv) sold, assigned or transferred any other tangible assets, or canceled any debts or claims;
     (v) sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights;
     (vi) suffered any material losses or waived any rights of material value, or suffered the loss of any material amount of prospective business;
     (vii) made any changes in employee compensation;
     (viii) made capital expenditures or commitments therefor;
     (ix) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;
     (x) experienced any material problems with labor or management in connection with the terms and conditions of their employment; or
     (xi) entered into an agreement, written or otherwise, to take any of the foregoing actions.
     (o) Governmental Approvals. Except as contemplated by this Agreement or the other Transaction Documents or as set forth on Schedule 3.01(o) hereto, no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the performance by the Company or RXi of their respective obligations under the Transaction Documents.
     (p) Insurance. The Company is, and will be through the Closing Date, covered by the insurance policies of RXi, which policies are in such amounts as management of the Company and RXi believe to be prudent and customary in the businesses in which the Company is engaged. The Company has not been refused any insurance coverage sought or applied for and the Company does not have any reason to believe that it will not be able to obtain insurance coverage from similar insurers as may be necessary to conduct the Business at a cost that would not have a Material Adverse Effect.
     (q) Related Party Transactions. Except for the matters disclosed on Schedule 3.01(q), neither the Company or RXi, nor any officer or director of the Company or RXi (or, to the Company’s or RXi’s Knowledge, any Family Member of any such Person) has any material interest in any material Asset owned by the Company or used in connection with the Business.
     (r) Financial Matters. The Financial Statements (including any notes thereto) (i) were prepared in accordance with the books and records of RXi; (ii) have been prepared in accordance with GAAP, consistently applied (subject, in the case of the Interim Financial Statements, to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse, and the absence of footnote disclosure that if presented, would not differ materially from those included in the Audited Financial Statements); and (iii) fairly present the consolidated financial position of RXi as of the respective dates thereof and the consolidated results of the operations of RXi and changes in financial position for the respective periods covered thereby.
     (s) Assets. The Company owns, or, in the case of property held under a lease, license or other Contractual Obligation, has an Enforceable interest in, or adequate rights to use, the RNAi Platform and all of its other properties, rights and assets, whether real or personal and whether tangible or intangible (collectively, the “Assets”). The schedules of the Contribution Agreement set forth a complete and accurate list of all assets, properties and rights of every type and description, whether real or personal, tangible or intangible, included in the Assets. None of the Assets is subject to any Encumbrance, other than a Permitted Encumbrance. The Assets comprise all of the non-cash assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or necessary for the conduct of the Business, as it has historically been conducted by RXi and as it will be conducted by the Company as of the Closing. All material tangible personal property included in the Assets (A) is, in all material respects, adequate and suitable for its present use(s); (B) is in satisfactory working order, operating condition and state of repair (ordinary wear and tear excepted); and (C) has been maintained in all material respects in accordance with normal industry practice. The unaudited opening balance sheet for the Company, as of the Effective Date, is attached hereto as Exhibit I, and sets forth the assets and liabilities of the Company as of such date, after giving effect to the transactions contemplated under the Contribution Agreement.
     (t) Intellectual Property.
     (i) Company IP. The Company owns or has adequate rights to use all Company Technology and all Company Intellectual Property Rights, to the Company’s Knowledge, without any conflict with, or infringement of, the Intellectual Property Rights of others. Except, with respect to the Technology and Intellectual Property Rights licensed to the Company under the Inbound IP Contracts (as defined below), to the extent provided in such Inbound IP Contracts, none of the Company Technology or Company Intellectual Property Rights is in the possession, custody, or control of any Person other than the Company. To the Company’s and RXi’s Knowledge, and except as set forth on Schedule 3.01(t), the Company Technology and Company Intellectual Property Rights included in the Assets comprise all of the material Intellectual Property Rights necessary to conduct the Business.
     (ii) Infringement. To the Knowledge of the Company and RXi, neither the Company nor RXi, through the operation of the Business or otherwise, (A) has interfered with, infringed upon, diluted, misappropriated, or violated any Intellectual Property Rights of any Person; (B) has received any charge, complaint, claim, demand, or notice alleging interference, infringement, dilution, misappropriation, or violation of the Intellectual Property Rights of any Person (including any invitation to license or request or demand to refrain from using any Intellectual Property Rights of any Person in connection with the conduct of the Business or the use of the Company Technology); or (C) has agreed to or has a Contractual Obligation to indemnify any Person for or against any interference, infringement, dilution, misappropriation, or violation with respect to any Intellectual Property Rights. To the Company’s Knowledge, no Person has interfered with, infringed upon, diluted, misappropriated, or violated any Company Intellectual Property Rights.
     (iii) Scheduled Intellectual Property Rights. Schedule 3.01(t)(iii) identifies all patents, patent applications, registered trademarks and copyrights, applications for trademark and copyright registrations, domain names, registered design rights, and other forms of registered Intellectual Property Rights and applications therefor, owned by or exclusively licensed to the Company (collectively, the “Company Registrations”). Schedule 3.01(t)(iii) also identifies each trade name, each unregistered trademark, service mark, or trade dress, and each unregistered copyright owned or exclusively licensed by the Company that, in each case, is material to the Business. For purposes of this Agreement, all items listed on Schedule 3.01(t)(iii) shall be called “Scheduled Intellectual Property Rights”. Schedule 3.01(t)(iii) specifically identifies those items of Scheduled Intellectual Property Rights that are exclusively or co-exclusively licensed to the Company, including the identification of the Contractual Obligation pursuant to which each such Intellectual Property Right is licensed. For each of the Company Registrations, Schedule 3.01(t)(iii) includes the following information: (A) for each patent and patent application, the title, patent number or application serial number, jurisdiction, filing date, date issued (if applicable), inventors, owner of record, and present status thereof; (B) for each registered trademark and trademark application, the mark, application serial number or registration number, jurisdiction, filing date, registration date (if applicable), class of goods or services covered, description of goods or services, owner of record, and present status thereof; (C) for each domain name, the registration date, any renewal date, owner of record, and name of the registrar; (D) for each copyright registration and copyright application, the title of the work, number and date of such registration or application, owner of record, and jurisdiction; and (E) any actions that must be taken within ninety (90) days after the Closing Date for the purposes of obtaining, maintaining, perfecting, preserving, or renewing any Company Registrations, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to office actions, documents, applications, or certificates. Each of the Company Registrations is valid, subsisting, and Enforceable.
     (iv) IP Contracts. Schedule 3.01(t)(iv) identifies under separate headings each Contractual Obligation, whether written or oral, (A) under which the Company uses or licenses a material item of Company Technology or any material Company Intellectual Property Rights that any Person besides the Company owns, in each case, other than off-the-shelf software with a cost of $1,000 or less (the “Inbound IP Contracts”); (B) under which the Company has granted any Person any right or interest in any material Company Intellectual Property Rights including any right to use any material item of Company Technology (the “Outbound IP Contracts”); and (C) that otherwise affects the Company’s use of or rights in the material Company Technology or any material Company Intellectual Property Rights (including settlement agreements and covenants not to sue) (such Contractual Obligations, together with the Inbound IP Contracts and

Outbound IP Contracts, the “IP Contracts”). Except as provided in the Inbound IP Contracts, or as otherwise disclosed on Schedule 3.01(t)(iv), the Company does not owe any royalties or other payments to any Person for the use of any Intellectual Property Rights or Technology. The Company has delivered to the Investors accurate and complete copies of each of the IP Contracts (or, where an IP Contract is an oral agreement, an accurate and complete written description of such IP Contract), in each case, as amended or otherwise modified and in effect.
     (v) Title to Company Technology and Company Intellectual Property Rights.
               (A) The Company owns or has adequate rights to use each material item of Company Technology and Company Intellectual Property Rights that is not licensed to the Company pursuant to an Inbound IP Contract identified on Schedule 3.01(t)(iv), free and clear of any Encumbrance other than a Permitted Encumbrance, and licenses granted in the Outbound IP Contracts identified on Schedule 3.01(t)(iv).
               (B) With respect to (i) each material item of Company Technology and Company Intellectual Property Rights that is not licensed to the Company pursuant to an Inbound IP Contract identified on Schedule 3.01(t)(v)(B) and (ii) to the Company’s Knowledge, all material Company Technology and Company Intellectual Property Rights licensed to the Company on an exclusive or co-exclusive basis, such item or right is not subject to any outstanding Government Order, and no Action (including any opposition, interference, or re-examination) is pending or, to the Company’s Knowledge, threatened, which challenges the legality, validity, enforceability, use, or ownership of such right or item.
     (vi) Confidentiality and Invention Assignments. The Company and RXi have maintained commercially reasonable practices to protect the confidentiality of the Company’s confidential information and trade secrets and have required all employees and other Persons with access to the Company’s confidential information to execute Enforceable Contractual Obligations requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Company or RXi, as applicable. All current and former employees and contractors of the Company and RXi who contributed to the Company Technology have executed Enforceable Contractual Obligations that assign to the Company or RXi, as applicable, all of such Person’s respective rights, including Intellectual Property Rights, relating to such product or service. RXi has assigned all such rights to the Company pursuant to the Contribution Agreement.
     (u) Suppliers. None of the Company’s suppliers has cancelled, terminated or otherwise materially altered (including any material increase in the prices charged or paid, as the case may be) or notified the Company of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material increase in the prices charged or paid as the case may be) its relationship with the Company. As of the date hereof, to the Company’s Knowledge, there is no reason to believe that there will be any material change in the relationships of the Company with such suppliers as a result of the Contemplated Transactions.

     (v) Debt; Guarantees. As of the Effective Date, the Company has no Liabilities in respect of Debt and the Company does not have any Liability in respect of a Guarantee of any Debt or other Liability of any other Person.
     (w) Disclosure.
     (i) Neither this Agreement, the Transaction Documents or the Schedules hereto or thereto, nor any other documents, certificates or instruments or portions thereof furnished to the Investors by or on behalf of the Company or RXi in connection with the Contemplated Transactions (but only to the extent that such documents, certificates or instruments were prepared by or on behalf of the Company or RXi and excluding any third-party information), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.
     (ii) To the Knowledge of RXi and the Company, no documents, certificates or instruments or portions thereof that were: (A) furnished to the Investors by or on behalf of the Company or RXi in connection with the Contemplated Transactions, and (B) prepared by any third party (other than on behalf of the Company or RXi, which materials are referenced above in Section 3.01(w)(i)), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.
     Section 3.02 Representations and Warranties of the Investors. Each of the Investors hereby represents and warrants to the Company and RXi, severally but not jointly, and with respect solely to itself and not with respect to any other Investor, as follows as of the Effective Date and as of the Closing Date:
     (a) Organization and Standing of the Investors. Such Investor is duly organized, validly existing and in good standing under the laws of the State of Delaware.
     (b) Authorization and Power. Each Investor has the requisite power and authority to enter into and perform the Transaction Documents and to purchase the Preferred Shares being sold to it hereunder. The execution and delivery of the Transaction Documents and the performance of the Contemplated Transactions by each Investor has been duly authorized. When executed and delivered by the Investors, the Transaction Documents shall constitute valid and binding obligations of each Investor Enforceable against such Investor.
     (c) Acquisition for Investment. Each Investor is purchasing the Preferred Shares solely for its own account and not with a view to or for sale in connection with distribution. Each Investor does not have a present intention to sell any of the Preferred Shares or the underlying Company Common Stock (the “Conversion Shares” and, with the Preferred Shares, the “Securities”), nor a present arrangement (whether or not legally binding) or intention to effect any distribution of any of the Securities to or through any person or entity; provided, however, that by making the representations herein, such Investor does not agree to hold the

Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with federal and state securities laws applicable to such disposition. Each Investor acknowledges that it (i) has such Knowledge and experience in financial and business matters such that Investor is capable of evaluating the merits and risks of Investor’s investment in the Company; (ii) is able to bear the financial risks associated with an investment in the Securities; and (iii) has been given full access to such records of the Company and to the officers of the Company as it has deemed necessary or appropriate to conduct its due diligence investigation.
     (d) General. Each Investor understands that the Securities are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein in order to determine the applicability of such exemptions and the suitability of such Investor to acquire the Securities. Each Investor understands that no United States federal or state agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the Preferred Shares.
     (e) No General Solicitation. Each Investor acknowledges that the Securities were not offered to such Investor by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Investor was invited by any of the foregoing means of communications. Each Investor, in making the decision to purchase the Preferred Shares, has relied upon independent investigation made by it and has not relied on any information or representations made by third parties.
     (f) Accredited Investor. Each Investor is an “accredited investor” (as defined in Rule 501 of Regulation D), and such Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities. Such Investor is not required to be registered as a broker-dealer under Section 15 of the Exchange Act or other Legal Requirement and such Investor is not a broker-dealer. Each Investor acknowledges that an investment in the Securities is speculative and involves a high degree of risk.
     (g) Certain Fees. The Investors have not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the Contemplated Transactions.
     (h) Independent Investment. No Investor has agreed to act with any other Investor for the purpose of acquiring, holding, voting or disposing of the Preferred Shares purchased hereunder for purposes of Section 13(d) under the Exchange Act, and each Investor is acting independently with respect to its investment in the Preferred Shares.

ARTICLE IV
COVENANTS OF THE PARTIES
     Section 4.01 Commercially Reasonable Efforts; Notices and Consents. Subject to the terms and conditions of this Agreement, from the Effective Date to the Closing, or the earlier termination of this Agreement pursuant to Article VIII, each of the parties hereto shall use its commercially reasonable efforts to take or cause to be taken all actions, to file or cause to be filed all documents, to give or cause to be given all notices to Governmental Authorities or other Persons, to obtain or cause to be obtained all authorizations, consents, waivers, approvals, permits or orders from Governmental Authorities or other Persons, and to do or cause to be done all other things necessary, proper or advisable, in order to consummate and make effective the Contemplated Transactions as soon as practicable following the Effective Date (including satisfaction, but not waiver, of the closing conditions set forth in Articles V and VI) and to allow the Business to be operated following the Closing in the same manner as it is operated prior to the Closing and in substantially the same manner as it has been operated prior to the Effective Date.
     Section 4.02 Operation of the Business.
     (a) Conduct of the Business Generally. From the Effective Date until the Closing, or the earlier termination of this Agreement in accordance with Article VIII, without the prior written consent of the Investors, the Company shall, and RXi shall cause the Company to:
     (i) conduct the Business only in the Ordinary Course of Business and in all material respects in accordance with all applicable Legal Requirements;
     (ii) use commercially reasonable efforts to maintain the value of the Business as a going concern;
     (iii) use commercially reasonable efforts to preserve intact its business organization and relationships with third parties (including licensors, suppliers, and employees); and
     (iv) consult with the Investors prior to taking any action material to the Business or entering into any transaction that may be of strategic importance or material to the Company.
     (b) Specific Prohibitions. Without limiting the generality or effect of Section 4.02(a), from the Effective Date until the Closing, or the earlier termination of this Agreement in accordance with Article VIII, without the prior written consent of the Investors, and except as specifically contemplated herein or in the other Transaction Documents or as set forth in Schedule 4.02(b), the Company shall not take any of the following actions:
     (i) amend its Organizational Documents, effect any split, combination, reclassification or similar action with respect to its capital stock or other Equity Interests or adopt or carry out any plan of complete or partial liquidation or dissolution;

     (ii) issue, sell, grant or otherwise dispose of any of its Equity Interests or other securities, or amend any term of any of its outstanding Equity Interests or other securities;
     (iii) (A) make any declaration or payment of, or set aside funds for, any dividend or other distribution with respect to any of its capital stock or other Equity Interests (other than to effect the Spin-Off) or (B) repurchase, redeem, or otherwise acquire or cancel any of its capital stock or other Equity Interests;
     (iv) become liable in respect of any Guarantee or incur, assume or otherwise become liable in respect of any Debt;
     (v) (A) merge or consolidate with any Person; (B) acquire any material assets, except for acquisitions of assets, equipment and raw materials in the Ordinary Course of Business; or (C) make any loan, advance or capital contribution to, acquire any Equity Interests in, or otherwise make any investment in, any Person;
     (vi) permit any of its material Assets to become subject to an Encumbrance (other than a Permitted Encumbrance) or sell, lease, license or otherwise dispose of any of its material Assets;
     (vii) increase any benefits under any Employee Plan or increase the Compensation payable or paid, whether conditionally or otherwise, to any employee, officer, director or consultant of the Company;
     (viii) make any material change in its methods of accounting or accounting practices (including with respect to reserves), payment or credit practices, fail to pay any creditor any material amount owed to such creditor when due or grant any extensions of credit other than in the Ordinary Course of Business;
     (ix) make, change or revoke any material Tax election; elect or change any method of accounting for Tax purposes; or enter into any Contractual Obligation in respect of Taxes with any Governmental Authority;
     (x) enter into or adopt any material Contractual Obligation or terminate, modify, renew or amend in any material respect (including by accelerating material rights or benefits under) any Contracts;
     (xi) license or otherwise dispose of the rights to use any material patent, trademark or other Intellectual Property Rights or disclose material trade secrets to a third party;
     (xii) use the proceeds under the Bridge Notes in a manner not in accordance with the Operating Budgets, or exceed any line-item expense under any Operating Budget by more than five percent (5%);
     (xiii) appoint or elect any officer or director of the Company;

     (xiv) enter into any Contractual Obligation to do any of the things referred to elsewhere in this Section 4.02(b); or
     (xv) take or omit to take any other action that would cause any of the representations and warranties in Article III to be untrue at, or as of any time prior to, the Closing Date.
     Section 4.03 Access to Premises and Information. From the Effective Date until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE VIII, the Company shall permit the Investors and their Representatives to have full access (at reasonable times and upon reasonable notice) to all Representatives of the Company and to all premises, properties (including for the purposes of environmental inspection), books, records (including Tax records), contracts, financial and operating data and other information and documents of, or pertaining to, the Company, the Assets or the Business, and to make copies of such books, records, contracts, data, information and documents as the Investors or their Representatives may reasonably request.
     Section 4.04 Notice of Developments. From the Effective Date until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE VIII, the Company and RXi shall promptly (and in any event prior to the Closing) notify the Investors in writing (with any such writing to include a written update to the Schedules, to the extent applicable) upon the Company or RXi becoming aware: (i) that any representation or warranty made by the Company or RXi in this Agreement was when made, or has subsequently become, untrue or inaccurate in any material respect; (ii) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or may reasonably be expected to cause any condition to the obligations of any party hereto to effect the Contemplated Transactions not to be satisfied; (iii) of the failure of the Company or RXi to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company or RXi pursuant to this Agreement or any Ancillary Agreement; (iv) of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions; (v) of any notice or other communication from any Governmental Authority in connection with the Contemplated Transactions; (vi) of the commencement or initiation or threat of commencement or initiation of any Action regarding the Contemplated Transactions or otherwise involving the Company, the Assets or the Business; (vii) of any material development in any pending Action regarding the Contemplated Transactions or otherwise involving the Company or the Business; or (viii) of any other material development affecting the Assets, Liabilities, Business, financial condition, operations or prospects of the Company. The delivery of any notice pursuant to this Section 4.04 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any Ancillary Agreement or otherwise limit or affect the rights of, or the remedies available to, the Investors. For the avoidance of doubt, the closing conditions set forth in Sections 5.01 and 5.02 and the indemnification provisions of ARTICLE IX shall be read without giving effect to any update to the Schedules or other written notices delivered pursuant to this Section 4.04.

     Section 4.05 Exclusivity. From the Effective Date until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE VIII, the Company and RXi shall not directly or indirectly: (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any Equity Interests in the Company or any merger, recapitalization, share exchange, sale of Assets (other than sales of inventory in the Ordinary Course of Business) or any similar transaction or any other alternative to the Contemplated Transactions (whether such alternative would be accomplished directly with the Company or indirectly through a transaction with RXi), or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. The Company and RXi shall notify the Investors immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).
     Section 4.06 Bridge Notes. Concurrent with the execution and delivery of this Agreement: (i) the Investors will purchase from the Company the Bridge Notes, with an aggregate principal balance of up to $1,500,000, in the respective amounts set forth on Annex I; (ii) the Company shall execute and deliver to the Investors the Security Agreement, in the form attached hereto as Exhibit D, and (iii) RXi shall execute and deliver the Guaranty and the Pledge Agreement, in the forms attached hereto as Exhibits E and I, respectively. On or before the Closing (as defined in the Subscription Agreement), RXi shall deliver to the Investors an opinion from TroyGould PC, counsel to the Company and RXi (or other counsel reasonably acceptable to the Investors), its opinion with respect to the Bridge Note and the Subscription Agreement to the effect set forth in Exhibit H-1 attached hereto.
     Section 4.07 Expenses.
     (a) Except as set forth herein, RXi shall bear all out-of-pocket fees and expenses incurred by RXi or the Company in connection with the negotiation and execution of the Transaction Documents and the consummation of the Contemplated Transactions, including, without limitation, all fees and expenses relating to the Exchange Act Registration and the Securities Act Registration; provided, however, that the Company, alone, will bear all stock exchange listing and quotation fees arising under the Spin-Off (if any).
     (b) Except as set forth herein, the Investors shall bear all out-of-pocket fees and expenses incurred by the Investors in connection with the negotiation and execution of the Transaction Documents and the consummation of the Contemplated Transactions.
     (c) Notwithstanding the foregoing, the Company will, within 30 days after the Closing, reimburse: (i) RXi for up to $250,000 of its out-of-pocket expenses incurred through the Closing, plus up to $50,000 of fees and expenses incurred by RXi in obtaining valuation or fairness opinions or other investment banking advice, if any, in connection with the negotiation, preparation or implementation of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions; and (ii) the Investors in the aggregate for up to $100,000 of their out-of-pocket expenses incurred through the Closing (collectively, the “Transaction Costs”); provided, further, that in the event that this Agreement is terminated pursuant to either Section 8.01(d) or 8.01(e), then, in addition to other rights and remedies of the terminating party(ies), the non-terminating party(ies) (i.e., the non-breaching party(ies)) shall pay or reimburse the terminating party(ies) for their respective Transaction Costs.
     Section 4.08 Confidentiality.
     (a) RXi acknowledges that the success of the Company after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by RXi, that the preservation of the confidentiality of such information by RXi is an essential premise of the bargain between RXi and the Investors, and that the Investors would be unwilling to enter into this Agreement in the absence of this Section 4.08(a). Accordingly, RXi hereby agrees with the Investors that RXi, its Affiliates and its and its Affiliate’s Representatives shall not, and that RXi shall cause its Affiliates and such Representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the Investors, disclose or use, any information involving or relating to the Business or the Company, except as required by applicable Legal Requirements; provided, that the information subject to this Section 4.08(a) will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); provided, further, that the provisions of this Section 4.08(a) will not prohibit any retention of copies of records or disclosure (A) required by any applicable Legal Requirement so long as reasonable prior notice is given to the Investors and the Company of such disclosure and a reasonable opportunity is afforded the Investors and the Company to contest the same or (B) made in connection with the enforcement of any right or remedy relating to the Transaction Documents. RXi agrees that it shall be responsible for any breach or violation of the provisions of this Section 4.08(a) by any of its Affiliates or its or its Affiliates’ Representatives. Notwithstanding the foregoing, each of the parties hereto and their respective Representatives may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Contemplated Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, all as contemplated by Treasury Regulation Section 1.6011-4(b)(3)(iii).
     (b) Certain Confidentiality Agreements. At or prior to the Closing, RXi shall assign to the Company any and all rights that RXi or any Affiliate thereof may have under any confidentiality agreement (or similar Contractual Obligation) relating to the Assets or the Business.
     Section 4.09 Publicity.
     (a) No public announcement or disclosure (including any general announcement to employees, customers or suppliers) will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of the Company and the Investors; provided, that the provisions of this Section 4.09 shall not prohibit (a) any disclosure required by any applicable Legal Requirements or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or any Ancillary Agreement or the Contemplated Transactions, provided, further, that in the event of any disclosure pursuant to the foregoing clause (a), the disclosing party shall provide the other parties with at least forty-eight (48) hours prior written notice of the proposed disclosure and provide the other parties with the opportunity to make changes to such disclosure, with the acceptance of such changes not to be unreasonably withheld.
     (b) Notwithstanding the foregoing, RXi shall, no later than 8:30 a.m. (Eastern Time) on the first Business Day following the Effective Date, issue a press release describing the material terms of the Contemplated Transactions (the “Press Release”) and file with the U.S. Securities and Exchange Commission a Current Report on Form 8-K describing the material terms of this Agreement, the Ancillary Agreements and the Contemplated Transactions, which Press Release and Form 8-K (collectively, the “Required Disclosure”) shall be subject to the Investors’ prior review and approval, which will not be unreasonably withheld.
     Section 4.10 Further Assurances.
     (a) From and after the Closing Date, upon the request of the Investors, RXi or the Company, each of the parties hereto shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.
     (b) Neither the Company nor RXi shall take any action that is designed or intended to have the effect of discouraging any licensor, supplier, or employee of the Company or other Person with whom the Company has a relationship from maintaining the same relationship with the Company after the Effective Date as it maintained prior to the Effective Date. RXi shall refer all customer inquiries relating to the Business to the Company.
     Section 4.11 Noncompetition and Non-solicitation. For a period of five (5) years from and after the Closing Date, RXi shall not, and shall not permit, cause or encourage any of their Affiliates to, engage directly or indirectly, as an owner, employee, consultant or otherwise, in all or any portion of the Business (or any business that is competitive with the Business) as it is conducted on the Effective Date or the Closing Date; provided, that no owner of less than two percent (2%) of the outstanding stock of any publicly-traded corporation will be deemed to be so engaged solely by reason thereof in the Business. For a period of five (5) years from and after the Closing Date, RXi shall not, and shall not permit, cause or encourage any of their Affiliates to, recruit, offer employment, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Person who is an employee of any of the Company to leave the employ of the Company. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4.11 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     Section 4.12 Filing of Registration Statement; Trading Market. As promptly as practicable after the Effective Date, the Company shall take such actions as may be necessary to: (a) cause the Company Common Stock to be registered as a class of securities under Section 12 of the Exchange Act, which actions shall include the filing of a registration statement on Form 10 or, if permitted, on Form 8-A (the “Exchange Act Registration”), and (b) list the Company Common Stock for trading or quotation, as the case may be, on any Trading Market (as defined in the Certificate of Designations).
     Section 4.13 Spin-Off; Target Float.
     (a) The Company and RXi shall take such actions as may be necessary or advisable to effect the Spin-Off immediately prior to the Closing, subject to the completion of the Exchange Act Registration and, if applicable, the Securities Act Registration (as defined below). The Spin-Off shall be effected in such a way so as to ensure that the Company Common Stock that is distributed to the RXi stockholders is not deemed “restricted stock” under the Securities Act. To the extent necessary to comply with the foregoing requirement, the Company shall, and RXi shall cause the Company to, file a Registration Statement on Form S-1 (or other form as applicable) to register the Spin-Off under the Securities Act (the “Securities Act Registration”).
     (b) Not later than thirty (30) days prior to the anticipated effective date of the Spin-Off, RXi shall fix a record date for the distribution of the Company Common Stock in the Spin-Off (the “Record Date”). Within two Business Days after the Record Date, RXi shall notify the Investors of the total number of shares of RXi’s common stock, $0.0001 par value per share (“RXi Common Stock”), issued and outstanding as of the Record Date (“Recorded Shares”), as well as the number of outstanding shares of preferred stock and shares issuable underlying outstanding options, warrants and other purchase rights where the holders thereof would be entitled to participate in the Spin-Off (the Recorded Shares, plus the total number of such shares potentially issuable being the “RXi Outstanding Shares”). Following the timely receipt of a report of the total RXi Outstanding Shares, the Investors shall, within five Business Days after the Record Date: (i) confirm with the Company the number of shares of Company Common Stock to be distributed to the RXi stockholders in the Spin-Off (the “Target Float”), calculated in accordance with Annex II, and (ii) notify the Company of the total number of shares of Company Common Stock to be authorized for issuance under the Certificate of Incorporation (the “Authorized Capital”). Following the Company’s receipt of such notice from the Investors, the Company and RXi shall take such actions as may be necessary to adjust the number of shares of Outstanding Common Stock, whether through a stock split, reverse stock split or otherwise, to achieve the Target Float, and shall implement such changes to the Certificate of Incorporation as may be directed by the Investors to the extent that such changes relate to stock splits and/or changes in the authorized number of shares of Company Common Stock.
     (c) For the avoidance of doubt, any adjustments made to the Outstanding Common Stock under Section 4.13(b), whether by stock split, reverse stock split or otherwise (the “Target Float Adjustments”), shall be similarly applied to the Retained Shares and the Advirna Shares, as well as the conversion price for the Preferred Stock so that appropriate adjustments are made in each case to provide that the Outstanding Common Stock will be held in the relative amounts set forth on Annex II (determined on an as-converted basis) immediately after the Closing.
     (d) The Company shall, prior to effectiveness of the Exchange Act Registration and, if applicable, the Securities Act Registration, implement the Target Float Adjustments and designate the Authorized Capital by filing the Certificate of Incorporation with the Delaware Secretary of State.
     Section 4.14 Board of Directors. Upon the earlier of the Closing or the Maturity Date (as defined in the Bridge Notes), the Company and RXi shall take such actions as are necessary to provide that the Board of Directors of the Company will consist of three members, who shall be Mark Ahn, Kevin Tang and Roderick Wong. Each of these directors shall also have tendered their conditional resignations, which will become effective with respect to all three initial directors upon the affirmative vote of two-thirds of the directors, upon the appointment of a new Board of Directors of the Company consisting solely of independent directors, as determined in accordance with NASDAQ Marketplace Rule 5605(a)(2); provided, however, that the Chief Executive Officer or other senior officer of the Company may serve as one of the members of the Board of Directors of the Company.
     Section 4.15 Corporate Name of the Company. Following the Effective Date, the Company and RXi shall take such actions as may be necessary to allow the Company to change its name on or before the Closing to “RXi Pharmaceuticals Corporation” and to thereafter use the stock trading symbol RXII, or any derivative thereof (e.g., RXII.OB or RXII.PK).
     Section 4.16 Corporate Name of RXi. Following the Effective Date, the Company and RXi shall take such actions as may be necessary to allow the Company to change its name on or before the Closing to “RXi Pharmaceuticals Corporation” and, as nearly concurrent to Closing as practicable, to cause RXi to cease using the stock trading symbol RXII, or any derivative thereof (e.g., RXII.OB or RXII.PK) and to allow the Company to thereafter commence the use of that stock trading symbol.
     Section 4.17 RXi Lock-Up. RXi agrees that, without the prior approval of the Board of Directors of the Company, it will not, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Retained Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Retained Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Company Common Stock or such other securities, in cash or otherwise.
     Section 4.18 Advirna Amendment. Concurrent with the execution of this Agreement, the Company shall enter into an amendment to that certain patent and technology assignment agreement by and between Advirna, LLC, a Colorado limited liability company (“Advirna”), and RXi, dated September 21, 2009 (“Advirna Agreement”), to be executed by Advirna and the

Company, which amendment shall be substantially in the form attached hereto as Exhibit F (such fully executed amendment, “Advirna Amendment”).
     Section 4.19 RXi Contribution to the Company. Within five (5) Business Days following the issuance of the Required Disclosure, RXi will contribute $1,500,000 to the Company, which shall be recorded as additional paid in capital (the “RXi Contribution”).
     Section 4.20 Subscription Agreement. Concurrently with the execution of this Agreement on the Effective Date, RXi and the Investors shall enter into a subscription agreement providing for the issuance and sale of $2,500,000 of common stock of RXi to the Investors, which agreement shall be in the form attached hereto as Exhibit G (the “Subscription Agreement”), and which offering and sale shall close on the fourth Business Day after the date on which the Required Disclosure is made.
ARTICLE V
CONDITIONS TO THE OBLIGATIONS OF THE INVESTORS AT THE CLOSING.
     The obligations of the Investors to consummate the Spin-Off and the other Contemplated Transactions to be consummated at the Closing are subject to the fulfillment, or, to the extent permitted by law, waiver by the Investors, of each of the following conditions:
     Section 5.01 Representations and Warranties. The representations and warranties of the Company and RXi contained in (a) this Agreement (i) that are not qualified by materiality, Material Adverse Effect, substantial compliance or a similar materiality qualifier will be true and correct in all material respects both when made and at the Closing with the same force and effect as if made as of the Closing Date, other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct in all material respects as of such specified date or time and (ii) that are qualified by materiality, Material Adverse Effect, substantial compliance or a similar materiality qualifier will be true and correct in all respects both when made and at the Closing with the same force and effect as if made as of the Closing Date, other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.
     Section 5.02 Performance; Default.
     (a) The Company and RXi will have performed and complied with in all material respects, with all agreements, obligations and covenants contained in the Transaction Documents, including those that are required to be performed or complied with by them at or prior to the Closing (which shall include, but not be limited to, the completion of the Spin-Off and the effectiveness of the Exchange Act Registration).
     (b) There shall not have been any Event of Default under the Bridge Notes, as such term is defined thereto.

     Section 5.03 Delivery of Shares. The Company will have delivered to each of the Investors a duly executed stock certificate or certificates evidencing all of the Preferred Shares to be issued to such Investor hereunder.
     Section 5.04 Filing of Certificate of Designation. The Certificate of Designations shall have been adopted and approved by the Company’s Board of Directors as required by applicable law (including without limitation the Delaware General Corporation Law), the Certificate and Bylaws and any agreements to which the Company is a party or is bound, and the Company shall have filed the Certificate of Designations with the Secretary of State of the State of Delaware who shall have accepted the Certificate of Designations for filing, and the Certificate of Designations shall be in full force and effect as of the Closing.
     Section 5.05 Qualification Under Blue Sky Laws. The Company will have obtained qualification of the Securities, including those required pursuant to the Spin-Off, under applicable Blue Sky laws.
     Section 5.06 Delivery of Closing Certificates. The Company and RXi shall have delivered to the Investors the following:
     (a) Secretary Certificate: Certificates, dated as of the Closing Date, signed by the Secretaries of the Company and RXi certifying as to (i) the resolutions adopted by the Boards of Directors of the Company and RXi in connection with the Transaction Documents and the Contemplated Transactions, and (ii) the satisfaction of the conditions set forth in Sections 5.01 and 5.02.
     (b) Good Standing Certificate. A certificate of good standing with respect to the Company issued by the State of Delaware, as of a recent date.
     Section 5.07 Absence of Litigation. No Action will be pending or threatened which seeks a Governmental Order, nor will there be any Governmental Order in effect, that would prevent consummation of any of the Contemplated Transactions, or that would result in any of the Contemplated Transactions being rescinded following consummation.
     Section 5.08 Legal Opinion. The Investors shall have received from TroyGould PC, counsel to the Company and RXi (or other counsel reasonably acceptable to the Investors), its opinion with respect to the Contemplated Transactions to the effect set forth in Exhibit H-2 attached hereto.
     Section 5.09 Consents. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, including the effectiveness of the Exchange Act Registration and, if applicable, the Securities Act Registration, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Investors, and no such authorization, consent or approval will have been revoked.

     Section 5.10 Proceedings and Documents. All corporate and other proceedings of RXi and the Company in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to the Investors and their counsel, and they will have received all such counterpart original and other copies of such documents as they may reasonably request.
     Section 5.11 No Material Adverse Change. Since the Effective Date, there will not have occurred or arisen any events, changes, facts, conditions or circumstances, nor will there exist any events, changes, facts, conditions or circumstances, which individually or in the aggregate have resulted in or would reasonably be expected to result in a Material Adverse Effect.
     Section 5.12 Completion of Contemplated Transactions. The following actions shall have been taken: (i) the Advirna Amendment shall have been fully executed and delivered by the parties thereto; (ii) the Spin-Off shall have been completed and conditions set forth in Section 4.13 shall have been satisfied; (iii) the RXi Contribution shall have been completed; and (iv) the transactions contemplated under the Subscription Agreement shall have been consummated.
     Section 5.13 Required Approvals. The Company shall have obtained all Required Approvals set forth on Schedule 1.01—Required Approvals.
ARTICLE VI
CONDITIONS TO THE COMPANY’S OBLIGATIONS AT THE CLOSING.
     The obligations of the Company to consummate the Spin-Off and the other Contemplated Transactions to be consummated at the Closing are subject to the fulfillment, or, to the extent permitted by law, waiver by the Company of each of the following conditions:
     Section 6.01 Representations and Warranties. The representations and warranties of the Investors contained in this Agreement (a) that are not qualified by materiality will be true and correct in all material respects both when made and at the Closing with the same force and effect as if made as of the Closing Date and (b) that are qualified by materiality will be true and correct in all respects both when made and as at the Closing with the same force and effect as if made as of the Closing Date, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct (or true and correct in all material respects, as applicable) as of such specified date or time.
     Section 6.02 Performance. The Investors will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in the Transaction Documents, including those that are required to be performed or complied with by the Investors at or prior to the Closing.
     Section 6.03 Payment of Purchase Price. Prior to Closing, the Investors will have paid the Cash Portion of the Purchase Price of the Preferred Shares.

     Section 6.04 Compliance Certificate. The Investors will have delivered to the Company a certificate dated as of the Closing Date and signed by duly authorized representatives of the Investors certifying as to the conditions set forth in Sections 6.01 and 6.02.
     Section 6.05 Qualifications. Any applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.
     Section 6.06 Absence of Litigation. No Action will be pending or threatened which seeks a Governmental Order, nor will there be any Governmental Order in effect, that would prevent consummation of any of the Contemplated Transactions, or that would result in any of the Contemplated Transactions being rescinded following consummation.
     Section 6.07 Consents. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, including the effectiveness of the Exchange Act Registration and, if applicable, the Securities Act Registration, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Investors, and no such authorization, consent or approval will have been revoked.
     Section 6.08 Proceedings and Documents. All necessary company, partnership and other proceedings of the Investors in connection with the Contemplated Transactions shall have been completed.
     Section 6.09 Ancillary Agreements. Each of the Ancillary Agreements to which the Investors are party will have been executed and delivered to the Company by each of the other parties thereto and the transactions contemplated by the Subscription Agreement shall have been consummated.
ARTICLE VII
REGISTRATION RIGHTS OF THE INVESTORS.
     Section 7.01 Mandatory Registration. The Company shall prepare and file as soon as practicable, but in no event later than thirty (30) days after the Closing Date (the “Filing Deadline”), a Registration Statement covering the resale of twenty percent (20%) of the Conversion Shares underlying the Preferred Shares outstanding immediately following the Closing (collectively, the “Registrable Securities”). The Company shall use its commercially reasonable efforts to have the Registration Statement declared effective by the Commission as soon as practicable, but in no event later than either (i) ninety (90) days after the Closing Date, or (ii) in the event that the Commission reviews the Registration Statement, one hundred twenty (120) days after the Closing Date (but in any event, no later than four Business Days from the Commission indicating that it has no further comments on the Registration Statement) (the “Effectiveness Deadline”). By 9:30 am (Eastern Time) on the second Business Day following the Effectiveness Deadline, the Company shall file with the Commission in accordance with

Rule 424 under the Securities Act the final prospectus to be used in connection with sales pursuant to such Registration Statement.
     Section 7.02 Legal Counsel. The Investors shall have the right to select one legal counsel to review and oversee any registration pursuant to this Section VII, which shall be Ropes & Gray LLP, or such other counsel (“Legal Counsel”) as thereafter designated by the Investors. The Company and Legal Counsel shall reasonably cooperate with each other in performing the Company’s obligations under this Section VII.
     Section 7.03 Effect of Failure to File and Obtain and Maintain Effectiveness of Registration Statement. If (a) a Registration Statement covering all of the Registrable Securities required to be covered thereby and required to be filed by the Company pursuant to this Agreement is (i) not filed with the Commission on or before the Filing Deadline (a “Filing Failure”) or (ii) not declared effective by the Commission on or before the Effectiveness Deadline (an “Effectiveness Failure”) or (b) on any day after the Effectiveness Deadline, sales of all of the Registrable Securities required to be included on such Registration Statement cannot be made pursuant to such Registration Statement (including, without limitation, because of a failure to keep such Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to such Registration Statement or to register a sufficient number of shares of common stock) or Rule 144 under the Act (a “Maintenance Failure”) then, as partial relief for the damages to any holder by reason of any such delay in or reduction of its ability to sell the underlying shares of common stock (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each holder of Registrable Securities relating to such Registration Statement an amount in cash equal to two percent (2.0%) of such holder’s pro rata interest in the Purchase Price, as reflected on Annex I, attributable to the portion of the Registrable Securities so affected by the Filing Failure or Maintenance Failure, as applicable, on each of the following dates: (i) the day of a Filing Failure and monthly thereafter (pro rated for partial months) until such Filing Failure is cured, with a maximum penalty of twelve months applied to such holder’s pro rata interest in the Purchase Price; (ii) the day of an Effectiveness Failure and monthly thereafter (pro rated for partial months) until such Effectiveness Failure is cured, with a maximum penalty of twelve months applied to such holder’s pro rata interest in the Purchase Price; and (iii) the initial day of a Maintenance Failure and monthly thereafter (pro rated for partial months) until such Maintenance Failure is cured, with a maximum penalty of twelve months applied to such holder’s pro rata interest in the Purchase Price. The payments to which a holder shall be entitled pursuant to this Section 7.03 are referred to herein as “Registration Delay Payments.” The first such Registration Delay Payment shall be paid within three (3) Business Days after the event or failure giving rise to such Registration Delay Payment occurred and all other Registration Delay Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Registration Delay Payments are incurred and (II) the third Business Day after the event or failure giving rise to the Registration Delay Payments is cured. In the event the Company fails to make Registration Delay Payments in a timely manner, such Registration Delay Payments shall bear interest at the rate of two percent (2.0%) per month (prorated for partial months) until paid in full. In addition, the Investors shall, among seeking other remedies, be entitled to seek injunctive relief compelling the Company to address the Filing Failure, Effectiveness Failure or the Maintenance

Failure. Notwithstanding the foregoing, no Registration Delay Payments shall accrue with regard to any portion of a Filing Failure or Maintenance Failure that occurs or continues after the first anniversary of Closing, provided that the Investors are then eligible to sell the Registrable Securities without limitation under Rule 144 under the Securities Act.
     Section 7.04 Related Obligations. At such time as the Company is obligated to file a Registration Statement with the Commission pursuant to ARTICLE VII, the Company will use its best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company shall have the following obligations:
     (a) The Company shall submit to the Commission, within two (2) Business Days after the Company learns that no review of a particular Registration Statement will be made by the staff of the Commission or that the staff has no further comments on a particular Registration Statement, as the case may be, a request for acceleration of effectiveness of such Registration Statement to a time and date not later than two (2) Business Days after the submission of such request. The Company shall keep each Registration Statement effective pursuant to Rule 415 at all times until the earlier of (i) the date as of which the Investors may sell all of the Registrable Securities covered by such Registration Statement without restriction pursuant to Rule 144 (or any successor thereto) promulgated under the Securities Act or (ii) the date on which the Investors shall have sold all of the Registrable Securities covered by such Registration Statement (the “Registration Period”). The Company shall ensure that each Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading.
     (b) The Company shall prepare and file with the Commission such amendments (including post-effective amendments) and supplements to a Registration Statement and the prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep such Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company covered by such Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 7.04(b)) by reason of the Company filing a report on Form 10-Q, Form 10-K or any analogous report under the Exchange Act, the Company shall have incorporated such report by reference into such Registration Statement, if applicable, or shall file such amendments or supplements with the Commission on the same day on which the Exchange Act report is filed which created the requirement for the Company to amend or supplement such Registration Statement.

     (c) The Company shall (i) permit Legal Counsel to review and comment upon (A) a Registration Statement at least five (5) Business Days prior to its filing with the Commission and (B) all amendments and supplements to all Registration Statements (except for Annual Reports on Form 10-K, and Quarterly Reports on Form 10-Q and any similar or successor reports) within a reasonable number of days prior to their filing with the Commission and (ii) not file any Registration Statement or amendment or supplement thereto in a form to which Legal Counsel reasonably objects. The Company shall not submit a request for acceleration of the effectiveness of a Registration Statement or any amendment or supplement thereto without the prior approval of Legal Counsel, which consent shall not be unreasonably withheld. The Company shall furnish to Legal Counsel, without charge, (i) copies of any correspondence from the Commission or the staff of the Commission to the Company or its representatives relating to any Registration Statement; (ii) promptly after the same is prepared and filed with the Commission, one copy of any Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, if requested by the Investors, and all exhibits; and (iii) upon the effectiveness of any Registration Statement, one copy of the prospectus included in such Registration Statement and all amendments and supplements thereto. The Company shall reasonably cooperate with Legal Counsel in performing the Company’s obligations pursuant to this ARTICLE VII.
     (d) The Company shall furnish to the Investors without charge, (i) promptly after the Registration Statement including such Investor’s Registrable Securities is prepared and filed with the Commission, at least one copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, if requested by the Investor, all exhibits and each preliminary prospectus; (ii) upon the effectiveness of any Registration Statement, ten (10) copies of the prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as the Investor may reasonably request); and (iii) such other documents, including copies of any preliminary or final prospectus, as the Investor may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities.
     (e) The Company shall use its best efforts to (i) register and qualify, unless an exemption from registration and qualification applies, the resale by the Investor of the Registrable Securities covered by a Registration Statement under such other securities or “blue sky” laws of all applicable jurisdictions in the United States; (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period; (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 7.06(e); (y) subject itself to general taxation in any such jurisdiction; or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify Legal Counsel and the Investors of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of notice of the initiation or threatening of any proceeding for such purpose.
     (f) The Company shall notify Legal Counsel and the Investors in writing of the happening of any event, as promptly as practicable after becoming aware of such event, as a result of which the prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, nonpublic information), and, promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission, and deliver ten (10) copies of such supplement or amendment to Legal Counsel and the Investors (or such other number of copies as Legal Counsel or the Investors may reasonably request). The Company shall also promptly notify Legal Counsel and the Investors in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to Legal Counsel and the Investors by facsimile on the same day of such effectiveness and by overnight mail); (ii) of any request by the Commission for amendments or supplements to a Registration Statement or related prospectus or related information; and (iii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate.
     (g) The Company shall use its best efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify Legal Counsel and the Investor who holds Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of notice of the initiation or threat of any proceeding for such purpose.
     (h) If a Investor is required under applicable securities law to be described in the Registration Statement as an underwriter, at the reasonable request of the Investor, the Company shall furnish to the Investor, on the date of the effectiveness of the Registration Statement and thereafter from time to time on such dates as the Investor may reasonably request (i) a letter, dated such date, from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Investor and (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of such Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, addressed to the Investor.
     (i) If an Investor is required under applicable securities law to be described in the Registration Statement as an underwriter, upon the written request of the Investor in connection with the Investor’s due diligence requirements, if any, the Company shall make available for inspection by (i) the Investor; (ii) Legal Counsel and (iii) one firm of accountants or other agents retained by the Investor (collectively, the “Inspectors”), all pertinent financial and other records, and pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably deemed necessary by each Inspector, and cause the Company’s officers, directors and employees to supply all information which any Inspector may reasonably request; provided, however, that each Inspector shall agree to hold in strict confidence and shall not make any disclosure (except to the Investor) or use of any Record or other information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (a) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in any Registration Statement or is otherwise required under the Securities Act; (b) the release of such Records is ordered pursuant to a final, non-appealable subpoena or order from a court or government body of competent jurisdiction; or (c) the information in such Records has been made generally available to the public other than by disclosure in violation of this or any other Transaction Document. The Investor agrees that it shall, upon learning that disclosure of such Records is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the Records deemed confidential. Nothing herein (or in any other confidentiality agreement between the Company and the Investor) shall be deemed to limit the Investor’s ability to sell Registrable Securities in a manner which is otherwise consistent with applicable laws and regulations.
     (j) The Company shall hold in confidence and not make any disclosure of information concerning the Investors provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws; (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement; (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction; or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. The Company agrees that it shall, upon learning that disclosure of such information concerning the Investors is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to the Investors and allow the Investors, at each Investor’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.
     (k) The Company shall use its best efforts to cause all of the Registrable Securities covered by a Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section 7.06(k).
     (l) The Company shall cooperate with the Investors and, to the extent applicable, facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as the Investors may reasonably request and registered in such names as the Investors may request.
     (m) If requested by an Investor, the Company shall (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as the Investor reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Registration Statement if reasonably requested by the Investor.
     (n) The Company shall use its best efforts to cause the Registrable Securities covered by a Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.
     (o) The Company shall otherwise use its best efforts to comply with all applicable rules and regulations of the Commission in connection with any registration hereunder.
     (p) Within two (2) Business Days after a Registration Statement which covers Registrable Securities is ordered effective by the Commission, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to the Investors) confirmation that such Registration Statement has been declared effective by the Commission.
     Section 7.05 Obligations of the Investors.
     (a) At least five (5) Business Days prior to the first anticipated filing date of a Registration Statement, the Company shall notify each Investor in writing of the information the Company requires from such Investor in order to have that Investor’s Registrable Securities included in such Registration Statement. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Investor that the Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the effectiveness of the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.
     (b) Each Investor, by its acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any Registration Statement hereunder, unless the Investor has notified the Company in writing of the Investor’s election to exclude all of the Investor’s Registrable Securities from such Registration Statement.

     (c) Each Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 7.04(g) or the first sentence of Section 7.04(f), the Investor will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until the Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 7.04(g) or the first sentence of Section 7.04(f) or receipt of notice that no supplement or amendment is required. Notwithstanding anything to the contrary, the Company shall cause its transfer agent to deliver unlegended shares of common stock to a transferee of the Investor in accordance with the terms of this Agreement in connection with any sale of Registrable Securities with respect to which the Investor has entered into a contract for sale prior to the Investor’s receipt of a notice from the Company of the happening of any event of the kind described in Section 7.04(g) or the first sentence of Section 7.04(f) and for which the Investor has not yet settled.
     (d) Each Investor covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it or an exemption therefrom in connection with sales of Registrable Securities pursuant to the Registration Statement.
     Section 7.06 Expenses of Registration. All expenses incurred in connection with registrations, filings or qualifications pursuant to this Article VII will be borne by the respective parties.
     Section 7.07 Reports under the Exchange Act. With a view to making available to the Investors the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may at any time permit the Investors to sell securities of the Company to the public without registration (“Rule 144”), the Company agrees to:
     (a) make and keep public information available, as those terms are understood and defined in Rule 144;
     (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and
     (c) furnish to the Investors so long as any Investor owns Registrable Securities, promptly upon request, (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act; (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested to permit the Investors to sell such securities pursuant to Rule 144 without registration.
     Section 7.08 Piggyback Rights. Whenever the Company proposes to register any of its common stock or securities convertible into common stock, whether or not for its own account, provided such offering shall be underwritten or placed by a placement agent, the Company will give prompt written notice to the Investors of its intention to effect such a registration (but in no event less than fifteen (15) Business Days prior to the anticipated filing date) and will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) Business Days after the date of the Company’s notice (a “Piggyback Registration”). Any Investor may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth Business Day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 7.08 prior to the effectiveness of such registration, whether or not the Investor has elected to include Registrable Securities in such registration. If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), provided, without the consent of the Investor, such number so included shall equal at least thirty percent (30%) of such Investor’s Registrable Securities.
     Section 7.09 Assignment of Registration Rights. The rights under this Article VII shall be automatically assignable by an Investor to any transferee of all or any portion of the Investor’s Registrable Securities if: (i) the Investor agrees in writing with the transferee or assignee to assign such rights and a copy of such agreement is furnished to the Company within a reasonable time after such assignment; (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee and (b) the securities with respect to which such registration rights are being transferred or assigned; (iii) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the Securities Act or applicable state securities laws; (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein; and (v) such transfer shall have been made in accordance with the applicable requirements of this Agreement.
     Section 7.10 Preemptive Rights of RXi. For any offering and sale of Company securities that are sold in a capital raising transaction within one year following the Closing (each, a “Subsequent Offering”), RXi will be entitled to preemptive rights to participate (to the extent permitted under the Securities Act) in each Subsequent Offering (“Preemptive Right”). Pursuant to this Preemptive Right, RXi shall be entitled to purchase a portion of the securities offered in each Subsequent Offering equal to RXi’s percentage ownership of the Common Stock of the Company, determined on an as-converted, fully diluted basis, immediately prior to the consummation of such Subsequent Offering. Prior to execution of definitive offering documents for any such Subsequent Offering, RXi shall be provided with the details of such Subsequent Offering, including the security being offered, the offering price and material terms and conditions of the offering. RXi shall then have ten (10) days following receipt of such notice to elect to participate in such Subsequent Offering. For the avoidance of doubt, the offering and sale of Company securities in a transaction, the principal purpose of which is not to raise capital (e.g., exercise of employee stock options, issuance of shares in a merger or acquisition or issuance of shares to a strategic partner) shall not be deemed a “Subsequent Offering” for purposes of this Section 7.10.
     Section 7.11 Indemnification.
     (a) Company Indemnification. The Company will indemnify each Investor who holds Registrable Securities (if Registrable Securities held by such Investor are included in the securities as to which such registration is being effected), each of its officers and directors, partners, members and each person controlling such Investor within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such Registration Statement, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or (ii) any violation by the Company of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to the Company in connection with any such registration, and in each case, the Company will reimburse each such Investor, each of its officers and directors, partners, members and each person controlling such Investor, for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on (X) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Investor or controlling person, and stated to be specifically for use therein, (Y) the use by an Investor of an outdated or defective prospectus after the Company has notified such Investor in writing that the prospectus is outdated or defective or (Z) an Investor’s (or any other indemnified person’s) failure to send or give a copy of the prospectus or supplement (as then amended or supplemented), if required, pursuant to Rule 172 under the Securities Act (or any successor rule) to the Persons asserting an untrue statement or alleged untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such person if such statement or omission was corrected in such prospectus or supplement; provided, further, that the indemnity agreement contained in this Section 7.11(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).
     (b) Investor Indemnification. Each Investor holding Registrable Securities will, if Registrable Securities held by such Investor are included in the securities as to which such registration is being effected, severally and not jointly, indemnify the Company, each of its directors and officers, other holders of the Company’s securities covered by such Registration Statement, each person who controls the Company within the meaning of Section 15 of the Securities Act, and each such holder, each of its officers and directors and each person controlling such holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, and only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Investor and stated to be specifically for use therein or (ii) any violation by such Investor of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to such Investor, and in each case, such Investor will reimburse the Company, each other holder, and directors, officers, persons, underwriters or control persons of the Company and the other holders for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that the indemnity agreement contained in this Section 7.11(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such indemnifying Investor (which consent shall not be unreasonably withheld or delayed). The liability of any Investor for indemnification under this Section 7.11(b) in its capacity as a seller of Registrable Securities shall not exceed the amount of net proceeds to such Investor of the securities sold in any such registration.
     (c) Notice and Procedure. Each party entitled to indemnification under this Section 7.11 (the “Indemnified Party”) shall give written notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual Knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or there are separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party (whose consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

     (d) Contribution. If the indemnification provided for in this Section 7.11 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, claims, damages or liabilities referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the untrue statement or omission that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, Knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by an Investor hereunder exceed the proceeds from the offering received by such Investor. The amount paid or payable by a party as a result of any loss, claim, damage or liability shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 7.11 was available to such party in accordance with its terms.
     (e) Survival. The obligations of the Company and the Investors under this Section 7.11 shall survive completion of any offering of Registrable Securities in a Registration Statement and the termination of this Agreement. The indemnity and contribution agreements contained in this Section 7.11 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties and are not in diminution or limitation of other remedies or causes of action that the parties may have under the Transaction Documents.
ARTICLE VIII
TERMINATION
     Section 8.01 Termination of Agreement. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:
     (a) by mutual written consent of the Company and the Investors;
     (b) by either the Company or the Investors if a final non-appealable Governmental Order permanently enjoining or otherwise prohibiting the Contemplated Transactions has been issued by a Governmental Authority of competent jurisdiction;
     (c) by either the Company or the Investors if the Closing has not occurred on or before 5:00 p.m., Eastern Standard Time, on February 20, 2012, which date may be extended from time to time by mutual written consent of the Company and the Investors (such date, as so extended from time to time, the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to the

Investors if the failure of the Investors to fulfill or breach by the Investors of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and shall not be available to the Company if the failure of the Company to fulfill or breach by the Company of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and time; provided, further, that if the Closing fails to occur by reason of a breach by one party, the non-breaching party shall be entitled to recover its Transaction Costs, as well as recover any damages available under this Agreement, and the parties acknowledge and agree that the damages that may be eligible for recovery by the Company and RXi in the event of a termination for breach by the Investors shall include amounts incurred or expended by RXi and the Company on the development and maintenance of the RNAi Platform after August 15, 2011 and through the Termination Date;
     (d) by the Company if the Investors are in breach of this Agreement and such breach cannot be cured or, if curable, shall continue unremedied for a period of ten (10) days after the Investors have received written notice from the Company of the occurrence of such failure (provided that in no event shall such ten (10) day period extend beyond the Termination Date); or
     (e) by the Investors if the Company is in breach of this Agreement and such breach cannot be cured or, if curable, shall continue unremedied for a period of ten (10) days after the Company has received written notice from the Investors of the occurrence of such failure (provided that in no event shall such ten (10) day period extend beyond the Termination Date).
Any party desiring to terminate this Agreement shall give written notice of such termination to the other parties.
     Section 8.02 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 8.01, this Agreement (other than the provisions of this Article VIII and Section 4.07 (Expenses), Section 4.08 (Confidentiality), Section 4.09 (Publicity), Section 10.07 (Governing Law), Section 10.08 (Jurisdiction; Venue; Service of Process) and Section 10.11 (Waiver of Jury Trial), which shall survive such termination) shall then be null and void and have no further force and effect and all other rights and liabilities of the parties hereunder will terminate without any liability of any party to any other party, except for liabilities arising in respect of material breaches under this Agreement by any party prior to such termination.
ARTICLE IX
INDEMNIFICATION.
     Section 9.01 General Indemnity. Subject to Section 9.03, each of the Company and RXi agrees to indemnify and hold harmless the Investors (and their respective directors, officers, affiliates, members, managers, employees, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by the Investors as a result of claims brought by third parties arising out of or relating to any breach of the representations, warranties or covenants made in the Transaction Documents by the Company or RXi, respectively.
     Section 9.02 Indemnification Procedure. Any party entitled to indemnification under Section 9.01 (an “SPA Indemnified Party”) will give written notice to the indemnifying party of any matter giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under Section 9.01 except to the extent, and then only to the extent, that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action, proceeding or claim is brought against an SPA Indemnified Party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnifying party a conflict of interest between it and the SPA Indemnified Party exists with respect to such action, proceeding or claim (in which case the indemnifying party shall be responsible for the reasonable fees and expenses of one separate counsel for the indemnified parties), to assume the defense thereof with counsel reasonably satisfactory to the SPA Indemnified Party. In the event that the indemnifying party advises an SPA Indemnified Party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice (the “Defense Period”) to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the SPA Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the SPA Indemnified Party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding, only to the extent incurred after the expiration of the Defense Period, shall be losses subject to indemnification hereunder. The SPA Indemnified Party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the SPA Indemnified Party which relates to such action or claim. The SPA Indemnifying Party shall keep the SPA Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the SPA Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this ARTICLE IX to the contrary, the indemnifying party shall not, without the SPA Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the SPA Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the SPA Indemnified Party of a release from all liability in respect of such claim. The indemnification obligations to defend the SPA Indemnified Party required by this ARTICLE IX shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the SPA Indemnified Party shall refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar rights of the SPA Indemnified Party against the indemnifying party or others, including for breach of contract, fraud or otherwise and (ii) any liabilities that the indemnifying party may be subject to pursuant to the law.
     Section 9.03 Survival. The representations and warranties contained in this Agreement shall survive the Closing, except that all such representations and warranties shall expire on the date twenty-four (24) months after the Closing Date, except with respect to and to the extent of any claims of which written notice specifying in reasonable detail, the nature and amount of the claims, has been given prior to such expiration.
ARTICLE X
MISCELLANEOUS
     Section 10.01 Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or (if a facsimile number is provided below) sent by facsimile (subject to electronic confirmation of good facsimile transmission). Any such notice, request, demand, claim or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally; (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service; (c) the day of sending, if sent by facsimile prior to 5:00 p.m. (Eastern time) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day; or (d) five Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or, if applicable, facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:
If to RXi or the Company (prior to the Closing), to:
Galena Biopharma, Inc.
310 N. State Street, Suite 708
Lake Oswego, Oregon 07034
Facsimile number: (503) 400 — 6611
Attention: Mark J. Ahn
with a copy (which shall not constitute notice) to:
TroyGould PC
1801 Century Park East, 16th Floor
Los Angeles, California 90067
Facsimile number: 310-201-4746
Attention: Attention: Dale E. Short, Esq.

If to the Investors, to:
Tang Capital Partners, LP
4401 Eastgate Mall
San Diego, CA 92121
Facsimile number: (858) 200-3837
Attention: Kevin Tang
and
RTW Investments, LLC
1350 Avenue of the Americas, Suite 2801
New York, NY 10019
Facsimile number: (646) 597-6998
Attention: Roderick Wong
with a copy (which shall not constitute notice) to:
Ropes & Gray LLP
3 Embarcadero Center
San Francisco, CA 94111
Facsimile number: (415) 315-6026
Attention: Ryan A. Murr, Esq.
Each of the parties to this Agreement may specify a different address or addresses or facsimile number or facsimile numbers by giving notice in accordance with this Section 10.01 to each of the other parties hereto.
     Section 10.02 Succession and Assignment; No Third-Party Beneficiaries. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties, and any attempt to do so will be null and void ab initio; provided, that (a) either of the Investors may assign this Agreement and any or all of its rights and interests hereunder to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as such Investor is not relieved of any liability or obligations hereunder, and (b) either of the Investors may assign this Agreement and any or all of its rights and interest hereunder to any purchaser of all or substantially all its assets or designate such purchaser to perform its obligations hereunder; and provided further, that RXi may assign this Agreement and any or all of its rights and interest hereunder to any purchaser of all or substantially all its assets, provided that the assignee delivers to the Investors an undertaking agreeing in writing to assume

RXi’s obligations under this Agreement and the Ancillary Agreements. Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. For the avoidance of doubt, it is hereby acknowledged and agreed by the parties hereto that an SPA Indemnified Party that is not party hereto is intended to be an express third party beneficiary of this Agreement.
     Section 10.03 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, the Company and the Investors, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.
     Section 10.04 Entire Agreement. This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein and therein.
     Section 10.05 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (e.g., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.
     Section 10.06 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

     Section 10.07 Governing Law. This Agreement, the rights of the parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the domestic substantive laws of the State of California, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
     Section 10.08 Jurisdiction; Venue; Service of Process.
     (a) Jurisdiction. Each of the parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California, or if such Action may not be brought in federal court, then the Superior Court of the State of California for the purpose of any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions; (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court; and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
     (b) Venue. Each of the parties to this Agreement agrees that for any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, such party shall bring such Action only in a court of competent jurisdiction located in the City and County of San Francisco, California. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.
     (c) Service of Process. Each of the parties to this Agreement hereby (i) consents to service of process in any Action among any of the parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions in any manner permitted by California law; (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.01, will constitute good and valid service of process in any such Action; and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

     Section 10.09 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting a bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.
     Section 10.10 Independent Nature of Investors. The Company and RXi acknowledge that the obligations of each Investor under the Transaction Documents are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under the Transaction Documents. The Company acknowledges that the decision of each Investor to purchase Preferred Shares pursuant to this Agreement has been made by such Investor independently of any other purchase and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company which may have made or given by any other Investor or by any agent or employee of any other Investor, and no Investor or any of its agents or employees shall have any liability to any Investor (or any other person) relating to or arising from any such information, materials, statements or opinions. The Company and RXi acknowledge that nothing contained herein, or in any of the Contemplated Transactions, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Contemplated Transactions. The Company acknowledges that it has elected to provide all Investors with the same terms and conditions for the convenience of the Company and not because it was required or requested to do so by the Investors. The Company acknowledges that such procedure with respect to any of the Contemplated Transactions in no way creates a presumption that the Investors are in any way acting in concert or as a group with respect to any of the Contemplated Transactions. The Company acknowledges that each Investor shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Contemplated Transactions, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.
     Section 10.11 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED

TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

EXECUTION VERSION
     IN WITNESS WHEREOF, each of the undersigned has executed this Securities Purchase Agreement as of the date first above written.

THE COMPANY:	RNCS, INC.
	By:	/s/ Mark J. Ahn
		Name:	Mark J. Ahn, Ph.D.
		Title:	President and CFO

RXI:	RXI PHARMACEUTICALS CORPORATION
	By:	/s/ Mark J. Ahn
		Name:	Mark J. Ahn, Ph.D.
		Title:	President and CEO

TANG:	TANG CAPITAL PARTNERS, LP
	By:	/s/ Kevin Tang
		Name:	Kevin Tang
		Title:	Managing Director

RTW:	RTW INVESTMENTS, LLC
	By:	/s/ Roderick Wong
		Name:	Roderick Wong
		Title:	Managing Member

Exhibit Index

Exhibit A	Pledge, Assignment and Security Agreement
Exhibit B	Bridge Notes
Exhibit C	Certificate of Designations
Exhibit D	Security Agreement
Exhibit E	General Continuing Guaranty
Exhibit F	Advirna Amendment
Exhibit G	Subscription Agreement
Exhibit H-1	Legal Opinion
Exhibit H-2	Legal Opinion
Exhibit I	Opening Balance Sheet
Schedule Index

Schedule 1.01	Required Approvals
Schedule 3.01(c)	Capitalization
Schedule 3.01(h)	Actions Pending
Schedule 3.01(k)	Certain Fees
Schedule 3.01(l)	Contracts
Schedule 3.01(m)	Employees
Schedule 3.01(n)	Absence of Certain Developments
Schedule 3.01(o)	Governmental Approvals
Schedule 3.01(q)	Related Party Transactions
Schedule 3.01(t)(iii)	Scheduled Intellectual Property Rights
Schedule 3.01(t)(iv)	IP Contracts
The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

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Annex I

	Preferred Stock Purchased		Bridge Loan Amounts
Investor Name	Dollars	No. of Shares	Tranche 1	Tranche 2	Tranche 3
Tang	$9,000,000		$473,684.21	$473,684.21	$473,684.21
RTW	$500,000		$26,315.79	$26,315.79	$26,315.79

Annex II
Distribution of Shares as of Closing*
The following calculations set forth, among other things, the number of shares of common stock of the Company that will be distributed to the holders of RXi Common Stock on the Record Date, based (1) on a one-for-one distribution with respect to each share RXi Common Stock and (2) the distribution by RXi of two-thirds of the total shares of common stock of the Company held by RXi immediately prior to the Spin-Off.

Determination of Target Float	A = B

Determination of Retained Shares	C = (B ÷ 0.08) * 0.04

Determination of Advirna Shares	D = (B ÷ 0.08) * 0.05

Determination of Conversion Shares	E = (B ÷ 0.08) * 0.83

Series A Preferred Conversion Rate	F = E ÷ G
*      All figures calculated and reflected on an as-converted basis

Definitions:	A = Target Float
B = Recorded Shares
C = Retained Shares
D = Advirna Shares
E = Conversion Shares
F = Series A Preferred Conversion Rate
G = Total Shares Series A Preferred Issued and Outstanding at Closing

EXHIBIT A
FORM OF PLEDGE, ASSIGNMENT AND SECURITY AGREEMENT
     THIS PLEDGE, ASSIGNMENT AND SECURITY AGREEMENT (this “Agreement”) is made as of September ___, 2011 (the “Initial Funding Date”), by RXi Pharmaceuticals Corporation, a Delaware corporation (the “Pledgor”), and Tang Capital Partners, LP, in its capacity as representative of the Purchasers (in such capacity, together with its successors and assigns, if any, in such capacity, “Agent”).
RECITALS
     A. The term “Company” as used herein shall mean RNCS, Inc., a Delaware corporation.
     B. Pursuant to that certain Securities Purchase Agreement, dated as of September ___, 2011 (the “Securities Purchase Agreement”) by and among Pledgor, the Company, and Tang Capital Partners, LP and RTW Investments, LLC, each as a Purchaser (collectively, the “Purchasers” and individually, a “Purchaser”), Company has agreed to issue to the Purchasers, and the Purchasers have agreed to purchase from Debtor, the Bridge Notes. In connection with the issuance of Bridge Notes, Company has granted to Agent, as representative of the Purchasers, a security interest in and liens upon substantially all of its property. This Agreement, the Bridge Notes, the Security Agreement and all of the other documents evidencing or securing the Bridge Notes, as the same may be amended, modified, increased, renewed or restated from time to time, are herein referred to collectively as the “Note Documents.” All capitalized terms used herein (including in the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Security Agreement.
     C. Pledgor has agreed to guaranty all of the Guarantied Obligations (as defined in the Guaranty Agreement) pursuant to the General Continuing Guaranty dated as of September ___, 2011 (the “Guaranty Agreement”) and to grant to Agent, as representative of the Purchasers, a security interest in and lien upon all of its Ownership Interests in Company.
     D. This Agreement is integral to the transactions contemplated by the Securities Purchase Agreement and the Bridge Notes, and the execution and delivery hereof are conditions precedent to the willingness of Purchasers to purchase and extend credit under the Bridge Notes.
     E. The Pledgor is the sole shareholder and the direct parent of Company and, as such, will derive substantial benefit by reason of the Purchasers purchasing and extending credit under the Bridge Note.
AGREEMENT
     NOW, THEREFORE, to induce the Purchasers to purchase the Bridge Notes, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgor and Agent hereby incorporate by reference the foregoing Recitals and hereby covenant and agree as follows:

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     1. Grant of Assignment and Security Interest. Pledgor hereby pledges, assigns and grants to Agent, for its benefit and the benefit of the Purchasers, as security for the Secured Obligations, a continuing first priority security interest in the following property of Pledgor (collectively, the “Collateral”), whether now existing or hereafter created or arising:
          (a) all of the stock, shares, member interests, partnership interests and other equity ownership interests in Company now or hereafter held by Pledgor (collectively, the “Ownership Interests”) and all of the Pledgor’s rights to participate in the management of Company, all rights, privileges, authority and powers of the Pledgor as owner or holder of its Ownership Interests in Company, including, without limitation, all contract rights, general intangibles, accounts and payment intangibles related thereto, all options and warrants of the Pledgor for the purchase of any Ownership Interest in Company, all documents and certificates representing or evidencing the Pledgor’s Ownership Interests in Company, and any other right, title, interest, privilege, authority and power of the Pledgor in or relating to Company by virtue of the Ownership Interests, all whether existing or hereafter arising, and whether arising under any operating agreement, bylaws, certificate of formation, articles of organization or other organization or governing documents of Company (as the same may be amended, modified or restated from time to time) or otherwise, or at law or in equity and all books and records of the Pledgor pertaining to any of the foregoing and all options, warrants, distributions, investment property, cash, instruments and other rights and options from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such interests;
          (b) all rights to receive cash distributions, profits, losses and capital distributions (including, but not limited to, distributions in kind and liquidating dividends) and any other rights and property interests in respect of the Ownership Interests;
          (c) all other securities, instruments or property (including cash) paid or distributed in respect of or in exchange for the Ownership Interests, whether or not as part of or by way of spin-off, merger, consolidation, dissolution, reclassification, combination or exchange of stock (or other ownership interests), asset sales, or similar rearrangement or reorganization or otherwise; and
          (d) all proceeds (both cash and non-cash) of the foregoing, whether now or hereafter arising under the foregoing.
     2. Registration of Pledge in Books of Company; Application of Proceeds. Pledgor hereby authorizes and directs Company to register Pledgor’s pledge to Agent of the Collateral on the books of Company and, following written notice to do so by Agent after the occurrence and during the continuation of an “Event of Default” (as hereinafter defined) under this Agreement, to make direct payment to Agent of any amounts due or to become due to Pledgor with respect to the Collateral. Any moneys received by Agent shall be applied to the Secured Obligations in such order and manner as decided by the Agent.
     3. Rights of Pledgor in the Collateral. Until the occurrence and during the continuation of any Event of Default occurs under this Agreement, Pledgor shall be entitled to exercise all voting rights and to receive all dividends and other distributions that may be paid on any Collateral and that are not otherwise prohibited by the Note Documents. Any cash dividend

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or distribution payable in respect of the Collateral that is, in whole or in part, made in violation of this Agreement or the Note Documents shall be received by Pledgor in trust for Agent, shall be paid immediately to Agent and shall be retained by Agent as part of the Collateral. Upon the occurrence and during the continuation of an Event of Default, the Pledgor shall, at the written direction of the Agent, immediately send a written notice to Company instructing Company, and shall cause Company, to remit all cash and other distributions payable with respect to the Ownership Interests (until such time as Agent notifies Pledgor that such Event of Default has ceased to exist) directly to the Agent. Nothing contained in this paragraph shall be deemed to permit the payment of any sum or the making of any distribution which is prohibited by any of the Note Documents, if any.
     4. Representations and Warranties of Pledgor. Pledgor hereby warrants to Agent and Purchasers as follows:
          (a) As of the Initial Funding Date, Schedule I and Schedule II are true, correct and complete in all respects;
          (b) All of the Ownership Interests held by the Pledgor (the “Pledged Interests”) are in certificated form;
          (c) The Pledged Interests constitute one hundred percent (100%) of all the issued and outstanding Ownership Interests of Company;
          (d) As of the Initial Funding Date, the Pledged Interests listed on Schedule I are the only Ownership Interests of Company in which Pledgor has any rights;
          (e) Pledgor has good and marketable title to the Collateral. Pledgor is the sole owner of all of the Collateral, free and clear of all security interests, pledges, voting trusts, agreements, liens, claims and encumbrances whatsoever, other than the security interests, assignments and liens granted under this Agreement;
          (f) Other than the security interests, assignments and liens granted under this Agreement, Pledgor has not heretofore transferred, pledged, assigned or otherwise encumbered any of its rights in or to the Collateral;
          (g) Pledgor is not prohibited under any agreement with any other person or entity, or under any judgment or decree, from the execution and delivery of this Agreement or the performance or discharge of the obligations, duties, covenants, agreements, and liabilities contained in this Agreement;
          (h) No action has been brought or, to the best knowledge of Pledgor, threatened that would prohibit the execution and delivery of this Agreement or the performance or discharge of the obligations, duties, covenants, agreements, and liabilities contained in this Agreement;
          (i) Pledgor has full power and authority to execute and deliver this Agreement, and the execution and delivery of this Agreement do not conflict with any agreement to which Pledgor is a party or any law, order, ordinance, rule, or regulation to which Pledgor is

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subject or by which it is bound and do not constitute a default under any agreement or instrument binding upon Pledgor;
          (j) This Agreement has been duly executed and delivered and constitutes the valid and legally binding obligation of Pledgor and is fully enforceable against Pledgor in accordance with its terms; and
          (k) By virtue of the execution and delivery by the Pledgor of this Agreement, when any Pledged Interests are delivered to Agent in accordance with this Agreement, Agent will obtain a legal, valid and first priority perfected lien upon and security interest in the Pledged Interests as security for the payment and performance of the Secured Obligations.
     5. Covenants of Pledgor. Pledgor hereby covenants and agrees as follows:
          (a) To do or cause to be done all things necessary to preserve and to keep in full force and effect its interests in the Collateral, and to defend, at its sole expense, the title to the Collateral and any part of the Collateral;
          (b) To cooperate fully with Agent’s efforts to preserve the Collateral and to take such actions to preserve the Collateral as Agent may in good faith direct;
          (c) To cause Company to maintain proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to the Collateral and which reflect the lien of Agent on the Collateral;
          (d) To deliver promptly (but in any event within 2 Business Days after issuance) to Agent any certificates that may be issued following the date of this Agreement representing the Ownership Interests or other Collateral, and to execute and deliver to Agent one or more transfer powers, substantially in the form of Schedule III attached hereto or otherwise in form and content satisfactory to Agent, pursuant to which Pledgor assigns, in blank, all certificated Ownership Interests and other certificated Collateral (the “Transfer Powers”), which such Transfer Powers shall be held by Agent as part of the Collateral;
          (e) To execute and deliver to the Agent such financing statements as the Agent may request with respect to the Ownership Interests, and to take such other steps as the Agent may from time to time reasonably request to perfect the Agent’s security interest in the Ownership Interests under applicable law;
          (f) Not to sell, convey, assign, transfer or otherwise dispose of the Collateral or any part of the Collateral;
          (g) After the occurrence and during the continuation of an Event of Default under the Note Documents (including but not limited to this Agreement), not to receive any dividend or distribution or other benefit with respect to Company, and not to vote, consent, waive or ratify any action taken, that would violate any of the terms and provisions of this Agreement, or any of the Note Documents or that would materially impair the position or interest of Agent in the Collateral or dilute the Ownership Interests pledged to Agent under this Agreement;

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          (h) Not to sell or otherwise dispose of, or create, incur, assume or suffer to exist any lien upon any of the Collateral, other than liens in favor of Agent;
          (i) That Pledgor will, upon obtaining ownership of any other Ownership Interests otherwise required to be pledged to Agent pursuant to any of the Note Documents, which Ownership Interests are not already Pledged Interests, within five (5) Business Days (or such longer period agreed to by Agent) deliver to Agent a Pledge Amendment, duly executed by Pledgor, in substantially the form of Schedule IV hereto (a “Pledge Amendment”) in respect of any such additional Ownership Interests pursuant to which Pledgor shall pledge to Agent all of such additional Ownership Interests. Prior to the delivery thereof to Agent, all such additional Ownership Interests shall be held by Pledgor separate and apart from its other property and in express trust for Agent; and
          (j) That Pledgor consents to the admission of Agent (and its assigns or designee) as a member, partner or stockholder of Company upon Agent’s acquisition of any of the Ownership Interests.
          (k) That Pledgor will not (i) take any action to cause any membership interests constituting Collateral to be or become a “security” within the meaning of, or to be governed by, Article 8 (Investment Securities) of the UCC as in effect under the laws of any state having jurisdiction, (ii) “opt in” or to take any other action seeking to establish any membership interests of the Collateral as a “security” and (iii) certificate any membership interest of the Collateral.
     6. Rights of Agent. Agent may from time to time and at its option (i) require Pledgor to, and Pledgor shall, periodically deliver to Agent records and schedules, which show the status of the Collateral and such other matters which affect the Collateral as reasonably requested by Agent; (ii) verify the Collateral and inspect the books and records of Company and make copies of or extracts from the books and records; and (iii) notify, or require Pledgor to notify, any prospective buyers or transferees of the Collateral or any other persons of Agent’s interest in the Collateral. Pledgor agrees that Agent may at any time take such steps as Agent deems reasonably necessary to protect Agent’s interest in and to preserve the Collateral. With respect to Agent’s exercise of the rights described in clause (ii) above in the Event of Default, Pledgor shall be liable for payment of the reasonable fees and costs associated therewith.
     7. Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (an “Event of Default”) under this Agreement:
          (a) the failure of Pledgor to perform, observe, or comply with any of the provisions of this Agreement or the Guaranty Agreement;
          (b) any representation or warranty made or given in this Agreement or in any report, statement, schedule, certificate, opinion (including any opinion of counsel for Pledgor), financial statement or other document furnished by Pledgor in connection with this Agreement shall prove to have been false or misleading when made or given in any material respect; or
          (c) the occurrence of an Event of Default (as defined in any of the Note Documents) or the continuance of any default under the Note Documents beyond any applicable grace or cure period provided for therein.

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     8. Rights of Agent Following Event of Default. Upon the occurrence and during the continuation of an Event of Default under this Agreement (and in addition to all of its other rights, powers and remedies under this Agreement), Agent may, at its option, without notice to Pledgor or any other party, do any one or more of the following:
          (a) Declare any unpaid balance of the Secured Obligations to be immediately due and payable (the occurrence or nonoccurrence of an Event of Default shall in no manner impair the ability of Agent to demand payment of any portion of the Secured Obligations that is payable upon demand);
          (b) Proceed to perform or discharge any and all of Pledgor’s obligations, duties, responsibilities, or liabilities and exercise any and all of its rights in connection with the Collateral for such period of time as Agent may deem appropriate, with or without the bringing of any legal action in or the appointment of any receiver by any court;
          (c) Do all other acts which Agent may deem necessary or proper to protect Agent’s security interest in the Collateral and carry out the terms of this Agreement;
          (d) Exercise all voting and management rights of Pledgor as to Company or otherwise pertaining to the Collateral, and Pledgor, forthwith upon the request of Agent, shall use its best efforts to secure, and cooperate with the efforts of Agent to secure (if not already secured by Agent), all the benefits of such voting and management rights;
          (e) Sell the Collateral in any manner permitted by the Uniform Commercial Code; and upon any such sale of the Collateral, Agent may (i) bid for and purchase the Collateral and apply the expenses of such sale (including, without limitation, attorneys’ fees) as a credit against the purchase price or (ii) apply the proceeds of any sale or sales to other persons or entities pursuant to the Bridge Notes; and
          (f) Proceed by suit or suits in law or in equity or by any other appropriate proceeding or remedy to enforce the performance of any term, covenant, condition, or agreement contained in this Agreement, and institution of such a suit or suits shall not abrogate the rights of Agent to pursue any other remedies granted in this Agreement or to pursue any other remedy available to Agent either at law or in equity.
     Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code and other applicable laws.
     PLEDGOR HEREBY CONSTITUTES AGENT AS THE ATTORNEY-IN-FACT OF PLEDGOR TO TAKE SUCH ACTIONS AND EXECUTE SUCH DOCUMENTS AS AGENT MAY DEEM APPROPRIATE IN THE EXERCISE OF THE RIGHTS AND POWERS GRANTED TO AGENT IN THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, FILLING-IN BLANKS IN THE TRANSFER POWER TO CAUSE A TRANSFER OF THE OWNERSHIP INTERESTS AND OTHER COLLATERAL PURSUANT TO A SALE OF THE COLLATERAL. THE POWER OF ATTORNEY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE UNTIL THE SECURED OBLIGATIONS ARE PAID IN FULL AND THE BRIDGE NOTES CANCELLED.

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     9. Performance by Agent. If Pledgor shall fail to perform, observe or comply with any of the conditions, terms, or covenants contained in this Agreement or any of the other Note Documents to which it is a party, Agent without notice to or demand upon Pledgor and without waiving or releasing any of the Secured Obligations or any Event of Default, may (but shall be under no obligation to) at any time thereafter perform such conditions, terms or covenants for the account and at the expense of Pledgor, and may enter upon the premises of Pledgor for that purpose and take all such action on the premises as Agent may consider necessary or appropriate for such purpose. All sums paid or advanced by Agent or Purchasers in connection with the foregoing and all reasonable fees, costs and expenses (including, without limitation, attorneys’ fees and allocated costs of internal legal staff (to the extent not duplicative of fees and expenses charged by Agent’s outside counsel for the same matter)) of Agent incurred in connection with the foregoing shall constitute and become a part of the Secured Obligations secured by this Agreement.
     10. Indemnification. Agent shall not in any way be responsible for the performance or discharge of, and Agent does not hereby undertake to perform or discharge of, any obligation, duty, responsibility, or liability of Pledgor in connection with the Collateral or otherwise. Pledgor agrees to indemnify, pay and hold Agent and its officers, directors, employees, agents, consultants, auditors, persons engaged by Agent to evaluate or monitor the Collateral, affiliates and attorneys of Agent (collectively called the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the exercise of any right or remedy hereunder (the “Indemnified Liabilities”); provided that Pledgor shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a final non-appealable judgment by a court of competent jurisdiction. Agent shall have no duty to collect any amounts due or to become due in connection with the Collateral or enforce or preserve Pledgor’s rights under this Agreement.
     11. Termination. Upon the termination of the Guaranty in accordance with its terms, this Agreement shall terminate and Agent shall promptly execute appropriate documents to evidence such termination and return all Collateral in its possession to Pledgor. Notwithstanding anything herein to the contrary, Pledgor may take such actions as contemplated in the Securities Purchase Agreement as may be necessary to effect the Spin-Off (as defined in the Securities Purchase Agreement).
     12. Release. Without prejudice to any of Agent’s rights under this Agreement, Agent may take or release other security for the payment or performance of the Secured Obligations, may release any party primarily or secondarily liable for the Secured Obligations, and may apply any other security held by Agent to the satisfaction of the Secured Obligations.
     13. Pledgor’s Liability Absolute. The liability of Pledgor under this Agreement shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies

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against Pledgor or any other person, nor against other securities or liens available to Agent, its successors, assigns, or agents. Pledgor waives any right to require that resort be had to any security or to any balance of any deposit account or credit on the books of Agent in favor of any other person.
     14. Preservation of Collateral. Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral if (i) Agent takes such action for that purpose as the Pledgor shall request in writing, but failure of Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, (subject to Agent’s obligations under (ii)), or (ii) the Collateral is accorded treatment substantially equivalent to that which Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that Agent shall have no responsibility for (x) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not Agent has or is deemed to have knowledge of such matters or (y) taking any necessary steps to preserve rights against any third party with respect to the Collateral.
     15. Private Sale. Pledgor recognizes that Agent may be unable to effect a public sale of the Collateral by reason of certain provisions contained in the federal Securities Act of 1933, as amended, and applicable state securities laws and, under the circumstances then existing, may reasonably resort to a private sale to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Collateral for their own account for investment and not with a view to the distribution or resale of the Collateral. Pledgor agrees that a private sale so made may be at a price and on other terms less favorable to the seller than if the Collateral were sold at public sale and that Agent has no obligation to delay sale of the Collateral for the period of time necessary to permit Pledgor, even if Pledgor would agree to register or qualify the Collateral for public sale under the Securities Act of 1933, as amended, and applicable state securities laws. Pledgor agrees that a private sale made under the foregoing circumstances and otherwise in a commercially reasonable manner shall be deemed to have been made in a commercially reasonable manner under the Uniform Commercial Code.
     16. General.
          (a) Entire Agreement and Amendments. This Agreement and the other Note Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. Neither this Agreement, nor any term, condition, covenant or agreement hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.
          (b) Waiver. No party hereto shall be deemed to have waived the exercise of any right which it holds hereunder unless such waiver is made expressly and in writing (and, without limiting the generality of the foregoing, no delay or omission by any party hereto in exercising any such right shall be deemed a waiver of its future exercise). No such waiver made in any instance involving the exercise of any such right shall be deemed a waiver as to any other

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such instance, or any other such right. No single or partial exercise of any power or right shall preclude other or further exercise of the power or right or the exercise of any other power or right. No course of dealing between the parties hereto shall be construed as an amendment to this Agreement or a waiver of any provision of this Agreement. No notice to or demand on Pledgor in any case shall thereby entitle Pledgor to any other or further notice or demand in the same, similar or other circumstances.
          (c) Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
          (d) Construction. References to “Sections”, “subsections”, “Riders”, “Exhibits”, “Schedules” and “Addenda” shall be to Sections, subsections, Riders, Exhibits, Schedules and Addenda, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Note Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.
          (e) Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns hereunder. In the event of any assignment or transfer by Agent of any of the Pledgor’s obligations under the Note Documents or the collateral therefor, Agent thereafter shall be fully discharged from any responsibility with respect to such collateral so assigned or transferred, but Agent shall retain all rights and powers given by this Agreement with respect to any of the Pledgor’s obligations under the Note Documents or collateral not so assigned or transferred. Pledgor shall have no right to assign or delegate its rights or obligations hereunder.
          (f) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.
          (g) Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and personally delivered, mailed by registered or certified

9

mail (return receipt requested and postage prepaid), sent by telecopier (with a confirming copy sent by regular mail), or sent by prepaid overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice under this Agreement:
               (i) If to Agent, at:
Tang Capital Partners, LP
4401 Eastgate Mall
San Diego, CA 92121
Facsimile number: (858) 200-3837
Attention: Kevin Tang
with a copy (which shall not constitute notice) to:
Ropes & Gray LLP
3 Embarcadero Center
San Francisco, CA 94111
Facsimile number: (415) 315-6026
Attention: Ryan A. Murr, Esq.
               (ii) If to Pledgor, at the information provided on the signature page hereto.
          (h) Remedies Cumulative. Each right, power and remedy of the Agent as provided for in this Agreement, or in any of the other Note Documents or now or hereafter existing by law, shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement, or in any of the other Note Documents or now or hereafter existing by law, and the exercise or beginning of the exercise by the Agent of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Agent of any other rights, powers or remedies.
          (i) Survival. All covenants, agreements, representations and warranties made in this Agreement or in any of the other Note Documents shall continue in full force and effect until the Secured Obligations are paid in full and all Bridge Notes are cancelled.
          (j) Further Assurances. Pledgor hereby agrees that at any time and from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that Agent may reasonably request, in order to perfect and protect any security interest in the Collateral granted or purported to be granted hereby, or to enable Agent or any of its agents to exercise and enforce its rights and remedies under this Agreement with respect to any portion of such Collateral.
          (k) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original, but all of which shall constitute

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one in the same instrument. As used in this Agreement, the term “this Agreement” shall include all attachments, exhibits, schedules, riders and addenda.
          (l) Costs. Pledgor shall be responsible for the payment of any and all reasonable fees, costs and expenses which Agent may incur by reason of this Agreement, including but not limited to the following: (i) any taxes of any kind related to any property or interests assigned or pledged hereunder; (ii) expenses incurred in filing public notices relating to any property or interests assigned or pledged hereunder; and (iii) any and all costs, expenses and fees (including, without limitation, reasonable attorneys’ fees and expenses and court costs and fees), whether or not litigation is commenced, incurred by Agent in protecting, insuring, maintaining, preserving, attaching, perfecting, enforcing, collecting or foreclosing upon any lien, security interest, right or privilege granted to Agent or any obligation of Pledgor under this Agreement, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or related to this Agreement or any property or interests assigned or pledged hereunder.
          (m) No Defenses. Pledgor’s obligations under this Agreement shall not be subject to any set-off, counterclaim or defense to payment that Pledgor now has or may have in the future.
          (n) Choice of Law. This Agreement, the rights of the parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the domestic substantive laws of the State of California, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
     17. Jurisdiction.
          (a) Each of the parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California, or if such Action may not be brought in federal court, the Superior Court of the State of California for the purpose of any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement or any other Note Document, (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement or any other Note Document or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

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          (b) Each of the parties to this Agreement agrees that for any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, such party shall bring such Action only in a court of competent jurisdiction in the City and County of San Francisco, California. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.
     18. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
[SIGNATURES FOLLOW]

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     IN WITNESS WHEREOF, intending to be legally bound, and intending that this instrument constitute an instrument executed under seal, each of the parties have caused this Agreement to be executed under seal the day and year first above mentioned.

PLEDGOR:	RXi Pharmaceuticals Corporation, a Delaware corporation
By:
Pledgor Contact Information:
Address: Attention: Mark J. Ahn Tel: Fax:

AGENT:	TANG CAPITAL PARTNERS, LP, a Delaware limited partnership, as Agent
By:

NOTICE OF PLEDGE
     TO: RNCS, Inc., a Delaware corporation (“Company”)
      Notice is hereby given that, pursuant to an Ownership Pledge, Assignment and Security Agreement of even date with this Notice (the “Agreement”), from undersigned (collectively in the singular, the “Pledgor”), to TANG CAPITAL PARTNERS, LP (“Agent”) in connection with financing arrangements in effect among Agent, Company and certain affiliates of Company, Pledgor has pledged and assigned to Agent and granted to Agent a continuing first priority security interest in, all of its right, title and interest, whether now existing or hereafter arising our acquired, in, to, and under the following (the “Collateral”):
          (a) all of the stock, shares, member interests, partnership interests and other equity ownership interests in Company now or hereafter held by Pledgor (collectively, the “Ownership Interests”) and all of the Pledgor’s rights to participate in the management of Company, all rights, privileges, authority and powers of the Pledgor as owner or holder of its Ownership Interests in Company, including, without limitation, all contract rights, general intangibles, accounts and payment intangibles related thereto, all options and warrants of the Pledgor for the purchase of any Ownership Interest in Company, all documents and certificates representing or evidencing the Pledgor’s Ownership Interests in Company, and any other right, title, interest, privilege, authority and power of the Pledgor in or relating to Company by virtue of the Ownership Interests, all whether existing or hereafter arising, and whether arising under any operating agreement, bylaws, certificate of formation, articles of organization or other organization or governing documents of Company (as the same may be amended, modified or restated from time to time) or otherwise, or at law or in equity and all books and records of the Pledgor pertaining to any of the foregoing and all options, warrants, distributions, investment property, cash, instruments and other rights and options from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such interests;
          (b) all rights to receive cash distributions, profits, losses and capital distributions (including, but not limited to, distributions in kind and liquidating dividends) and any other rights and property interests related to the Ownership Interests;
          (c) all other securities, instruments or property (including cash) paid or distributed in respect of or in exchange for the Ownership Interests, whether or not as part of or by way of spin-off, merger, consolidation, dissolution, reclassification, combination or exchange of stock (or other Ownership Interests), asset sales, or similar rearrangement or reorganization or otherwise; and
          (d) all proceeds (both cash and non-cash) of the foregoing, whether now or hereafter arising under the foregoing.
          Pursuant to the Agreement, Company is hereby authorized and directed, and Company hereby agrees, to:
               (i) register on its books Pledgor’s pledge to Agent of the Collateral; and

               (ii) upon the occurrence and during the continuation of an Event of Default under the Agreement (or prior thereto, as may be required under the Agreement) make direct payment to Agent of any amounts due or to become due to Pledgor that are attributable, directly or indirectly, to Pledgor’s ownership of the Collateral.
          (e) Pledgor hereby directs Company to, and Company hereby agrees to, comply with instructions originated by the Agent with respect to the Collateral without further consent of the Pledgor. It is the intention of the foregoing to grant “control” to Agent within the meaning of Articles 8 and 9 of the UCC, to the extent the same may be applicable to the Collateral.
          (f) Pledgor hereby directs Company, and Company hereby agrees, (i) not to take any action to cause any membership interests of the Collateral to be or become a “security” within the meaning of, or to be governed by, Article 8 (Investment Securities) of the UCC as in effect under the laws of any state having jurisdiction, (ii) not to “opt in” or to take any other action seeking to establish any membership interests constituting Collateral as a “security” and (iii) not to certificate any membership interest of the Collateral.
     Pledgor hereby requests Company to indicate its acceptance of this Notice and consent to and confirmation of its terms and provisions by signing a copy of this Notice where indicated below and returning it to Agent.

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     Dated as of ___________________, 20__

PLEDGOR:	RXi Pharmaceuticals Corporation, a Delaware corporation
By:

     ACKNOWLEDGED BY COMPANY as of this _____ day of ______________, _______:

COMPANY:	RNCS, Inc., a Delaware corporation
By:

[Acknowledgment Page to Pledge, Assignment and Security Agreement]

SCHEDULE I
Pledged Equity

					Equity Interest		Percentage of
	Company	Type of	Jurisdiction of	Class of Equity	Certificate	Number of Shares or	Outstanding
Name of Holder	Name	Organization	Organization	Interest	Number(s)	Equivalent*	Equity Interests
100%

SCHEDULE II
Pledgor Information

Jurisdiction of Organization	Delaware

Type of Organization	Corporation

Organizational ID Number (if any)

SCHEDULE III
FORM OF STOCK POWER
     FOR VALUE RECEIVED, the undersigned, RXi Pharmaceuticals Corporation, a Delaware corporation (“Pledgor”) does hereby sell, assign and transfer to __________________________________* [___] shares of [Common Stock] represented by Certificate No(s). [__] in RNCS, Inc., a Delaware [corporation/limited liability company] (“Issuer”), standing in the name of Pledgor on the books of said Issuer. Pledgor does hereby irrevocably constitute and appoint ________________________________*, as attorney, to transfer the Equity Interest in said Issuer with full power of substitution in the premises.

Dated: *	PLEDGOR: RXi Pharmaceuticals Corporation, a Delaware corporation
By:
Name:
Title:

     *To Remain Blank — Not Completed at Closing `

SCHEDULE IV
PLEDGE AMENDMENT
     This Pledge Amendment, dated ________________, ___ is delivered pursuant to Section 5(i) of the Pledge Agreement referred to below. All defined terms herein shall have the meanings ascribed thereto or incorporated by reference in the Pledge Agreement. The undersigned hereby certifies that the representations and warranties in Section 4 of the Pledge Agreement are and continue to be true and correct in all material respects, both as to the Collateral pledged prior to this Pledge Amendment and as to the Collateral pledged pursuant to this Pledge Amendment. The undersigned further agrees that this Pledge Amendment may be attached to that certain Pledge Agreement, dated __________, 2011, among the undersigned, as Pledgor, and TANG CAPITAL PARTNERS, LP, as Agent, (as may be amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”) and that the Ownership Interests listed on this Pledge Amendment shall be and become a part of the Pledged Interests and Collateral referred to in said Pledge Agreement and shall secure all Secured Obligations referred to and in accordance with said Pledge Agreement. Schedule I of the Pledge Agreement shall be deemed amended to include the Ownership Interests listed on this Pledge Amendment. The undersigned acknowledge that any Ownership Interests issued by Company owned by Pledgor not included in the Pledged Collateral at the discretion of Agent may not otherwise be pledged by Pledgor to any other Person or otherwise used as security for any obligations other than the Secured Obligations.

RXi Pharmaceuticals Corporation, a Delaware corporation
By:
Name:
Title:

EXHIBIT B
FORM OF BRIDGE NOTES
THIS NOTE AND THE SECURITIES UNDERLYING THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, A TRANSFER MEETING THE REQUIREMENTS OF RULE 144 OF THE SECURITIES AND EXCHANGE COMMISSION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.
RNCS, Inc.
FORM OF SECURED CONVERTIBLE PROMISSORY NOTE

Up to $[•]	[City, State] September [ ], 2011
     For Value Received, RNCS, Inc., a Delaware corporation (the “Company”), hereby unconditionally promises to pay to the order of [•] (together with its successors and assigns, “Holder”), in lawful money of the United States of America and in immediately available funds, the principal sum of up to [•] ($[•]), or such lesser amount as the Company may owe Holder hereunder, as determined in accordance with Section 1.2 (such amount, the “Principal”), together with accrued and unpaid interest thereon, each due and payable on the date and in the manner set forth below.
     This Secured Convertible Promissory Note (this “Note”) is one of a series of Secured Convertible Notes (collectively, the “Notes”) executed and delivered in connection with that certain Securities Purchase Agreement by and among the Company and the purchasers listed on Exhibit A thereto (the “Investors”), dated as of September [•], 2011 (the “Securities Purchase Agreement”). Subject to the terms and conditions of the Notes, funds will be provided to the Company under the Notes in up to three funding tranches of Five Hundred Thousand Dollars ($500,000) each, with the first tranche to be funded concurrently with the execution and delivery of the Notes (the “First Tranche”). The purchasers of the Notes under the Securities Purchase Agreement other than the Holder are referred to below as the “Other Holders” and the Other Holders and the Holder are collectively referred to herein as the “Holders.” All capitalized terms used herein and not otherwise defined herein will have the respective meanings given to them in the Securities Purchase Agreement.
     1. Principal Repayment; Security.

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          1.1 Repayment of this Note will be made in lawful money of the United States of America to Holder at [address], or at such other place as Holder may designate in writing. Unless earlier converted pursuant to Section 4 hereof, the Principal and accrued and unpaid interest will be due and payable in cash on the earlier to occur of (the “Maturity Date”): (i) 150 days from the date set forth above, or (ii) an Event of Default (as defined below). This Note is secured by certain collateral of the Company and RXi (defined below) and subject to a guaranty, as described in that certain: (a) Security Agreement, dated September [•], 2011, by and between the Company and Tang Capital Partners, LP as agent (the “Agent”); (b) Pledge, Assignment and Security Agreement, dated September [•], 2011, by and between RXi Pharmaceuticals Corporation, a Delaware corporation (“RXi”); and the Agent, and (c) General Continuing Guaranty, dated September [•], 2011, by and between RXi and the Agent.
          1.2 The Principal due under Section 1.1 shall be equal to: (x) [•] ($[•]), which sum the Holder has lent to the Company concurrent with the execution of this Note (the “First Tranche Loan Amount”), plus (y) the Second Tranche Loan Amount and the Third Tranche Loan Amount (each defined below), to the extent such sums are lent to the Company in accordance with Section 1.3 of this Note.
          1.3 Use of Proceeds; Additional Tranches.
               1.3.1 The funds provided by the Holders in the First Tranche will be used to fund the Company’s operations pursuant to the budget attached hereto as Annex A (the “Initial Budget”). Subject to the approval of the Second Tranche Budget and the Third Tranche Budget (each defined below), the Holders will provide up to two additional funding tranches of Five Hundred Thousand Dollars ($500,000) each, as set forth below.
               1.3.2 Within fifteen (15) days prior to the exhaustion of the funds underlying the First Tranche, the Company will present the Holders with an updated budget for their review and approval, in their sole discretion (the “Second Tranche Budget”), which budget will detail the planned use of proceeds for a second tranche of funding under the Notes in the aggregate sum of sum of Five Hundred Thousand Dollars ($500,000) (the “Second Tranche”). Upon the Company and the Requisite Holders (defined below) mutually agreeing upon the use of proceeds under the Second Tranche Budget, the Holders will fund the Second Tranche, with the Holder under this Note thereupon being required to lend the Company an additional [•] ($[•]) of Principal hereunder (the “Second Tranche Loan Amount”). Upon the funding of the Second Tranche Loan Amount, interest will thereafter accrue on such additional Principal balance, as set forth below in Section 2.
               1.3.3 Within fifteen (15) days prior to the exhaustion of the funds underlying the Second Tranche, the Company will present the Investors with an updated budget for their review and approval, in their sole discretion (the “Third Tranche Budget”), which budget will detail the planned use of proceeds for a third tranche of funding under the Notes in an amount equal to in the aggregate sum of sum of Five Hundred Thousand Dollars ($500,000) (the “Third Tranche”). Upon the Company and the Requisite Holders (defined below) mutually agreeing on the use of proceeds under the Third Tranche Budget, the Holders will fund the Third Tranche, with the Holder under this Note thereupon being required to lend the Company an additional [•] ($[•]) of Principal hereunder (the “Third Tranche Loan Amount”). Upon the

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funding of the Third Tranche Loan Amount, interest will thereafter accrue on such additional Principal balance, as set forth below in Section 2. For purposes of this Note, each of the Initial Budget, the Second Tranche Budget and the Third Tranche Budget are referred to below as a “Budget.”
     2. Interest Rate. The Company further promises to pay interest on the outstanding Principal from the date hereof until payment in full, with interest accruing from the Funding Date (defined below) with respect to each tranche at a rate of seven percent (7.0%) per annum or the maximum rate permitted by law, whichever is less. Interest will be due and payable on the Maturity Date and will be calculated on the basis of a 360-day year for the actual number of days elapsed. Notwithstanding the foregoing, upon the occurrence of an Event of Default, interest shall thereafter accrue at a rate of eighteen percent (18%) per annum, or the maximum rate permitted by law, whichever is less. For purposes of this Section 2, the “Funding Date” shall mean the respective dates on which the Company receives the First Tranche Loan Amount, the Second Tranche Loan Amount and the Third Tranche Loan Amount.
     3. Prepayment. The Company may not in whole or in part prepay its obligations under this Note without the prior written consent of Holder.
     4. Conversion
          4.1 Series A Preferred Conversion. At the Closing, the Principal and accrued interest due under the Note will automatically convert into fully paid shares (the “Conversion Shares”) of Series A Preferred at rate of $1,000 per share. To the extent necessary, the Company may issue fractional shares of Series A Preferred in issuing the Conversion Shares pursuant to this Section 4.1.
          4.2 Common Stock Conversion. If, as of the Maturity Date, (i) neither the Company nor the Investors have terminated the Securities Purchase Agreement pursuant to Sections 8.01(d) or 8.01(e), respectively, and (ii) the Closing has not occurred, then, in such case, this Note will be automatically cancelled as to 50% of the outstanding balance (i.e., Principal and accrued interest) thereof in exchange for the Company’s sale and issuance to the Investors at such time of a number of shares of Company common stock, par value $0.0001 per share, (the “Common Stock”) constituting 51% of the outstanding shares of Common Stock (measured on a Fully-Diluted Basis) immediately following such issuance, after giving effect to the issuance contemplated by the Advirna Amendment. The remaining balance due under this Note will be due and payable at the Maturity Date as set forth herein. For purposes of this Note, “Fully-Diluted Basis” includes the issued and outstanding capital stock of the Company, determined on an as-converted basis, as well as any securities underlying outstanding options, warrants, convertible securities or future stock issuance obligations, conditional, unconditional or otherwise. In the events described in clauses (i) and (ii), above, it is intended and agreed that the shares of Company common stock held by RXi shall constitute 44% of the outstanding shares of Common Stock (measured on a Fully-Diluted Basis) and that the Company, RXi and the holders shall enter into a customary form of stockholders agreement under which RXi shall be entitled to designate one or more members of the Board of Directors of the Company constituting a minority of the members of the Board of Directors, to receive periodic financial and other information from the Company, tag-along (and drag-along) rights in connection with proposed

3

sales or other dispositions of capital stock of the Company, and other protective rights as a minority stockholder of the Company, all as shall be mutually agreed upon among the Company, RXi and the holders.
          4.3 Delivery of Stock Certificates, Etc.
               4.3.1 Conversion Pursuant to Section 4.1. If this Note is converted pursuant to Section 4.1, written notice will be delivered to Holder at the address last shown on the records of the Company for Holder or given by Holder to the Company for the purpose of notice, notifying Holder of the conversion to be effected, the principal amount of this Note to be converted, together with all accrued and unpaid interest, the date on which such conversion is expected to occur and calling upon Holder to surrender to the Company, in the manner and at the place designated, this Note. Upon such conversion of this Note, Holder agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the Holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) at the Closing for cancellation; provided, however, that at such time, this Note will be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. The Company will, as soon as practicable thereafter, issue and deliver to Holder a certificate or certificates for the number of shares to which Holder will be entitled upon such conversion.
               4.3.2 Conversion Pursuant to Section 4.2. If this Note is converted pursuant to Section 4.2, written notice will be delivered to Holder at the address last shown on the records of the Company for Holder or given by Holder to the Company for the purpose of notice, notifying Holder of the conversion to be effected, the amount of this Note to be converted (taking into account all accrued and unpaid interest), the date on which such conversion is expected to occur and the remaining balance due under the Note. The written notice shall also call upon Holder to surrender to the Company, in the manner and at the place designated, this Note and the remaining balance due under this Note. Upon such conversion of this Note and payment of remaining balance due, Holder agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the Holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) on the Maturity Date for cancellation; provided, however, that at such time, as long as the remaining balance due under this Note is paid in full, this Note will be deemed converted as set forth in Section 4.2 and paid in full and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. The Company will, as soon as practicable thereafter, issue and deliver to Holder a certificate or certificates for the number of shares to which Holder will be entitled upon such conversion.
               4.3.3 Any conversion of this Note pursuant to Section 4 will be deemed to have been made immediately prior to the Closing or the Maturity Date, as applicable, and on and after such date the persons entitled to receive the shares issuable upon such conversion will be treated for all purposes as the record Holder of such shares.
     5. Default. If any of the following events (hereafter called “Events of Default”) occur:

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          (a) The Company makes a general assignment for the benefit of creditors;
          (b) The Company files a voluntary petition in bankruptcy, or becomes insolvent or adjudicated bankrupt, or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or other applicable federal, state or other statute, law or regulation, or files any answer admitting the material allegation of a petition filed against the Company in such proceeding, or seeks or consents to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company of all or any substantial part of the properties of the Company, or the Company commences the winding up or the dissolution or liquidation of the Company;
          (c) Within sixty (60) days after a court of competent jurisdiction has entered an order, judgment or decree approving any complaint or petition against the Company seeking reorganization, dissolution or similar relief under the present or any future federal bankruptcy act or other applicable federal, state or other statute, law or regulation, such order, judgment or decree has not been dismissed or stayed pending appeal, or, within sixty (60) days after the appointment, without the consent or acquiescence of the Company, of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment has not been vacated or stayed pending appeal, or if, within sixty (60) days after the expiration of any such stay, has not been vacated;
          (d) The Company or RXi materially breach any representation, warranty or covenant contained in the Transaction Documents and such breach is not cured (if it can be cured) within five (5) Business Days after the Investors provide notice of such breach;
          (e) The Company’s actual aggregate expenditures with respect to any Budget exceed 105% of the aggregate budgeted amount for that time period covered by such Budget, without the prior approval of the Investors;
          (f) There is a Material Adverse Effect with respect to the Company, the Company or RXi provide written notice to the Investors that either of them will be unable to satisfy a condition to Closing set forth in Article V of the Securities Purchase Agreement, or the Securities Purchase Agreement is terminated by the Investors as permitted under Section 8.01(e) thereof;
          (g) A final judgment or order for the payment of monetary damages or awarding injunctive relief in connection with the transactions contemplated by the Securities Purchase Agreement is rendered against the Company and the same remains undischarged for a period of thirty (30) days during which execution has not been effectively stayed, or any injunction, judgment, writ, assessment, warrant of attachment, or execution or similar process has been issued or levied against a substantial part of the property of the Company, if any and such injunction, judgment, writ, or similar process is not released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy;
     then, and in each and every such case, amounts under this Note will be forthwith due and payable, without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived. The Company will give prompt written notice to Holder of the

5

occurrence of any and all of the foregoing events. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Holder may exercise any other right power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.
     For the purposes of this Note, a “Business Day” means a day other than a Saturday or a Sunday on which banks are open for business in New York.
          6. Payment. Unless converted into the Company’s equity securities pursuant to the terms hereof, payment will be made in lawful tender of the United States.
          7. Waiver. The Company waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and will pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the fullest extent permitted by law.
          8. Assignment. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Holder.
          9. Registration, Transfer and Replacement of the Note. This Note will be a registered Note. The Company will keep, at its principal executive office, books for the registration and registration of transfer of this Note. Prior to presentation of any Note for registration of transfer, the Company will treat the person in whose name such Note is registered as the owner and Holder of such Note for all purposes whatsoever, whether or not such Note will be overdue, and the Company will not be affected by notice to the contrary. Subject to any restrictions on or conditions to transfer set forth herein, the Holder, at its option, may in person or by duly authorized attorney surrender the same for exchange at the Company’s chief executive office, and promptly thereafter and at the Company’s expense, except as provided below, receive in exchange therefor one new Note, in the principal requested by such holder, dated the date to which interest will have been paid on the Note so surrendered or, if no interest will have yet been so paid, dated the date of the Note so surrendered and registered in the name of such person or persons as will have been designated in writing by such Holder or its attorney for the same principal amount as then unpaid principal amount of the Note so surrendered. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (b) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as the Note being replaced, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest will have been paid on such Note or, if no interest will have yet been so paid, dated the date of such Note.
          10. Governing Law; Consent to Jurisdiction. This Note and all actions arising out of or in connection with this Note will be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state. Each of the Company and the Holder (i) hereby irrevocably submits to the

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exclusive jurisdiction of the United States District Court sitting in California and the courts of the State of California for the purposes of any suit, action or proceeding arising out of or relating to this Note and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Holder consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 10 shall affect or limit any right to serve process in any other manner permitted by law. Each of the Company and the Holder hereby agree that the prevailing party in any suit, action or proceeding arising out of or relating to this Note shall be entitled to reimbursement for fees and expenses, including reasonable legal fees, from the non-prevailing party.
     11. Notices. All notices and other communications required or permitted hereunder will be in writing and will be transmitted by e-mail or facsimile, or, if sent within the United States, mailed by first-class mail, postage prepaid, to the address set forth below the recipient’s signature, or at such other address as the recipient will have furnished to the other party in writing. All notices will be deemed effectively delivered upon transmission or mailing.
     12. Amendment. No provision of the Notes may be modified or amended on behalf of all of the Holders other than by a written instrument signed by the Company and the holders of at least a majority of the combined principal amount of the then outstanding Notes (the “Requisite Holders”); provided that if any of the rights of the Holder under this Note are materially diminished by such waiver or amendment in a manner that is not similar in all material respects to the effects on the Other Holders, then such waiver or amendment shall not be effective with respect to the Holder without the written consent of the Holder. The Holder acknowledges that any amendment or modification made in compliance with this Section 12 shall be binding on all Holders of the Notes, including, without limitation, an amendment or modification that has an adverse effect on any or all Holders. Notwithstanding the foregoing, nothing provided in this Section 12 shall limit the Holder’s right to waive or amend any provision of this Note on its own behalf. No consideration shall be offered or paid to any Holder of Notes to amend or waive or modify any provision of the Notes unless the same consideration is also offered to all of the Holders holding Notes on the date of such amendment, waiver or modification, on a pro rata basis based upon the outstanding Principal amount of the Notes. This provision constitutes a separate right granted to each Holder by the Company and shall not in any way be construed as the Holders acting in concert or as a group.
     13. Ranking of Notes. The obligations of the Company under the Notes shall be senior in time and right of payment to all other Indebtedness (defined below) of the Company. Upon maturity or any Event of Default, the Holder will be entitled to receive, before any distribution or payment is made upon, or set apart with respect to, any Indebtedness of the Company other than Indebtedness represented by the Notes, or any class of capital stock of the Company, an amount equal to the Principal amount plus all accrued and unpaid interest thereon. For purposes of this Section 13, “Indebtedness” means (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all

7

reimbursement or other obligations in respect of letters of credit, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps, or other financial products; (c) all capital lease obligations; (d) all obligations or liabilities secured by a lien or encumbrance on any asset of the Company, irrespective of whether such obligation or liability is assumed; (e) all obligations for the deferred purchase price of assets, together with trade debt and other accounts payable; (f) all synthetic leases; (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person; (h) trade debt; and (i) endorsements for collection or deposit.
     14. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate will be deemed a payment of principal and applied against the principal of this Note.
[Signature page follows]

8

     IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first set forth above.

RNCS, Inc.
By:
Name:
Title:

Agreed and Accepted: [•]
By:
Name:
Title:

EXHIBIT C
FORM OF CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS
of
SERIES A CONVERTIBLE PREFERRED STOCK
of
RNCS, INC.
(Pursuant to Section 151 of the
Delaware General Corporation Law)
RNCS, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) pursuant to authority of the Board of Directors under Section 151 of the Delaware General Corporation Law (“DGCL”), and in accordance with the provisions of its Certificate of Incorporation and Bylaws, adopted the following resolution on [•], 2011, which authorizes a series of the Corporation’s previously authorized Preferred Stock, par value $[•] per share (the “Preferred Stock”):
RESOLVED, that the Board of Directors of the Corporation, pursuant to authority expressly vested in it by the Certificate of Incorporation of the Corporation, hereby creates a series of Preferred Stock, par value $[•] per share, with such respective voting powers and with such respective designations, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions, as set forth below:
I. DESIGNATION AND AMOUNT
The designation of the new series, which consists of [•] shares of Preferred Stock, is the Series A Convertible Preferred Stock (the “Series A Preferred Stock”).
II. CERTAIN DEFINITIONS
For purposes of this Certificate of Designations, the following terms shall have the following meanings:
A.	“Beneficial Ownership” and “Beneficially Owns” shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder.
B.	“Change of Control” shall mean any of the following:

(i)	the consolidation, merger or other business combination of the Corporation with or into another entity (other than a consolidation, merger or other business combination in which holders of the Corporation’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, in substantially the same proportion as immediately preceding the transaction, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities);
(ii)	the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation (including, without limitation, any such action effected by the Corporation or any subsidiary of the Corporation by merger, consolidation or otherwise) of all or substantially all of the intellectual property or assets of the Corporation and its subsidiaries, taken as a whole, or the sale or disposition (including, without limitation, any such action effected by the Corporation or any subsidiary of the Corporation by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries;
(iii)	the sale, in a single transaction or series of transactions, of Common Stock and/or Preferred Stock (“Capital Stock”) to any purchaser (a “Purchaser”) who, with the Purchaser’s affiliates, Beneficially Owns (without giving effect to any blocking provisions that would otherwise serve to limit the Purchaser’s ability to exercise purchase rights, conversion rights or other rights to acquire Capital Stock) immediately after such purchase either: (A) a majority of the outstanding Capital Stock of the Corporation, determined on an as-converted basis or (B) a number of shares of Capital Stock that would entitle the holder(s) thereof to elect a majority of the Board; or
(iv)	the consolidation, merger or other business combination of the Corporation with or into another entity that results in the cancellation of shares of Series A Preferred Stock or that results in the conversion of shares of Series A Preferred Stock into (1) shares of any other class or series of capital stock of the Corporation; (2) securities of the Corporation or any other person (or the right to receive any such securities); (3) any property (including, without limitation, cash and the right to receive cash or other property); or (4) any combination of the foregoing.
C.	“Closing Date” means 11:59 p.m. on the date of the closing under the Securities Purchase Agreement, dated September 24, 2011, by and among the Corporation, RXi Pharmaceuticals Corporation and the purchasers named therein, as the same may be amended from time to time (the “Purchase Agreement”).
D.	“Closing Sales Price” means, as of any date, (i) the last trading price of the Common Stock on the principal Trading Market during regular trading hours on which such security is listed or traded as reported by Bloomberg Financial L.P. (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to the Requisite Holders, if Bloomberg Financial L.P. is not then reporting closing sales prices of the Common Stock) (collectively, “Bloomberg”) or (ii) if no last trading price is so reported for such date, the average of the closing bid and ask prices on the principal Trading Market during regular trading hours on which such security is listed or traded as reported by Bloomberg. If the Closing Sales Price cannot be calculated for such Common Stock as of any of such dates on any of the foregoing bases, the Closing Sales Price on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Requisite Holders and reasonably acceptable to the Corporation, with the reasonable costs of such determination to be borne by the Corporation.
E.	“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.
F.	“Common Stock Equivalents” means any securities of the Corporation or of any subsidiary of the Corporation that would entitle the holder thereof to acquire, directly or indirectly, at any time, Common Stock or any security of any subsidiary of the Corporation, including, without limitation, any debt, preferred stock, right, option, warrant or other agreement, document or instrument that is at any time convertible into, exercisable for or exchangeable for, or otherwise entitles the holder thereof to receive, directly or indirectly, Common Stock or any security of any subsidiary of the Corporation.
G.	“Conversion Date” means, for any Optional Conversion, the date specified in the notice of conversion in the form attached hereto (the “Notice of Conversion”), so long as a copy of the Notice of Conversion is delivered via electronic mail resulting in notice to the Corporation before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so e-mailed before such time, then the Conversion Date shall be the date the holder e-mails the Notice of Conversion to the Corporation.
H.	“Conversion Price” means the price obtained by dividing $1,000 by the Conversion Rate, and shall be subject to adjustment as set forth in Article IX below.

I.	“Conversion Rate” means the Series A Preferred Conversion Rate, as set forth in Annex II attached to the Purchase Agreement.
J.	“Face Amount” shall mean, with respect to the Series A Preferred Stock, $1,000 per share, as adjusted (i) for stock splits, stock dividends, combinations, recapitalizations, reclassifications or the like and (ii) with respect to any given share or shares of Series A Preferred Stock, to account for any accretion in the Face Amount as a result of accrued but unpaid dividends or any other increase provided for in this Certificate of Designations.
K.	“Measurement Date” means for purposes of any issuance of securities, the date of issuance thereof.
L.	“Original Issue Date” means, with respect to each share of Series A Preferred Stock, the date of issuance of such share.
M.	“Other Stock” means (i) any class or series of preferred stock or other capital stock of the Corporation, other than Common Stock, Common Stock Equivalents and Series A Preferred Stock and (ii) any securities of the Corporation or of any subsidiary of the Corporation that would entitle the holder thereof to acquire, directly or indirectly, at any time any capital stock listed in clause (i), including, without limitation, any debt, preferred stock, right, option, warrant or other agreement, document or instrument that is at any time convertible into, exercisable for or exchangeable for, or otherwise entitles the holder thereof to receive, directly or indirectly, any capital stock listed in clause (i).
N.	Unless otherwise expressly provided in this Certificate of Designations, each reference to a “person” refers to any individual, entity or association, including, without limitation, any corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, and trust, business trust or other organization, whether or not a legal entity, or a government or agency or any political subdivision thereof.
O.	“Requisite Holders” means the holders of at least ninety-five percent (95%) of the then outstanding shares of Series A Preferred Stock, voting together as one class.
P.	“Trading Day” means, except as set forth below, a day on which the Corporation’s securities are traded on a Trading Market; provided, however, that in the event that the Corporation’s securities are not traded on a Trading Market, then Trading Day shall mean any day except Saturday, Sunday and any day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

Q.	“Trading Market” means the OTC Bulletin Board or the Pink Sheets, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the New York Stock Exchange, the NYSE, Amex or any of the markets operated by the OTC Markets Group, Inc., or any successor markets thereto.
III. DIVIDENDS
A.	Holders of Series A Preferred Stock shall be entitled to receive, and the Corporation shall pay, cumulative mandatory dividends at the rate per share of seven percent (7%) of the Face Amount per annum, payable quarterly on each March 31, June 30, September 30 and December 31, beginning on the first such date after the applicable Original Issue Date (each such date, a “Dividend Payment Date”) (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day). Such dividends shall be payable in additional shares of Series A Preferred Stock valued for this purpose at the Face Amount; provided, however, that if such additional shares of Series A Preferred Stock are not legally available for the payment of dividends on the Series A Preferred Stock, such dividends shall, effective on the close of business on a Dividend Payment Date with respect to an unpaid dividend, accrete to, and increase, the Face Amount of the Series A Preferred Stock. Dividends on the Series A Preferred Stock shall be calculated on the basis of a three hundred sixty (360) day year, consisting of twelve (12) thirty (30) day periods, shall accrue daily commencing on the applicable Original Issue Date, and, subject to the preceding sentence, shall be deemed to accrue from such applicable Original Issue Date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The record date for determining the holders of Series A Preferred Stock entitled to dividends pursuant to this Paragraph A. shall be the fifth (5th) Trading Day before the Dividend Payment Date. If any such cumulative dividends would result in the issuance of a fractional share of Series A Preferred Stock, the Corporation shall issue a fractional share therefor, rounded to the nearest 1/1000th of a share. For the avoidance of doubt, (i) for purposes of any conversion or redemption of shares of Series A Preferred Stock, any amount accreted to the Face Amount of such shares pursuant to this Paragraph A. as of such conversion or redemption shall not be deemed accrued but unpaid dividends and (ii) in the event of a conversion or redemption that occurs between Dividend Payment Dates, dividends shall be deemed to accrue through the date of such conversion or redemption, even if such accrual is less than a full quarterly dividend period.
B.	For any other dividends or distributions by the Corporation, Holders of Series A Preferred Stock will participate with the holders of Common Stock on an as-converted basis.

IV. CONVERSION
A.	Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Paragraph C. of this Article IV., each holder of shares of Series A Preferred Stock may, at any time and from time to time, convert (an “Optional Conversion”) each of its shares of Series A Preferred Stock into a number of fully paid and non-assessable shares of Common Stock determined in accordance with the following formula:
Face Amount
Conversion Price
Following the effectiveness of any Optional Conversion, the shares of Series A Preferred Stock so converted shall also entitle the former holder of such shares to receive, on the Dividend Payment Date next following such conversion, a number of shares of Series A Preferred Stock equal to the unpaid dividends that accrued on the shares so converted through the date of such conversion, divided by the Face Amount.
B.	Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall deliver via electronic mail a copy of the fully executed Notice of Conversion (in the form attached hereto) to the Corporation (Attention: [Secretary]). Such notice shall be delivered to [•]@[•].com or such other address as the Corporation may, from time to time, provide to the holders upon delivery of a written notice. Upon receipt by the Corporation of a copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile or electronic mail, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion.
(i)	Delivery of Common Stock Upon Conversion. The Corporation (itself, or through its transfer agent) shall, no later than the second Trading Day following the Conversion Date (the “Delivery Period”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee a certificate representing that number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock being converted. Notwithstanding the foregoing, if the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program or any other program that provides for the electronic delivery of Common Stock, the Corporation shall cause its transfer agent, by the end of the Delivery Period, to electronically transmit the Common Stock (not in physical stock certificate form) issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its

Deposit Withdrawal Agent Commission system or with any such equivalent program.
(ii)	Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series A Preferred Stock.
(iii)	No Fractional Shares. If any conversion of Series A Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be payable in cash based upon the Closing Sales Price on the Trading Day immediately preceding the Conversion Date and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be the next lower whole number of shares.
(iv)	Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with Subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant within three Trading Days of receipt of the Notice of Conversion. The accountant, at the Corporation’s sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than three Trading Days from the date it receives the disputed calculations. The accountant’s calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with Subparagraph (i) above.
C.	Limitations on Conversions. Notwithstanding anything in this Certificate of Designations to the contrary, in no event shall any holder of shares of Series A Preferred Stock have the right to convert shares of Series A Preferred Stock into shares of Common Stock (x) to the extent that such issuance or sale or right to effect such conversion would result in the holder or any of its affiliates together Beneficially Owning more than 9.999% of the then issued and outstanding shares of Common Stock or (y) if such holder or any of its affiliates together Beneficially Own more than 9.999% of the then issued and outstanding Common Stock immediately prior to such purported issuance, sale, transfer or conversion. The restriction contained in this Paragraph C. may not be waived. Any purported conversion effected in violation of this Paragraph C. shall be null and void. Certificates representing shares of Series A Preferred Stock shall have imprinted, typed, stamped or otherwise affixed thereon a legend in substantially the following form:
THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND CONVERSION RESTRICTIONS AND MAY BE TRANSFERRED OR CONVERTED ONLY AS PERMITTED BY THE

TERMS OF THE CERTIFICATE OF DESIGNATIONS SETTING FORTH THE RIGHTS, POWERS AND PREFERENCES OF SUCH PREFERRED STOCK, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE UPON A REQUEST THEREFOR SUBMITTED TO THE SECRETARY.
V. RESERVATION OF SHARES OF COMMON STOCK
A.	If the authorized and unissued number of shares of Common Stock (the “Reserved Amount”) for any three consecutive Trading Days (the last of such three Trading Days being the “Authorization Trigger Date”) shall be less than a number sufficient to provide for the conversion in full, at the then current Conversion Price thereof, without taking into account the limitations on conversion set forth in Article IV.C., of all of the Series A Preferred Stock (i) then outstanding; (ii) then issuable; and (iii) then issuable as the payment of dividends on the Series A Preferred Stock described in clause (i) or (ii) for a period of four (4) years (the “Required Reserve Amount”), then the Corporation shall immediately notify the holders of Series A Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking stockholder approval to increase the number of shares of Common Stock that the Corporation is authorized to issue) to increase the Reserved Amount to the Required Reserve Amount. If the Reserved Amount shall be less than the Required Reserve Amount for more than fifteen (15) days in any twelve (12) month period, then each holder of Series A Preferred Stock may elect, by delivery of a notice to the Corporation, to have such holder’s outstanding shares of Series A Preferred Stock redeemed at the Face Amount (plus the amount of any accrued but unpaid dividends thereon) out of funds legally available therefor by the Corporation. Nothing contained in this Article V.A. shall limit any other rights or remedies of the holders of the Series A Preferred Stock hereunder or under applicable law.
VI. FAILURE TO SATISFY CONVERSIONS
A.	Conversion Defaults. If, at any time, (i) a holder of shares of Series A Preferred Stock submits a Notice of Conversion and the Corporation fails for any reason (including without limitation because such issuance would exceed such holder’s allocated portion of the Reserved Amount, but not including because of the limitations set forth in Article IV.C.) to deliver in strict accordance with the terms hereof, on or prior to the last Trading Day of the Delivery Period for such conversion, such number of shares of Common Stock to which such holder is entitled upon such conversion or (ii) the Corporation provides written notice to any holder of Series A Preferred Stock (or makes a public announcement via press release) at any time of its intention not to issue shares of Common Stock upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designations (each of (i) and (ii) being a “Conversion

Default”), then, in either such case, if such Conversion Default is not cured within five Trading Days of its initial occurrence, each holder of Series A Preferred Stock may elect, by delivery of a notice (the “Conversion Default Notice”) to the Corporation, to have such holder’s outstanding shares of Series A Preferred Stock redeemed at the Face Amount (plus the amount of any accrued but unpaid dividends thereon) out of funds legally available therefor by the Corporation.
B.	Buy-In Cure. Without limiting the other rights or remedies of the holders (including, but not limited to, the right to redemption under Article VI.A.), if (i) the Corporation fails to timely deliver during the Delivery Period shares of Common Stock to a holder upon a conversion of shares of Series A Preferred Stock and (ii) thereafter, such holder purchases (in an open market transaction or otherwise) shares of Common Stock (the “Cover Shares”) to make delivery in satisfaction of a sale by such holder of the shares of Common Stock (the “Sold Shares”) that such holder anticipated receiving upon such conversion (a “Buy-In”), at the election of the holder as a redemption out of funds legally available therefor, the Corporation shall pay such holder (in addition to any other remedies available to the holder) the amount equal to such holder’s total purchase price (including brokerage commissions, if any) for the Cover Shares and, upon making such payment, the Corporation’s conversion obligations shall be deemed satisfied and the Series A Preferred Stock that was tendered pursuant to the Notice of Conversion shall thereupon be cancelled and the holder shall not have any further right or remedy against the Corporation with respect to such shares of Series A Preferred Stock that were tendered pursuant to the Notice of Conversion. A holder shall provide the Corporation written notification and supporting documentation indicating any amounts payable to such holder pursuant to this Article VI.B. The Corporation shall make any payments required pursuant to this Article VI.B. in accordance with and subject to the provisions of Article XII.I.
VII. RANK
     All shares of the Series A Preferred Stock shall rank (i) senior to (a) the Corporation’s Common Stock; (b) the Common Stock Equivalents in existence as of the Closing Date; and (c) any Common Stock Equivalents and any Other Stock created after the Closing Date (unless, with the consent of the Requisite Holders obtained in accordance with Article XI. hereof, such Common Stock Equivalents or Other Stock specifically, by their terms, rank senior to or pari passu with the Series A Preferred Stock) (collectively with the Common Stock and the Common Stock Equivalents in existence as of the Closing Date, “Junior Securities”); (ii) pari passu with any Common Stock Equivalents and Other Stock created after the Closing Date (with the written consent of the Requisite Holders obtained in accordance with Article XI. hereof) specifically ranking, by their terms, on parity with the Series A Preferred Stock (the “Pari Passu Securities”); and (iii) junior to any Common Stock Equivalents or Other Stock created after the Closing Date (with the written consent of the Requisite Holders obtained in accordance with Article XI. hereof) specifically ranking, by their terms, senior to the Series A Preferred Stock (collectively, the “Senior Securities”), in each case as to dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. Each share of Series A Preferred Stock shall rank pari passu with each other share of Series A Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.
VIII. LIQUIDATION PREFERENCE
A.	If:
(i)	the Corporation shall (1) commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law; (2) consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property; or (3) make an assignment for the benefit of its creditors;
(ii)	a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days; or
(iii)	the Corporation enters into a transaction or a series of related transactions that would result in a Change of Control or Corporate Change;
and, on account of any such event as set forth in Subparagraphs (i), (ii) or (iii), the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (a “Deemed Liquidation Event”), then in each case, no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities pursuant to the rights, preferences and privileges thereof) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series A Preferred Stock shall have received the Liquidation Preference with respect to each share then outstanding. If, upon the occurrence of a Deemed Liquidation Event, the assets and funds legally available for distribution among the holders of the Series A Preferred Stock and holders of Pari Passu Securities, if any, shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the Liquidation

Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.
B.	The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, if approved by the Requisite Holders, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation.
C.	The “Liquidation Preference” with respect to a share of Series A Preferred Stock means an amount equal to the Face Amount thereof plus all accrued and unpaid dividends on the Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The Liquidation Preference with respect to any Pari Passu Securities, if any, shall be as set forth in the Certificate of Designations filed in respect thereof.
IX. ADJUSTMENTS TO THE CONVERSION PRICE
The Conversion Price shall be subject to adjustment from time to time as follows:
A.	Stock Splits, Stock Dividends, Etc. If, at any time on or after the Closing Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event (in each case, whether by merger or otherwise), then, after the date of record for such event, the Conversion Price shall be proportionately reduced. If the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event (in each case, whether by merger or otherwise), then, after the date of record for such event, the Conversion Price shall be proportionately increased. In any such event described in this Paragraph A., the Corporation shall notify the Corporation’s transfer agent of such change on or before the effective date thereof.
B.	Adjustment Due to Merger, Consolidation, Etc. With respect to each share of Series A Preferred Stock, if, at any time after the Closing Date, there shall be:
(i)	any recapitalization, reclassification or change of the outstanding shares of Common Stock (but not of such share of Series A Preferred Stock), other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a transaction causing an adjustment pursuant to Article IX.A.;
(ii)	any Change of Control transaction or event of the type set forth in Articles II.B.(i), II.B.(ii) or II.B.(iv), in each case pursuant to which the Common Stock (but not such share of Series A Preferred Stock) is converted into or exchanged for capital stock or other securities of the Corporation or any subsidiary of the Corporation or any other person (or the right to receive any such stock or securities) or into any property (including, without limitation, cash and the right to receive cash or other property) or any combination of the foregoing; or
(iii)	any share exchange pursuant to which all of the outstanding shares of Common Stock (but not such share of Series A Preferred Stock) are converted into or exchanged for capital stock or other securities of the Corporation or any subsidiary of the Corporation or any other person (or the right to receive any such securities) or into any property (including, without limitation, cash and the right to receive cash or other property) or into any combination of the foregoing (each of Subparagraphs (i) - (iii) of this Paragraph B. being a “Corporate Change”);
then in each case, the holder of such share of Series A Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change if such share of Series A Preferred Stock had been converted into Common Stock immediately prior to such Corporate Change without taking into account the limitations on conversion set forth in Article IV. The Corporation shall not effect any Corporate Change unless: (i) each holder of Series A Preferred Stock has received written notice of such transaction at least twenty (20) days prior thereto, but in no event later than ten (10) days prior to the record date for the determination of stockholders entitled to vote with respect thereto; and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument (in form and substance reasonable satisfactory to the Requisite Holders) the obligations of this Certificate of Designations. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series A Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive recapitalizations, changes, conversions, combinations, reclassifications, consolidations, mergers, sales, transfers or share exchanges.
C.	Adjustment Due to Distribution. If, at any time after the Closing Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock other than a dividend for which an adjustment is provided under Paragraphs A. or D. of this Article IX.), by way of return of capital or otherwise (including, without limitation, any dividend or distribution to the Corporation’s stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the holders of Series A Preferred Stock shall be entitled, upon any conversion of shares of Series A Preferred Stock after the date of record for determining stockholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of

Common Stock on the record date for the determination of stockholders entitled to such Distribution. If the Distribution involves rights, warrants, or options and the right to exercise or convert such right, warrant or option would expire in accordance with its terms prior to the conversion of the Series A Preferred Stock, then the terms of such right, warrant or option shall provide that such exercise or convertibility right shall remain in effect until 10 days after the date the holder of Series A Preferred Stock receives such right, warrant or option pursuant to the conversion thereof.
D.	Purchase Rights. If, at any time after the Closing Date, the Corporation issues any securities (“Purchase Rights”) that are convertible into or exercisable or exchangeable for or impart a right to purchase securities other than Common Stock or Common Stock Equivalents (whether of the Corporation or any subsidiary of the Corporation) pro rata to the record holders of any class of Common Stock, then the holders of Series A Preferred Stock will be entitled to acquire (at the same time the holders of Common Stock receive such Purchase Rights), upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A Preferred Stock (without giving effect to the limitations on conversion set forth in Article IV.) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.
E.	Adjustment Due to Dilutive Issuances.
(i)	Dilutive Issuance. Except as otherwise provided in Paragraphs A. and B. of this Article IX., if and whenever the Corporation issues or sells, or in accordance with Article IX.E.(ii) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Conversion Price on the Measurement Date for such shares of Common Stock (a “Dilutive Issuance”), then effective immediately upon the such Dilutive Issuance, the Conversion Price will be adjusted to equal the per share price at which such shares were issued, sold or deemed to have been issued or sold in such Dilutive Issuance.
(ii)	Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Subparagraph (i), the following will be applicable:
(a)	Issuance of Options. If the Corporation in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or Common Stock Equivalents (such warrants, rights and options to purchase Common Stock or Common Stock Equivalents are hereinafter referred to as “Options”) and the price per share for which Common Stock is issuable upon the exercise of such Options (and the price of any conversion of Common Stock Equivalents, if applicable) is less than the Conversion Price (in effect on the Measurement Date of such Options) (“Below Conversion Price Options”), then the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Conversion Price Options (assuming full exercise, conversion or exchange of Common Stock Equivalents, if applicable) will, as of the date of the issuance or grant of such Below Conversion Price Options, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Below Conversion Price Options” is determined by dividing (i) the minimum aggregate amount of consideration, if any, payable to the Corporation upon the exercise of all such Below Conversion Price Options, plus, in the case of Common Stock Equivalents issuable upon the exercise of such Below Conversion Price Options, the minimum aggregate amount of consideration payable upon the exercise, conversion or exchange thereof at the time such Common Stock Equivalents first become exercisable, convertible or exchangeable by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Conversion Price Options (assuming full conversion of Common Stock Equivalents, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Below Conversion Price Options or upon the exercise, conversion or exchange of Common Stock Equivalents issuable upon exercise of such Below Conversion Price Options.
(b)	Issuance of Common Stock Equivalents. If the Corporation in any manner issues or sells any Common Stock Equivalents, whether or not immediately exercisable, convertible or exchangeable (other than where the same are issuable upon the exercise of Options), and the price per share for which Common Stock is issuable upon such exercise, conversion or exchange of such Common Stock Equivalents is less than the Conversion Price (in effect on the Measurement Date for such Common Stock Equivalents), then the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Common Stock Equivalents will, as of the date of the issuance of such Common Stock Equivalents, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For the purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon such exercise, conversion or exchange” is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Common Stock Equivalents, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange thereof at the time such Common Stock Equivalents first become exercisable, convertible or exchangeable by (ii) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Common Stock Equivalents. No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon exercise, conversion or exchange of such Common Stock Equivalents.
(iii)	Change in Option Price or Conversion Rate. If there is a change at any time in (a) the amount of consideration payable to the Corporation upon the exercise of any Options; (b) the amount of consideration, if any, payable to the Corporation upon the exercise, conversion or exchange of any Common Stock Equivalents; or (c) the rate at which any Common Stock Equivalents are convertible into or exchangeable for Common Stock, such change shall be deemed to be a new issuance of such Option or Common Stock Equivalent as of the date of such change for purposes of this Article IX.E., and the Conversion Price in effect at the time of such change will be readjusted in accordance with Paragraphs (i), (ii) or (iii) of this Article IX.E., as applicable.
(iv)	Calculation of Consideration Received. If any Common Stock, Options or Common Stock Equivalents are issued, granted or sold for cash, the consideration received therefor will be the amount received by the Corporation therefor, after deduction of all underwriting discounts or allowances in connection with such issuance, grant or sale. In case any Common Stock, Options or Common Stock Equivalents are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Corporation will be the fair market value of such consideration as determined by a majority of the Board of Directors and the Requisite Holders, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the market price thereof as of the date of receipt; in the event that the Board of Directors and the Requisite Holders cannot agree on the value of such consideration, then the matter shall be promptly submitted to an independent accountant mutually agreed upon by the Board of Directors and the Requisite Holders, whose determination shall be binding, absent manifest error. In case any Common Stock, Options or Common Stock Equivalents are issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Common Stock Equivalents, as the case may be. Notwithstanding anything else herein to the contrary, if Common Stock, Options or Common Stock Equivalents are issued, granted or sold in conjunction with each other as part of a single transaction or in a series of related transactions, a deduction shall be made to the issuance price of any such securities to account for the fair value of any of the other securities issued, granted or sold in conjunction therewith or as part of the same transaction or series of related transactions. An adjustment pursuant to this Article IX. shall be made, if applicable, for each separate security issued, granted or sold as if such security was not issued, granted or sold in conjunction with any other security as part of a single transaction or in a series of related transactions.
(v)	No adjustment shall be made pursuant to this Paragraph E. if such adjustment would result in an increase in the Conversion Price.
F.	Exceptions to Adjustment of Conversion Price. Paragraph E of this Article IX shall not apply to any of the following: (i) the grant or exercise of any stock or options to employees, directors or consultants of the Corporation which may hereafter be granted to or exercised by any employee, director or consultant under any stock option, employee stock purchase or similar benefit plan of the Corporation now existing or to be implemented in the future, so long as the issuance of such stock or options is approved (by vote or written consent, as provided by the DGCL) by a majority of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose; (ii) upon issuance or conversion of the Series A Preferred Stock; or (iii) any other transaction as to which the Requisite Holders shall have waived in writing any anti-dilution adjustment hereunder.
G.	Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article IX. amounting to a more than five percent (5%) change in such Conversion Price, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment; (ii) the Conversion Price at the time in effect; or (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series A Preferred Stock.

X. VOTING RIGHTS
A.	The holders of the Series A Preferred Stock have no voting power whatsoever, except as otherwise required by the DGCL, or as contemplated in Article IX.B., this Article X. or Article XI.
B.	Notwithstanding the above:
(i)	The Corporation shall be required to obtain the approval of the Requisite Holders of the outstanding Series A Preferred Stock (by vote or written consent, as provided by the DGCL), with the Series A Preferred Stock voting together with the Common Stock on an as-converted basis, without regard to the limitations on conversion set forth in Article IV., prior to the consummation of any transaction that would result in a Deemed Liquidation Event.
(ii)	The Corporation shall provide each holder of Series A Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders).
(iii)	If the Corporation takes a record of its stockholders for the purpose of determining stockholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right or (b) to vote in connection with any proposed Deemed Liquidation Event, then in each case, the Corporation shall mail a notice to each holder, at least ten (10) days prior to the record date specified therein (or twenty (20) days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.
To the extent that under the DGCL the vote of the holders of the Series A Preferred Stock, voting together as a single class, is required to authorize a given action of the Corporation, the affirmative vote of the Requisite Holders (except as otherwise may be required under the DGCL) shall constitute the approval of such action by such class; provided, however, that if the DGCL requires only the separate vote of any one or more, but not all, of the series of Series A Preferred Stock, the affirmative vote of at least ninety-five percent (95%) of the voting power of such one or more series, voting together as a single class, shall constitute the approval of such action by the Series A Preferred Stock in lieu of the approval of the Requisite Holders. To the extent that under the DGCL holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations on conversion contained in Article IV.C.) using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. The Corporation shall not (i) combine the outstanding shares of any series of Series A Preferred Stock into a smaller number of shares of such series (whether by reclassification, merger, stock split or otherwise) or (ii) subdivide the outstanding shares of any series of Series A Preferred Stock into a greater number of shares of such series (whether by reclassification, merger, stock split, stock dividend or otherwise) without the approval (by vote or written consent, as provided by the DGCL) of the Requisite Holders.
XI. PROTECTION PROVISIONS
So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, and shall not allow any of its subsidiaries to, take any of the following actions (in each case whether by merger, consolidation, conversion or otherwise) without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the Requisite Holders:
A.	amend, alter, change or repeal the rights, powers, preferences or privileges of the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely; provided, however, that if such amendment, alteration, change or repeal would affect adversely the rights, powers, preferences or privileges of any one or more series of Series A Preferred Stock but shall not so affect each series of Series A Preferred Stock, this Paragraph A. shall require the approval (by vote or written consent, as provided by the DGCL) of the Requisite Holders of Series A Preferred Stock adversely affected, voting together as a single class, in lieu of the approval of the Requisite Holders required by this Paragraph A.;
B.	amend, alter, change or repeal any provision of the Corporation’s (i) Bylaws or (ii) Certificate of Incorporation (including, for the avoidance of doubt, any Certificate of Designation or Certificate of Designations (including this Certificate of Designations) filed pursuant to Section 151(g) of the DGCL), so as to affect the Series A Preferred Stock adversely (including, but not limited to, increasing the authorized number of shares of Series A Preferred Stock (except as may be necessary to allow the Corporation to fulfill the obligations of the Corporation in Article III.);
C.	increase the par value of the Common Stock; or
D.	authorize, create or issue Senior Securities or Pari Passu Securities (except for the issuance of additional shares of Series A Preferred Stock as may be necessary to allow the Corporation to fulfill the obligations of the Corporation in Article III.).
XII. MISCELLANEOUS
A.	Cancellation of Series A Preferred Stock. If any shares of Series A Preferred Stock are converted pursuant to Article IV. or redeemed or repurchased by the Corporation, the Corporation shall take all actions necessary to cause the shares so converted or redeemed to be canceled and return to the status of authorized, but unissued preferred stock of no designated series, and such shares shall not be issuable by the Corporation as Series A Preferred Stock.
B.	Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any stock certificate(s) representing shares of Series A Preferred Stock (each a “Preferred Stock Certificate”) and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver Series A Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert in full all shares of Series A Preferred Stock represented by such Preferred Stock Certificate(s).
C.	Allocation of Reserved Amount. The Reserved Amount shall be allocated pro rata among the holders of Series A Preferred Stock based on the number of shares of Series A Preferred Stock issued to each holder then held of record by such holder. Each increase to the Reserved Amount shall be allocated pro rata among the holders of Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each holder at the time of the increase Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Series A Preferred Stock shall be allocated to the remaining holders of shares of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held of record by such holders.
D.	Quarterly Statements of Available Shares. For each calendar quarter beginning after the Closing Date occurs and thereafter so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall deliver (or cause its transfer agent to deliver) to each holder upon its written request a written report notifying such holder of any occurrence which prohibits the Corporation from issuing Common Stock upon any such conversion. The report shall also specify (i) the total number of shares of Series A Preferred Stock outstanding as of the end of such quarter; (ii) the total number of shares of Common Stock issued upon all conversions of Series A Preferred Stock prior to the end of such quarter; (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Series A Preferred Stock as of the end of such quarter; and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the Series A Preferred Stock before the Corporation would exceed the Reserved Amount. In addition, the Corporation shall provide (or cause its transfer agent to provide), as promptly as practicable delivery to the Corporation of a written request by any holder, any of the information enumerated in clauses Subparagraphs (i) — (iv) of this Paragraph D. as of the date of such request.
E.	Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series A Preferred Stock, (i) the shares covered thereby shall be deemed converted into shares of Common Stock and (ii) the holder’s rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designations. Notwithstanding the foregoing, if a holder has not received all shares of Common Stock prior to the last Trading Day of the Delivery Period with respect to a conversion of Series A Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five Trading Days after the expiration of such Delivery Period) the holder shall regain the rights of a holder of Series A Preferred Stock with respect to such unconverted shares of Series A Preferred Stock and the Corporation shall, as soon as practicable, return any certificate representing such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A Preferred Stock.
F.	Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the Requisite Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage shall be required.
G.	Reference to Other Agreements and Documents. When the terms of this Certificate of Designations refers to a specific agreement or other document to determine the meaning or operation of a provision hereof, the secretary of the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. Unless otherwise provided in this Certificate of Designations, a reference to any specific agreement or other document shall be deemed a reference to such agreement or document as amended from time to time in accordance with the terms of such agreement or document.
H.	Severability. If any term of any series of Series A Preferred Stock is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other terms of such series of Series A Preferred Stock as set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term of any series of Series A Preferred Stock will be deemed dependent upon any other such term unless so expressed in this Certificate of Designations.
I.	Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designations (upon redemption or otherwise), such cash payment shall be made to the holder within three Trading Days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made and any supporting documentation reasonably requested by the Corporation to substantiate the holder’s claim to such cash payment or the amount thereof. If such payment is not delivered within such three Trading Day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of eighteen percent (18%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder. In the event of the Corporation’s breach of any representation, warranty, covenant or other term in any of the Transaction Documents (as defined in the Purchase Agreement), the Corporation shall promptly provide written notice of such breach to the holders of the issued and outstanding Series A Preferred Stock, whereupon each holder of Series A Preferred Stock may elect, by delivery of a notice to the Corporation, to have such holder’s outstanding shares of Series A Preferred Stock redeemed at the greater of (i) the Face Amount (plus the amount of any accrued but unpaid dividends thereon); or (ii) the product of (a) the Closing Sales Price one Trading Day prior to the delivery of such notice, by (b) the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock (at the Conversion Rate in effect on the date the redemption is paid), without regard to the conversion limits set forth in Article IV.C, in each case to the extent that funds of the Corporation are legally available therefor.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation this [•] day of [•], 2011.

RNCS, Inc.
By:
	Name:	Mark J. Ahn, Ph.D.
	Title:	President and Chief Executive Officer

[Signature Page to Certificate of Designations]

NOTICE OF CONVERSION
(To be Executed by the Registered Holder in order to Convert the Series A Preferred Stock)
     The undersigned hereby irrevocably elects to convert [insert number of shares to nearest 1/1000th] shares of Series A Preferred Stock (the “Conversion”), represented by stock certificate No(s). [•] (the “Preferred Stock Certificates”), into shares of common stock (“Common Stock”) of [Spinco] (the “Corporation”) according to the conditions of the Certificate of Designations, Preferences and Rights of Series A Preferred Stock, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. Each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).
     The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is [•]) with DTC through its Deposit Withdrawal Agent Commission System (“DTC Transfer”).
     The undersigned acknowledges that these securities are “restricted securities” under the Securities Act of 1933, as amended (the “Act”), and accordingly agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series A Preferred Stock have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Act, or pursuant to an exemption from registration under the Act.

Date of Conversion:

Applicable Conversion Price:

Shares of Common Stock Beneficially Owned:

Signature

Printed Name

Date:

Address:

EXHIBIT D
FORM OF SECURITY AGREEMENT
          This Security Agreement (this “Agreement”), dated as of September ___, 2011 (the “Initial Funding Date”) among RNCS, Inc., a Delaware corporation, and those additional entities that hereafter become parties hereto by executing the form of Supplement attached hereto as Annex 1 (collectively, the “Grantor”), and Tang Capital Partners, LP, in its capacity as representative of the Purchasers (in such capacity, together with its successors and assigns, if any, in such capacity, the “Agent”).
RECITALS
          WHEREAS, Pursuant to that certain Securities Purchase Agreement, dated as of September ___, 2011 (as the same may be amended, supplemented or otherwise modified, the “Securities Purchase Agreement”), by and among RNCS, Inc. (“Debtor”), RXi Pharmaceuticals Corporation (“RXi”), and Tang Capital Partners, LP and RTW Investments, LLC, each as a Purchaser (collectively, the “Purchasers” and individually, a “Purchaser”), Debtor has agreed to issue to the Purchasers, and the Purchasers have agreed to purchase from Debtor, the Bridge Notes;
          WHEREAS, This Security Agreement is integral to the transactions contemplated by the Securities Purchase Agreement and the Bridge Notes, and the execution and delivery hereof are conditions precedent to the willingness of Purchasers to purchase and extend credit under the Bridge Notes;
          WHEREAS, Agent has agreed to act as agent for the benefit of the Purchaser Group in connection with this Agreement; and
          NOW, THEREFORE, for and in consideration of the recitals made above and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
          1. Defined Terms. All capitalized terms used herein (including in the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Securities Purchase Agreement and the Bridge Notes, as the context requires. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein or in the Securities Purchase Agreement or the Bridge Note; provided, however, that if the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern. In addition to those terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the following meanings:
          (a) “Account” means an account (as that term is defined in the Code).

          (b) “Account Debtor” means an account debtor (as that term is defined in the Code).
          (c) “Agent” has the meaning specified in the preamble hereto.
          (d) “Agent’s Liens” means the Encumbrances granted by Grantor to the Purchasers and Agent pursuant to this Agreement.
          (e) “Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.
          (f) “Books” means books and records (including Grantor’s Records indicating, summarizing, or evidencing Grantor’s assets (including the Collateral) or liabilities, Grantor’s Records relating to Grantor’s business operations or financial condition, and Grantor’s goods or General Intangibles related to such information).
          (g) “Bridge Notes” shall have the meaning set forth in the Securities Purchase Agreement.
          (h) “Chattel Paper” means chattel paper (as that term is defined in the Code) and includes tangible chattel paper and electronic chattel paper.
          (i) “Code” means the Delaware Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Delaware, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.
          (j) “Collateral” has the meaning specified in Section 2.
          (k) “Commercial Tort Claims” means commercial tort claims (as that term is defined in the Code), and includes those commercial tort claims, if any, listed on Schedule 1 attached hereto (“Commercial Tort Claims”).
          (l) “Control Agreement” means a deposit account control agreement or securities account control agreement that provides Agent with “control” in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code and otherwise in such form reasonably acceptable to Agent.
          (m) “Copyrights” means copyrights and copyright registrations, and also includes (i) any copyright registrations and recordings thereof and all applications in connection therewith, (ii) all reissues, continuations, extensions or renewals thereof, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iv) the right to sue for past, present and future infringements and dilutions thereof, (v) the goodwill of Grantor’s business symbolized by the foregoing or connected therewith, and (vi) all of Grantor’s rights corresponding thereto throughout the world.
          (n) “Deposit Account” means a deposit account (as that term is defined in the Code).
          (o) “Environmental Laws” has the meaning specified in the Securities Purchase Agreement.
          (p) “Equipment” means equipment (as that term is defined in the Code).
          (q) “Event of Default” has the meaning specified in the Bridge Notes.
          (r) “Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Debtor under any of the Note Documents that are paid, advanced, or incurred by the Purchaser Group in accordance with the terms of this Agreement and the other Note Documents, (b) fees or charges paid or incurred by Agent in connection with the Purchaser Group’s transactions with Debtor, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Agent in the disbursement of funds to Debtor or other members of the Purchaser Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Purchaser Group to correct any default or enforce any provision of the Note Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Note Documents, (g) reasonable costs and expenses of third-party claims or any other suit paid or incurred by the Purchaser Group in enforcing or defending the Note Documents or in connection with the transactions contemplated by the Note Documents or the Purchaser Group’s relationship Debtor, (h) Agent’s and each Purchaser’s reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging) or amending the Note Documents, and (i) Agent’s and each Purchaser’s reasonable costs and expenses incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Debtor or in exercising rights or remedies under the Note Documents), or defending the Note Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.
          (s) “General Intangibles” means general intangibles (as that term is defined in the Code) and, in any event, includes payment intangibles, contract rights, rights to payment,

rights arising under common law, statutes, or regulations, choses or things in action, goodwill (including the goodwill associated with any Trademark, Patent, or Copyright), Patents, Trademarks, Copyrights, URLs and domain names, industrial designs, other industrial or Intellectual Property or rights therein or applications therefor, whether under license or otherwise, programs, programming materials, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Intellectual Property Licenses, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the Code, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, goods, Investment Related Property, Negotiable Collateral, and oil, gas, or other minerals before extraction.
          (t) “Goods” means goods (as that term is defined in the Code).
          (u) “Grantor” has the meaning specified in the recitals to this Agreement.
          (v) “Hazardous Materials” has the meaning specified in the Securities Purchase Agreement.
          (w) “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
          (x) “Intellectual Property” means Patents, Copyrights, Trademarks, the goodwill associated with such Trademarks, trade secrets and customer lists, and Intellectual Property Licenses.
          (y) “Intellectual Property Licenses” means rights under or interests in any patent, trademark, copyright or other intellectual property, including software license agreements with any other party, whether Grantor is a licensee or licensor under any such license agreement, including the license agreements listed on Schedule 2 attached hereto and made a part hereof.
          (z) “Inventory” means inventory (as that term is defined in the Code).
          (aa) “Investment Related Property” means (i) investment property (as that term is defined in the Code), and (ii) all of the following (regardless of whether classified as investment property under the Code): all Pledged Interests, Pledged Operating Agreements, and Pledged Partnership Agreements.
          (bb) “Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Grantor in favor of Agent, in form and substance satisfactory to Agent, that encumber the Real Property.

          (cc) “Note Document” means the Securities Purchase Agreement, the Bridge Notes, this Agreement, the Patent Security Agreement and any other agreement entered into, now or in the future, by Debtor and in connection with the Securities Purchase Agreement or the Bridge Notes.
          (dd) “Negotiable Collateral” means letters of credit, letter-of-credit rights, instruments, promissory notes, drafts, and documents.
          (ee) “Patents” means patents and patent applications, and also includes (i) the patents and patent applications listed on Schedule 3 attached hereto and made a part hereof, (ii) all renewals thereof, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iv) the right to sue for past, present and future infringements and dilutions thereof, and (v) all of Grantor’s rights corresponding thereto throughout the world.
          (ff) “Patent Security Agreement” means each Patent Security Agreement among Grantor and Agent, in substantially the form of Exhibit A attached hereto, pursuant to which Grantor has granted to the Purchaser Group a security interest in all its Patents.
          (gg) “Permitted Encumbrance” has the meaning specified in the Securities Purchase Agreement.
          (hh) “Person” has the meaning specified in the Securities Purchase Agreement.
          (ii) “Pledged Companies” means, each Person, if any, listed on Schedule 4 hereto as a “Pledged Company,” together with each other Person, all or a portion of whose Stock, is acquired or otherwise owned by Grantor after the Initial Funding Date.
          (jj) “Pledged Interests” means all of Grantor’s right, title and interest in and to all of the Stock now or hereafter owned by Grantor, regardless of class or designation, including all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing the Stock, the right to receive any certificates representing any of the Stock, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof, and the right to receive dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.
          (kk) “Pledged Interests Addendum” means a Pledged Interests Addendum substantially in the form of Exhibit B to this Agreement.
          (ll) “Pledged Operating Agreements” means all of Grantor’s rights, powers, and remedies under the limited liability company operating agreements of each of the Pledged Companies that are limited liability companies.

          (mm) “Pledged Partnership Agreements” means all of Grantor’s rights, powers, and remedies under the partnership agreements of each of the Pledged Companies that are partnerships.
          (nn) “Proceeds” has the meaning specified in Section 2.
          (oo) “Purchaser” has the meaning specified in the preamble hereto.
          (pp) “Purchaser Group” means, individually and collectively, each of the Purchasers and Agent.
          (qq) “Real Property” means any estates or interests in real property now owned or hereafter acquired by Grantor and the improvements thereto.
          (rr) “Records” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.
          (ss) “Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.
          (tt) “Security Interest” has the meaning specified in Section 2.
          (uu) “Secured Obligations” means each and all of the following: all of the present and future indebtedness, liabilities, and obligations of Grantor arising from this Agreement, the Bridge Notes, or the other Note Documents, including attorneys fees and expenses and any interest, fees, or expenses that accrue after the filing of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any Insolvency Proceeding. The Secured Obligation shall include, without limitation, future, as well as existing indebtedness, liabilities, and obligations owed by Debtor to the holders of the Bridge Notes arising under the Bridge Notes and this Security Agreement.
          (vv) “Securities Account” means a securities account (as that term is defined in the Code).
          (ww) “Securities Purchase Agreement” has the meaning specified in the recitals to this Agreement.
          (xx) “Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

          (yy) “Supporting Obligations” means supporting obligations (as such term is defined in the Code).
          (zz) “Trademarks” means trademarks, trade names, trademark applications, service marks, service mark applications, and also includes (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof, (iv) the goodwill of Grantor’s business symbolized by the foregoing or connected therewith, and (v) all of Grantor’s rights corresponding thereto throughout the world.
          (aaa) “Trademark Security Agreement” means each Trademark Security Agreement among Grantor and Agent, in substantially the form of Exhibit C attached hereto, pursuant to which Grantor has granted to the Purchaser Group a security interest in all its Trademarks.
          (bbb) “URL” means “uniform resource locator,” an internet web address.
          2. Grant of Security. Grantor hereby unconditionally grants, assigns, and pledges to Agent, for the benefit of the Purchasers, a continuing security interest (herein referred to as the “Security Interest”) in all personal property of Grantor whether now owned or hereafter acquired or arising and wherever located, including Grantor’s right, title, and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located (the “Collateral”):
          (a) all of Grantor’s Accounts;
          (b) all of Grantor’s Books;
          (c) all of Grantor’s Chattel Paper;
          (d) all of Grantor’s Deposit Accounts;
          (e) all of Grantor’s Equipment and fixtures;
          (f) all of Grantor’s General Intangibles;
          (g) all of Grantor’s Goods;
          (h) all of Grantor’s Inventory;
          (i) all of Grantor’s Investment Related Property;
          (j) all of Grantor’s Negotiable Collateral;
          (k) all of Grantor’s rights in respect of Supporting Obligations;

          (l) all of Grantor’s Commercial Tort Claims;
          (m) all of Grantor’s money or other assets of Grantor that now or hereafter come into the possession, custody, or control of Agent or any Purchaser;
          (n) all of the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or Commercial Tort Claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Related Property, Negotiable Collateral, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing (the “Proceeds”). Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Related Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to Grantor or Agent from time to time with respect to any of the Investment Related Property.
          Notwithstanding anything contained in this Agreement to the contrary, the term “Collateral” shall not include (i) any rights or interest in any contract, lease, permit, license, charter or license agreement covering real or personal property of Grantor if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, charter or license agreement and such prohibition has not been waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been obtained (provided, that, the foregoing exclusions shall in no way be construed (A) to apply to the extent that any described prohibition is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the Code or other applicable law, (B) to limit, impair, or otherwise affect the Purchaser Group’s continuing security interests in and liens upon any rights or interests of Grantor in or to (x) monies due or to become due under any described contract, lease, permit, license, charter or license agreement (including any Accounts), or (y) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, charter, license agreement, or Stock, or (C) apply to the extent that any consent or waiver has been obtained that would permit the security interest of lien notwithstanding the prohibition) and (ii) more than sixty five percent (65%) of the Stock of a foreign Subsidiary of Grantor, if and to the extent a grant of a security interest in such Stock would result in repatriation of earnings to Grantor pursuant to Section 956 of the Internal Revenue Code.
          3. Security for Obligations. This Agreement and the Security Interest created hereby secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantor to Agent or the Purchasers, but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving Grantor.
          4. Grantor Remains Liable. Anything herein to the contrary notwithstanding, (a) Grantor shall remain liable under the contracts and agreements included in the Collateral, including the Pledged Operating Agreements and the Pledged Partnership Agreements, to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Agent or any member of the Purchaser Group of any of the rights hereunder shall not release Grantor from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) none of the members of the Purchaser Group shall have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall any member of the Purchaser Group be obligated to perform any of the obligations or duties of Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. Until an Event of Default shall occur and be continuing, except as otherwise provided in this Agreement, the Securities Purchase Agreement, or other Note Documents, Grantor shall have the right to possession and enjoyment of the Collateral for the purpose of conducting the ordinary course of its businesses, subject to and upon the terms hereof and of the Bridge Notes, the Securities Purchase Agreement and the other Note Documents. Without limiting the generality of the foregoing, it is the intention of the parties hereto that record and beneficial ownership of the Pledged Interests, including all voting, consensual, and dividend rights, shall remain in Grantor until the occurrence of an Event of Default and until Agent shall notify Grantor of Agent’s exercise of voting, consensual, or dividend rights with respect to the Pledged Interests pursuant to Section 16 hereof.
          5. Representations and Warranties. Grantor hereby represents and warrants as follows:
          (a) The exact legal name of Grantor is set forth on the signature pages of this Agreement.
          (b) Grantor does not own any Real Property as of the Initial Funding Date and Grantor has no copyrights that have been registered with the United States Copyright Office.
          (c) As of the Initial Funding Date, Grantor has no interest in, or title to, any Intellectual Property Licenses, Patents or Trademarks except as set forth on Schedules 2,3 and 8, respectively, attached hereto. This Agreement is effective to create a valid and continuing Encumbrance on such Intellectual Property Licenses, Trademarks and Patents and, upon filing of the Patent Security Agreement with the United State Patent and Trademark Office, and the filing of appropriate financing statements in the jurisdictions listed on Schedule 5 hereto, all action necessary to perfect the Security Interest in and to on Grantor’s Patents and Trademarks has been taken and such perfected Security Interest is enforceable as such as against any and all creditors of and purchasers from Grantor.
          (d) This Agreement creates a valid security interest in the Collateral of Grantor, to the extent a security interest therein can be created under the Code, securing the payment of the Secured Obligations. Except to the extent a security interest in the Collateral cannot be perfected by the filing of a financing statement under the Code, all filings and other actions necessary (other than entry into Control Agreements) to perfect such security interest have been duly taken or will have been taken upon the filing of financing statements listing Grantor, as a debtor, and Agent, as secured party, in the jurisdictions listed next to Grantor’s name on Schedule 5 attached hereto. Upon the making of such filings, Agent shall have a first priority (subject to Permitted Encumbrances) perfected security interest in the Collateral of Grantor to the extent such security interest can be perfected by the filing of a financing statement. As of the Initial Funding Date, all action by Grantor necessary to perfect such security interest on each item of Collateral has been duly taken.
          (e) (i) Except for the Security Interest created hereby, Grantor is and will at all times be the sole holder of record and the legal and beneficial owner, free and clear of all Encumbrances other than Permitted Encumbrances, of the Pledged Interests indicated on Schedule 4 as being owned by Grantor and, when acquired by Grantor, any Pledged Interests acquired after the Initial Funding Date; (ii) all of the Pledged Interests are duly authorized, validly issued, fully paid and non-assessable and the Pledged Interests constitute or will constitute the percentage of the issued and outstanding Stock of the Pledged Companies of Grantor identified on Schedule 4 hereto as supplemented or modified by any Pledged Interests Addendum or any Supplement to this Agreement; (iii) Grantor has the right and requisite authority to pledge the Investment Related Property pledged by Grantor to Agent as provided herein; (iv) all actions necessary to perfect, establish the first priority (subject to Permitted Encumbrances) of, Agent’s Liens in the Investment Related Collateral, and the proceeds thereof, have been duly taken, (A) upon the execution and delivery of this Agreement; (B) upon the taking of possession by Agent of any certificates constituting the Pledged Interests, to the extent such Pledged Interests are represented by certificates, together with undated powers endorsed in blank by Grantor; (C) upon the filing of financing statements in the applicable jurisdiction set forth on Schedule 5 attached hereto for Grantor with respect to the Pledged Interests of Grantor that are not represented by certificates, and (D) with respect to any Securities Accounts, upon the delivery of Control Agreements with respect thereto; and (v) Grantor has delivered to and deposited with Agent (or, with respect to any Pledged Interests created or obtained after the Initial Funding Date, will deliver and deposit in accordance with Sections 6(a) and 8 hereof) all certificates representing the Pledged Interests owned by Grantor to the extent such Pledged Interests are represented by certificates, and undated powers endorsed in blank with respect to such certificates. None of the Pledged Interests owned or held by Grantor has been issued or transferred in violation of any securities registration, securities disclosure, or similar laws of any jurisdiction to which such issuance or transfer may be subject.
          (f) The Security Interest created hereby upon completion of the filings and other actions specified Schedule 6 attached hereto (which, in the case of all filings and other documents referred to on Schedule 6, have been delivered to Agent in completed and duly executed form (other than the Control Agreements, which will be delivered to Agent in accordance with Section 6(c))) will constitute valid perfected security interests in all the Collateral in favor of Agent, enforceable as such as against any and all creditors of and purchasers from Grantor in accordance with the terms hereof and (b) are prior to all other Encumbrances on the Collateral in existence on the date hereof except for Permitted Encumbrances. The fillings and other actions specified on Schedule 6 constitute all of the filings and other actions necessary to perfect all Security Interests granted hereunder.

          (g) No consent, approval, authorization, or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required (i) for the grant of a Security Interest by Grantor in and to the Collateral pursuant to this Agreement or for the execution, delivery, or performance of this Agreement by Grantor, or (ii) for the exercise by Agent of the voting or other rights provided for in this Agreement with respect to the Investment Related Property or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with such disposition of Investment Related Property by laws affecting the offering and sale of securities generally.
          (h) Grantor does not own any motor vehicles as of the Initial Funding Date.
          (i) All Deposit Accounts and all other depositary and other accounts maintained by Grantor as of the Initial Funding Date are described on Schedule 7 attached hereto.
          6. Covenants. Grantor, jointly and severally, covenants and agrees with Agent that from and after the date of this Agreement and until the date of termination of this Agreement in accordance with Section 23 hereof:
          (a) Possession of Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Investment Related Property, or Chattel Paper, in each case with a value in excess of $5,000 individually and $25,000 in the aggregate, and if and to the extent that perfection or priority of Agent’s Security Interest is dependent on or enhanced by possession, Grantor, immediately upon the request of Agent, shall execute such other documents and instruments as shall be requested by Agent or, if applicable, endorse and deliver physical possession of such Negotiable Collateral, Investment Related Property, or Chattel Paper to Agent, together with such undated powers endorsed in blank as shall be requested by Agent;
          (b) Chattel Paper.
          (i) Control Agreements. Grantor shall take all steps reasonably necessary to grant Agent control of all electronic Chattel Paper in accordance with the Code and all “transferable records” as that term is defined in Section 16 of the Uniform Electronic Transaction Act and Section 201 of the federal Electronic Signatures in Global and National Commerce Act as in effect in any relevant jurisdiction;
          (ii) If Grantor retains possession of any Chattel Paper or instruments (which retention of possession shall be subject to the extent permitted hereby), promptly upon the request of Agent, such Chattel Paper and instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the Security Interest of Tang Capital Partners, LP and RTW Investments, LLC”;
          (c) Control Agreements.
          (i) On or before the date that is 10 days after the Initial Funding Date under and as defined in the Securities Purchase Agreement, Grantor shall obtain an authenticated Control Agreement from each bank maintaining a Deposit Account for Grantor; and, thereafter, without Agent’s consent, Grantor shall not maintain any Deposit Accounts for which an authenticated Control Agreement has not been delivered to Agent;
          (ii) Grantor shall obtain authenticated Control Agreements, from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for Grantor;
          (d) Letter-of-Credit Rights. If Grantor is or becomes the beneficiary of a letter of credit with a face value in excess of $25,000 in the aggregate (excluding a letter of credit that is a Supporting Obligation), it shall promptly (and in any event within 5 Business Days after becoming a beneficiary) notify Agent thereof and, upon the request by Agent, enter into a tri-party agreement with Agent and the issuer or confirmation bank with respect to letter-of-credit rights assigning such letter-of-credit rights to Agent and directing, during the continuance of an Event of Default all payments thereunder to Agent’s Account, all in form and substance satisfactory to Agent;
          (e) Commercial Tort Claims. Grantor shall promptly (and in any event within 5 Business Days of receipt thereof), notify Agent in writing upon incurring or otherwise obtaining a Commercial Tort Claim which is reasonably expected to have value in excess of $25,000 after the date hereof and, upon request of Agent, promptly amend Schedule 1 to this Agreement to describe such after-acquired Commercial Tort Claim in a manner that reasonably identifies such Commercial Tort Claim, and hereby authorizes the filing of additional financing statements or amendments to existing financing statements describing such Commercial Tort Claims, and agrees to do such other acts or things deemed necessary or desirable by Agent to give Agent a first priority (subject to Permitted Encumbrances), perfected security interest in any such Commercial Tort Claim;
          (f) Government Contracts. If any Account or Chattel Paper arises out of a contract or contracts with the United States of America or any department, agency, or instrumentality thereof with a value in excess of $25,000 in the aggregate, Grantor shall promptly (and in any event within 5 Business Days of the creation thereof) notify Agent thereof in writing and execute any instruments or take any steps reasonably required by Agent in order that all moneys due or to become due under such contract or contracts shall be assigned to Agent, for the benefit of the Purchaser Group and shall provide written notice thereof under the Assignment of Claims Act or other applicable law;
          (g) Intellectual Property.
          (i) Upon request of Agent, in order to facilitate filings with the United States Patent and Trademark Office, Grantor shall execute and deliver to Agent one or more Trademark Security Agreements or Patent Security Agreements to further evidence Agent’s Lien on Grantor’s Trademarks or Patents and the General Intangibles of Grantor relating thereto or represented thereby;
          (ii) Grantor shall have the duty, to the extent necessary or economically desirable in the operation of Grantor’s business, (A) to promptly notify

Agent of any infringement, misappropriation, or dilution and, upon request of Agent, to promptly sue for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, (B) to prosecute diligently any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter until the termination of this Agreement, (C) to prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter until the termination of this Agreement, and (D) to take all reasonable and necessary action to preserve and maintain all of Grantor’s Trademarks, Patents, Copyrights, Intellectual Property Licenses, and its rights therein, including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings. Grantor further agrees not to abandon any Trademark, Patent, Copyright, or Intellectual Property License that is necessary in the operation of Grantor’s business;
          (iii) Grantor acknowledges and agrees that Agent shall have no duties with respect to the Trademarks, Patents, Copyrights, or Intellectual Property Licenses. Without limiting the generality of this Section 6(g), Grantor acknowledges and agrees that no member of the Purchaser Group shall be under any obligation to take any steps necessary to preserve rights in the Trademarks, Patents, Copyrights, or Intellectual Property Licenses against any other Person, but Agent may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all expenses incurred in connection therewith (including reasonable fees and expenses of attorneys and other professionals) shall be for the sole account of Grantor and shall be chargeable (when due and payable); and
          (iv) In no event shall Grantor, either itself or through any employee, licensee, or designee, file an application for the registration of any Patent, Trademark, or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency without giving Agent prior written notice thereof. Promptly upon any such filing, Grantor shall comply with Section 6(g)(i) hereof;
          (h) Investment Related Property.
          (i) If Grantor shall receive or become entitled to receive any Pledged Interests after the Initial Funding Date, it shall promptly (and in any event within 5 Business Days of receipt thereof) deliver to Agent a duly executed Pledged Interests Addendum identifying such Pledged Interests;
          (ii) Upon and during the continuance of an Event of Default, all sums of money and property paid or distributed in respect of the Investment Related Property which are received by Grantor shall be held by Grantor in trust for the benefit of Agent segregated from Grantor’s other property, and Grantor shall deliver it forthwith to Agent’s in the exact form received;
          (iii) Grantor shall promptly deliver to Agent a copy of each material notice or other communication received by it in respect of any Pledged Interests;

          (iv) No Grantor shall make or consent to any amendment or other modification or waiver with respect to any Pledged Interests, Pledged Operating Agreement, or Pledged Partnership Agreement, or enter into any agreement or permit to exist any restriction with respect to any Pledged Interests other than pursuant to the Note Documents;
          (v) Grantor agrees that it will cooperate with Agent in obtaining all necessary approvals and making all necessary filings under federal, state, local, or foreign law in connection with the Security Interest on the Investment Related Property or any sale or transfer thereof; and
          (vi) As to all limited liability company or partnership interests, issued under any Pledged Operating Agreement or Pledged Partnership Agreement, Grantor hereby represents, warrants and covenants that the Pledged Interests issued pursuant to such agreement (A) are not and shall not be dealt in or traded on securities exchanges or in securities markets, (B) do not and will not constitute investment company securities, and (C) are not and will not be held by Grantor in a securities account. In addition, none of the Pledged Operating Agreements, the Pledged Partnership Agreements, or any other agreements governing any of the Pledged Interests issued under any Pledged Operating Agreement or Pledged Partnership Agreement, provide or shall provide that such Pledged Interests are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction.
          (i) Real Property; Fixtures. Grantor covenants and agrees that upon the acquisition of any fee interest in Real Property it will promptly (and in any event within 5 Business Days of acquisition) notify Agent of the acquisition of such Real Property and will grant to Agent, for the benefit of the Purchaser Group a first priority Mortgage on each fee interest in Real Property now or hereafter owned by Grantor and shall deliver such other documentation and opinions, in form and substance satisfactory to Agent, in connection with the grant of such Mortgage as Agent shall request, including title insurance policies, financing statements, fixture filings and environmental audits and Grantor shall pay all recording costs, intangible taxes and other fees and costs (including reasonable attorneys fees and expenses) incurred in connection therewith. Grantor acknowledges and agrees that, to the extent permitted by applicable law, all of the Collateral shall remain personal property regardless of the manner of its attachment or affixation to real property.
          (j) Transfers and Other Liens. Grantor shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, except in the ordinary course of business and consistent with past practice, or (ii) create or permit to exist any Encumbrance upon or with respect to any of the Collateral of Grantor, except for Permitted Encumbrances. The inclusion of Proceeds in the Collateral shall not be deemed to constitute Agent’s consent to any sale or other disposition of any of the Collateral except as expressly permitted in this Agreement or the other Note Documents.
          (k) Other Actions as to Any and All Collateral. Grantor shall promptly (and in any event within 5 Business Days of acquiring or obtaining such Collateral) notify Agent in writing upon (i) acquiring or otherwise obtaining any Collateral after the date hereof consisting of Trademarks, Patents, Copyrights, Intellectual Property Licenses, Investment Related Property, Chattel Paper (electronic, tangible or otherwise), documents (as defined in Article 9 of the Code), promissory notes (as defined in the Code, or instruments (as defined in the Code) or (ii) any amount payable under or in connection with any of the Collateral being or becoming evidenced after the date hereof by any Chattel Paper, documents, promissory notes, or instruments, in each case with a value in excess of $10,000 individually and $25,000 in the aggregate and, in each such case upon the request of Agent, promptly execute such other documents, or if applicable, deliver such Chattel Paper, other documents or certificates evidencing any Investment Related Property and do such other acts or things deemed necessary or desirable by Agent to protect Agent’s Security Interest therein; and
          (l) Changes in Locations, Names, etc. Grantor shall not, except upon prior written consent of Agent and delivery to Agent of additional financing statements and other documents reasonably requested by Agent as to the validity, perfection and priority of the Security Interests provided herein, change its name, identity, corporate structure or jurisdiction of organization.
          (m) Notices. Grantor will advise Agent promptly, in reasonable detail, of: (i) any Encumbrance (other than Permitted Encumbrances) on any of the Collateral which would adversely affect the ability of Agent to exercise any of its remedies hereunder and (ii) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral.
          7. Relation to Other Security Documents. The provisions of this Agreement shall be read and construed with the provisions of the Patent Security Agreements, which are supplemental to the provisions of this Agreement. Nothing contained in the Patent Security Agreements shall limit any of the rights or remedies of Agent hereunder.
          8. Further Assurances.
          (a) Grantor agrees that from time to time, at its own expense, Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that Agent may reasonably request, in order to perfect and protect the Security Interest granted or purported to be granted hereby or to enable Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral.
          (b) Grantor authorizes the filing by Agent of financing or continuation statements, or amendments thereto, and Grantor will execute and deliver to Agent such other instruments or notices, as may be necessary or as Agent may reasonably request, in order to perfect and preserve the Security Interest granted or purported to be granted hereby.
          (c) Grantor authorizes Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments (i) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance. Grantor also hereby ratifies any and all financing statements or amendments previously filed by Agent in any jurisdiction.
          (d) Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of Agent, subject to Grantor’s rights under Section 9-509(d)(2) of the Code.
          9. Agent’s Right to Perform Contracts, Exercise Rights, etc. Upon the occurrence and during the continuance of an Event of Default, Agent (or its designee) (a) may proceed to perform any and all of the obligations of Grantor contained in any contract, lease, or other agreement and exercise any and all rights of Grantor therein contained as fully as Grantor itself could, (b) shall have the right to use Grantor’s rights under Intellectual Property Licenses in connection with the enforcement of the Agent’s rights hereunder, including the right to prepare for sale and sell any and all Inventory and Equipment now or hereafter owned by Grantor and now or hereafter covered by such licenses, and (c) shall have the right to request that any Stock that is pledged hereunder be registered in the name of Agent or any of its nominees.
          10. Agent Appointed Attorney-in-Fact. Grantor hereby irrevocably appoints Agent its attorney-in-fact, with full authority in the place and stead of Grantor and in the name of Grantor or otherwise, at such time as an Event of Default has occurred and is continuing under the Bridge Notes, to take any action and to execute any instrument which Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including:
          (a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Accounts or any other Collateral of Grantor;
          (b) to receive and open all mail addressed to Grantor and to notify postal authorities to change the address for the delivery of mail to Grantor to that of Agent;
          (c) to receive, indorse, and collect any drafts or other instruments, documents, Negotiable Collateral or Chattel Paper;
          (d) to file any claims or take any action or institute any proceedings which Agent may deem necessary or desirable for the collection of any of the Collateral of Grantor or otherwise to enforce the rights of Agent with respect to any of the Collateral;
          (e) to repair, alter, or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to Grantor in respect of any Account of Grantor;
          (f) to use any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, advertising matter or other industrial or intellectual property rights, in advertising for sale and selling Inventory and other Collateral and to collect any amounts due under Accounts, contracts or Negotiable Collateral of Grantor; and
          (g) Agent on behalf of the Purchaser Group shall have the right, but shall not be obligated, to bring suit in its own name to enforce the Trademarks, Patents, Copyrights and

Intellectual Property Licenses and, if Agent shall commence any such suit, the appropriate Grantor shall, at the request of Agent, do any and all lawful acts and execute any and all proper documents reasonably required by Agent in aid of such enforcement.
          To the extent permitted by law, Grantor hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable until this Agreement is terminated.
          11. Appointment and Authorization of Agent. Each Purchaser hereby designates and appoints Agent as its representative under this Agreement and the other Note Documents and each Purchaser hereby irrevocably authorizes Agent to execute and deliver each of the other Note Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Note Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Note Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 11. The provisions of this Section 11 are solely for the benefit of Agent and the Purchasers, and Debtor shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Note Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Note Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that Agent is merely the representative of the Purchasers, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Note Documents. Without limiting the generality of the foregoing, or of any other provision of the Note Documents that provides rights or powers to Agent, Purchasers agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Note Documents, (c) perform, exercise, and enforce any and all other rights and remedies of the Purchaser Group with respect to Debtor, the Obligations, the Collateral, or otherwise related to any of same as provided in the Note Documents, and (d) incur and pay such Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Note Documents. Agent shall have no obligation whatsoever to any of the Purchasers to assure that the Collateral exists or is owned by Debtor or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Note Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Purchasers and that Agent shall have no other duty or liability whatsoever to any Purchaser as to any of the foregoing, except as otherwise provided herein.
          12. Agent May Perform. If Grantor fails to perform any agreement contained herein, Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of Agent incurred in connection therewith shall be payable by Grantor.
          13. Agent’s Duties. The powers conferred on Agent hereunder are solely to protect the Purchasers’ interest in the Collateral, for the benefit of the Purchaser Group, and shall not impose any duty upon Agent to exercise any such powers. Except for the safe custody of any Collateral in its actual possession and the accounting for moneys actually received by it hereunder, Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its actual possession if such Collateral is accorded treatment substantially equal to that which Agent accords its own property.
          14. Collection of Accounts, General Intangibles and Negotiable Collateral. At any time upon the occurrence and during the continuation of an Event of Default, Agent or Agent’s designee may (a) notify Account Debtors of Grantor that the Accounts, General Intangibles, Chattel Paper or Negotiable Collateral have been assigned to Agent, for the benefit of the Purchaser Group, or that Agent has a security interest therein, and (b) collect the Accounts, General Intangibles and Negotiable Collateral directly, and any collection costs and expenses shall constitute part of Grantor’s Secured Obligations under the Note Documents.
          15. Disposition of Pledged Interests by Agent. None of the Pledged Interests existing as of the date of this Agreement are, and none of the Pledged Interests hereafter acquired on the date of acquisition thereof will be, registered or qualified under the various federal or state securities laws of the United States and disposition thereof after an Event of Default may be restricted to one or more private (instead of public) sales in view of the lack of such registration. Grantor understands that in connection with such disposition, Agent may approach only a restricted number of potential purchasers and further understands that a sale under such circumstances may yield a lower price for the Pledged Interests than if the Pledged Interests were registered and qualified pursuant to federal and state securities laws and sold on the open market. Grantor, therefore, agrees that: (a) if Agent shall, pursuant to the terms of this Agreement, sell or cause the Pledged Interests or any portion thereof to be sold at a private sale, Agent shall have the right to rely upon the advice and opinion of any nationally recognized brokerage or investment firm (but shall not be obligated to seek such advice and the failure to do so shall not be considered in determining the commercial reasonableness of such action) as to the best manner in which to offer the Pledged Interest or any portion thereof for sale and as to the best price reasonably obtainable at the private sale thereof; and (b) such reliance shall be conclusive evidence that Agent has handled the disposition in a commercially reasonable manner.

          16. Voting Rights.
          (a) Upon the occurrence and during the continuation of an Event of Default, (i) Agent may, at its option, and with two (2) Business Days prior notice to Grantor, and in addition to all rights and remedies available to Agent under any other agreement, at law, in equity, or otherwise, exercise all voting rights, and all other ownership or consensual rights in respect of the Pledged Interests owned by Grantor, but under no circumstances is Agent obligated by the terms of this Agreement to exercise such rights, and (ii) if Agent duly exercises its right to vote any of such Pledged Interests, Grantor hereby appoints Agent, Grantor’s true and lawful attorney-in-fact and irrevocable proxy to vote such Pledged Interests in any manner Agent deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be. The power-of-attorney granted hereby is coupled with an interest and shall be irrevocable.
          (b) For so long as Grantor shall have the right to vote the Pledged Interests owned by it, Grantor covenants and agrees that it will not, without the prior written consent of Agent, vote or take any consensual action with respect to such Pledged Interests which would materially adversely affect the rights of Agent and the other members of the Purchaser Group or the value of the Pledged Interests.
          17. Remedies. Upon the occurrence and during the continuance of an Event of Default:
          (a) Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the other Note Documents, or otherwise available to it, all the rights and remedies of a secured party on default under the Code or any other applicable law. Without limiting the generality of the foregoing, Grantor expressly agrees that, in any such event, Agent without demand of performance or other demand, advertisement or notice of any kind (except a notice specified below of time and place of public or private sale) to or upon Grantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), may take immediate possession of all or any portion of the Collateral and (i) require Grantor to, and Grantor hereby agrees that it will at its own expense and upon request of Agent forthwith, assemble all or part of the Collateral as directed by Agent and make it available to Agent at one or more locations where Grantor regularly maintains Inventory, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Agent’s offices or elsewhere, for cash, on credit, and upon such other terms as Agent may deem commercially reasonable. Grantor agrees that, to the extent notice of sale shall be required by law, at least 10 days notice to Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and specifically such notice shall constitute a reasonable “authenticated notification of disposition” within the meaning of Section 9-611 of the Code. Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

          (b) Agent is hereby granted a license or other right to use, without liability for royalties or any other charge, Grantor’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks and advertising matter, URLs, domain names, industrial designs, other industrial or intellectual property or any property of a similar nature, whether owned by Grantor or with respect to which Grantor have rights under license, sublicense, or other agreements, as it pertains to the Collateral, in preparing for sale, advertising for sale and selling any Collateral, and Grantor’s rights under all licenses and all franchise agreements shall inure to the benefit of Agent.
          (c) Any cash held by Agent as Collateral and all cash proceeds received by Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied against the Bridge Notes and the Secured Obligations, pari passu. In the event the proceeds of Collateral are insufficient to satisfy all of the Secured Obligations in full, Grantor shall remain liable for any such deficiency.
          (d) Grantor hereby acknowledges that the Secured Obligations arose out of a commercial transaction, and agrees that if an Event of Default shall occur and be continuing Agent shall have the right to an immediate writ of possession without notice of a hearing. Agent shall have the right upon notice to Grantor to the appointment of a receiver for the properties and assets of Grantor, and Grantor hereby consents to such rights and such appointment and hereby waives any objection Grantor may have thereto or the right to have a bond or other security posted by Agent.
          18. Remedies Cumulative. Each right, power, and remedy of Agent as provided for in this Agreement or in the other Note Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Note Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Agent, of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by Agent of any or all such other rights, powers, or remedies.
          19. Marshaling. Agent shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Agent’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, Grantor hereby irrevocably waives the benefits of all such laws.

          20. Indemnity and Expenses.
          (a) Grantor agrees to indemnify Agent and the other members of the Purchaser Group from and against all claims, lawsuits and liabilities (including reasonable attorneys fees) incurred by a member of the Purchaser Group growing out of or resulting from this Agreement (including enforcement of this Agreement) or any other Note Document to which Grantor is a party, except claims, losses or liabilities resulting from the gross negligence or willful misconduct of the party seeking indemnification as determined by a final non-appealable order of a court of competent jurisdiction. This provision shall survive the termination of this Agreement and the repayment of the Secured Obligations.
          (b) Grantor, jointly and severally, shall, upon demand, pay to Agent all the Expenses which Agent may incur in connection with (i) the administration or enforcement of this Agreement, (ii) the custody, preservation, use or operation of, or, upon an Event of Default, the sale of, collection from, or other realization upon, any of the Collateral in accordance with this Agreement and the other Note Documents, (iii) the exercise or enforcement of any of the rights of Agent hereunder or (iv) the failure by Grantor to perform or observe any of the provisions hereof.
          21. Merger, Amendments; Etc. THIS AGREEMENT, TOGETHER WITH THE OTHER NOTE DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES WITH RESPECT TO THE MATTERS PERTAINING TO THIS AGREEMENT. No waiver of any provision of this Agreement, and no consent to any departure by Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Agent and Grantor to which such amendment applies.
          22. Addresses for Notices. All notices and other communications provided for hereunder shall be given in the form and manner and delivered to Agent and to Grantor, at their respective addresses specified in the Securities Purchase Agreement, or, as to any party, at such other address as shall be designated by such party in a written notice to the other party.
          23. Continuing Security Interest: Assignments under this Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the Secured Obligations have been paid or satisfied in full in accordance with the provisions of the Bridge Notes and the Securities Purchase Agreement, (b) be binding upon Grantor and its successors and assigns, and (c) inure to the benefit of, and be enforceable by, Agent, and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), each of Agent and the Purchasers may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Agent herein or otherwise. Upon payment or satisfaction in full of the Secured Obligations in accordance with the provisions of the Bridge Notes, the Security Interest granted hereby shall terminate and all rights to the Collateral shall revert to Grantor or any other Person entitled thereto. At such time, Grantor shall be authorized to file appropriate termination statements to terminate such Security Interests. No transfer or renewal, extension, assignment, or termination of this Agreement, any other Note Document, or any other instrument or document executed and delivered by Grantor to Agent nor any additional loans made by the Purchasers to Grantor, nor the taking of further security, nor the retaking or re-delivery of the Collateral to Grantor by Agent, nor any other act of the Purchaser Group, or any of them shall release Grantor from any obligation, except a release or discharge executed in writing by Agent. Agent shall not by any act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder, unless such waiver is in writing and signed by Agent and then only to the extent therein set forth. A waiver by Agent of any right or remedy on any occasion shall not be construed as a bar to the exercise of any such right or remedy which Agent would otherwise have had on any other occasion.
          24. Governing Law; Jurisdiction; Venue; Service of Process.
          (a) Governing Law. This Agreement, the rights of the parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the domestic substantive laws of the State of California, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
          (b) Jurisdiction. Each of the parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California, or if such Action may not be brought in federal court, then the Superior Court of the State of California for the purpose of any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement or any other Note Document, (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement or any other Note Document or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
          (c) Each of the parties to this Agreement agrees that for any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, such party shall bring such Action only in a court of competent jurisdiction located in the City and County of San Francisco, California. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.
          (d) Service of Process. Each of the parties to this Agreement hereby (i) consents to service of process in any Action among any of the parties hereto relating to or arising in whole or in part under or in connection with this Agreement in any manner permitted by California law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.01 of the Securities Purchase Agreement, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.
          (e) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
          25. Agent. Each reference herein to any right granted to, benefit conferred upon or power exercisable by the “Agent” shall be a reference to Agent, for the benefit of the Purchaser Group.
          25. Miscellaneous.
          (a) This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (e.g., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.
          (b) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.
          (c) Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.
          (d) The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.
          (e) Unless the context of this Agreement or any other Note Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Note Document refer to this Agreement or such other Note Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Note Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Note Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein or in any other Note Document to the satisfaction or repayment in full of the Secured Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Secured Obligations other than unasserted contingent indemnification Secured Obligations. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Note Document shall be satisfied by the transmission of a Record and any Record so transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

          IN WITNESS WHEREOF, the undersigned parties hereto have executed this Agreement by and through their duly authorized officers, as of the day and year first above written.

GRANTOR:	RNCS, Inc.
By

By:
Name:
Title:

AGENT AND PURCHASER:	TANG CAPITAL PARTNERS, LP
By:
Name:
Title:

OTHER PURCHASERS:	RTW INVESTMENTS, LLC
By:
Name:
Title:

Signature Page to Security Agreement

SCHEDULE 1
COMMERCIAL TORT CLAIMS

SCHEDULE 2
INTELLECTUAL PROPERTY LICENSES

SCHEDULE 3
PATENTS

SCHEDULE 4
PLEDGED COMPANIES

SCHEDULE 5
LIST OF UNIFORM COMMERCIAL CODE FILING JURISDICTIONS

SCHEDULE 6
FILINGS AND PERFECTION

FILING REQUIREMENT OR OTHER ACTION	FILING OFFICE

SCHEDULE 7
DEPOSIT ACCOUNTS

SCHEDULE 8
TRADEMARKS

EXHIBIT A
PATENT SECURITY AGREEMENT
          This Patent Security Agreement (this “Patent Security Agreement”) is made this ___ day of ___________, 2011, among the undersigned (the “Grantor”), and Tang Capital Partners, LP, in its capacity as representative for the Purchasers (“Agent”).
RECITALS
          WHEREAS, Pursuant to that certain Securities Purchase Agreement, dated as of September ___, 2011 (the “Securities Purchase Agreement”), by and among RXi Pharmaceuticals Corporation, RNCS, Inc. (the “Debtor”), and Agent and RTW Investments, LLC, as Purchasers (collectively, the “Purchasers”), Debtor has agreed to issue to the Purchasers, and the Purchasers have agreed to purchase from Debtor, the “Bridge Notes” (as defined in the Securities Purchase Agreement);
          WHEREAS, the Purchasers are willing to make the financial accommodations to Debtor as provided for in the Securities Purchase Agreement and Bridge Notes, but only upon the condition, among others, that Grantor shall have executed and delivered to Agent, as representative of the Purchasers for the benefit of the Purchasers, that certain Security Agreement dated as of September ___, 2011 (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”); and
          WHEREAS, pursuant to the Security Agreement, Grantor is required to execute and deliver to Agent this Patent Security Agreement;
          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor hereby agrees as follows:
          1. DEFINED TERMS. All capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement.
          2. GRANT OF SECURITY INTEREST IN PATENT COLLATERAL. Grantor hereby grants to Agent a continuing first priority security interest in all of Grantor’s right, title and interest in, to and under the following, whether presently existing or hereafter created or acquired (collectively, the “Patent Collateral”):
          (a) all of its Patents and Patent Intellectual Property Licenses to which it is a party including those referred to on Schedule I hereto;
          (b) all reissues, continuations or extensions of the foregoing; and
          (c) all products and proceeds of the foregoing, including any claim by Grantor against third parties for past, present or future infringement or dilution of any Patent or any Patent licensed under any Intellectual Property License.

          3. SECURITY FOR OBLIGATIONS. This Patent Security Agreement and the Security Interest created hereby secures the payment and performance of all the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Patent Security Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantor, or any of them, to Agent, whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving Grantor.
          4. SECURITY AGREEMENT. The security interests granted pursuant to this Patent Security Agreement are granted in conjunction with the security interests granted to Agent pursuant to the Security Agreement. Grantor hereby acknowledges and affirms that the rights and remedies of Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.
          5. AUTHORIZATION TO SUPPLEMENT. If Grantor shall obtain rights to any new patentable inventions or become entitled to the benefit of any patent application or patent for any reissue, division, or continuation, of any patent, the provisions of this Patent Security Agreement shall automatically apply thereto. Grantor shall give prompt notice in writing to Agent with respect to any such new patent rights. Without limiting Grantor’s obligations under this Section 5, Grantor hereby authorizes Agent unilaterally to modify this Agreement by amending Schedule I to include any such new patent rights of Grantor. Notwithstanding the foregoing, no failure to so modify this Patent Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.
          6. COUNTERPARTS. This Patent Security Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Patent Security Agreement or any other Note Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission shall be deemed an original signature hereto.
          7. CONSTRUCTION. Unless the context of this Patent Security Agreement or any other Note Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Patent Security Agreement or any other Note Document refer to this Patent Security Agreement or such other Note Document, as the case may be, as a whole and not to any particular provision of this Patent Security Agreement or such other Note Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Patent Security Agreement unless otherwise specified. Any reference in this Patent Security Agreement or in any other Note Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein or in any other Note Document to the satisfaction or repayment in full of the Secured Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Secured Obligations other than unasserted contingent indemnification Secured Obligations. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Note Document shall be satisfied by the transmission of a Record and any Record so transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.
[signature page follows]

          IN WITNESS WHEREOF, Grantor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Grantor:	RNCS, Inc.
By:
Name:
Title:

ACCEPTED AND ACKNOWLEDGED BY:

TANG CAPITAL PARTNERS, LP, as Agent
By:
Name:
Title:

Patent Security Agreement

SCHEDULE I
to
PATENT SECURITY AGREEMENT

EXHIBIT B
ANNEX 1 TO PLEDGE AND SECURITY AGREEMENT
Pledged Interests Addendum
          This Pledged Interests Addendum, dated as of _________ ___, 2011, is delivered pursuant to Section 6 of the Security Agreement referred to below. The undersigned hereby agrees that this Pledged Interests Addendum may be attached to that certain Security Agreement, dated as of September ___, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), made by the undersigned to Tang Capital Partners, LP, in its capacity as Agent. Initially capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Security Agreement. The undersigned hereby agrees that the additional interests listed on this Pledged Interests Addendum as set forth below shall be and become part of the Pledged Interests pledged by the undersigned to Agent in the Security Agreement and any pledged company set forth on this Pledged Interests Addendum as set forth below shall be and become a “Pledged Company” under the Security Agreement, each with the same force and effect as if originally named therein.
          The undersigned hereby certifies that the representations and warranties set forth in Section 4 of the Security Agreement of the undersigned are true and correct as to the Pledged Interests listed herein on and as of the date hereof.

RNCS, Inc.
By:
Name:
Title:

Pledged Interests Addendum

Percentage
	Name of Pledged	Number of	Class of	of Class	Certificate
Name of Pledgor	Company	Shares/Units	Interests	Owned	Nos.

EXHIBIT C
TRADEMARK SECURITY AGREEMENT
          This Trademark Security Agreement (this “Trademark Security Agreement”) is made this ___ day of ___________, 2011, among the undersigned (the “Grantor”), and Tang Capital Partners, LP, in its capacity as representative for the Purchasers (“Agent”).
RECITALS
          WHEREAS, Pursuant to that certain Securities Purchase Agreement, dated as of September ___, 2011 (the “Securities Purchase Agreement”), by and among RXi Pharmaceuticals Corporation, RNCS, Inc. (the “Debtor”), and Agent and RTW Investments, LLC, as Purchasers (collectively, the “Purchasers”), Debtor has agreed to issue to the Purchasers, and the Purchasers have agreed to purchase from Debtor, the “Bridge Notes” (as defined in the Securities Purchase Agreement);
          WHEREAS, the Purchasers are willing to make the financial accommodations to Debtor as provided for in the Securities Purchase Agreement and Bridge Notes, but only upon the condition, among others, that Grantor shall have executed and delivered to Agent, as representative of the Purchasers for the benefit of the Purchasers, that certain Security Agreement dated as of September ___, 2011 (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”); and
          WHEREAS, pursuant to the Security Agreement, Grantor is required to execute and deliver to Agent this Trademark Security Agreement;
          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor hereby agrees as follows:
          1. DEFINED TERMS. All capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement.
          2. GRANT OF SECURITY INTEREST IN TRADEMARK COLLATERAL. Grantor hereby grants to Agent a continuing first priority security interest in all of Grantor’s right, title and interest in, to and under the following, whether presently existing or hereafter created or acquired (collectively, the “Trademark Collateral”):
          (a) all of its Trademarks and Trademark Intellectual Property Licenses to which it is a party including those referred to on Schedule I hereto;
          (b) all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists, and other General Intangibles with respect to the foregoing;
          (c) all reissues, continuations or extensions of the foregoing;

          (d) all goodwill of the business connected with the use of, and symbolized by, each Trademark and each Trademark Intellectual Property License; and
          (e) all products and proceeds of the foregoing, including any claim by Grantor against third parties for past, present or future (i) infringement or dilution of any Trademark or any Trademark licensed under any Intellectual Property License or (ii) injury to the goodwill associated with any Trademark or any Trademark licensed under any Intellectual Property License.
          3. SECURITY FOR OBLIGATIONS. This Trademark Security Agreement and the Security Interest created hereby secures the payment and performance of all the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Trademark Security Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantor, or any of them, to Agent, whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving Grantor.
          4. SECURITY AGREEMENT. The security interests granted pursuant to this Trademark Security Agreement are granted in conjunction with the security interests granted to Agent pursuant to the Security Agreement. Grantor hereby acknowledges and affirms that the rights and remedies of Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.
          5. AUTHORIZATION TO SUPPLEMENT. If Grantor shall obtain rights to any new trademarks, the provisions of this Trademark Security Agreement shall automatically apply thereto. Grantor shall give prompt notice in writing to Agent with respect to any such new trademarks or renewal or extension of any trademark registration. Without limiting Grantor’s obligations under this Section 5, Grantor hereby authorizes Agent unilaterally to modify this Agreement by amending Schedule I to include any such new trademark rights of Grantor. Notwithstanding the foregoing, no failure to so modify this Trademark Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.
          6. COUNTERPARTS. This Trademark Security Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Trademark Security Agreement or any other Note Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission shall be deemed an original signature hereto.
          7. CONSTRUCTION. Unless the context of this Trademark Security Agreement or any other Note Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Trademark Security Agreement or any other Note

Document refer to this Trademark Security Agreement or such other Note Document, as the case may be, as a whole and not to any particular provision of this Trademark Security Agreement or such other Note Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Trademark Security Agreement unless otherwise specified. Any reference in this Trademark Security Agreement or in any other Note Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein or in any other Note Document to the satisfaction or repayment in full of the Secured Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Secured Obligations other than unasserted contingent indemnification Secured Obligations. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Note Document shall be satisfied by the transmission of a Record and any Record so transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.
[signature page follows]

          IN WITNESS WHEREOF, Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Grantor:	RNCS, Inc.
By:
Name:
Title:

ACCEPTED AND ACKNOWLEDGED BY:

TANG CAPITAL PARTNERS, LP, as Agent
By:
Name:
Title:

SCHEDULE I
to
TRADEMARK SECURITY AGREEMENT
Trademark Registrations/Applications
Trade Names
Common Law Trademarks
Trademarks Not Currently In Use
Trademark Licenses

EXHIBIT E
FORM OF GENERAL CONTINUING GUARANTY
          This General Continuing Guaranty (this “Guaranty”), dated as of September ___, 2011, is executed and delivered by RXi Pharmaceuticals Corporation, a Delaware corporation (“Guarantor”), in favor of Tang Capital Partners, LP, in its capacity as representative of the Purchasers (in such capacity, together with its successors and assigns, if any, in such capacity, “Agent”), in light of the following:
          WHEREAS, Pursuant to that certain Securities Purchase Agreement, dated as of September __, 2011 (as the same may be amended, supplemented or otherwise modified, the “Securities Purchase Agreement”) by and among Guarantor, RNCS, Inc., a Delaware corporation (“Company”), and Tang Capital Partners, LP and RTW Investments, LLC, each as a Purchaser (collectively, the “Purchasers” and individually, a “Purchaser”), Company has agreed to issue to the Purchasers, and the Purchasers have agreed to purchase from the Company, the Bridge Notes. In connection with the issuance of Bridge Notes, the Company has granted to Agent, as representative of the Purchasers, a security interest in and liens upon substantially all of its property, pursuant to the Security Agreement dated as of September __, 2011 (as the same may be amended, supplemented or otherwise modified, the “Security Agreement”). This Guaranty, the Bridge Notes, the Security Agreement and all of the other documents evidencing or securing the Bridge Notes, as the same may be amended, modified, increased, renewed or restated from time to time, are herein referred to collectively as the “Note Documents.” All capitalized terms used herein (including in the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Security Agreement.
          WHEREAS, Guarantor is the sole shareholder and the direct parent of Company and, as such, will derive substantial benefit by reason of the Purchasers purchasing and extending credit under the Bridge Notes; and
          WHEREAS, This Guaranty is integral to the transactions contemplated by the Securities Purchase Agreement and the Bridge Notes, and the execution and delivery hereof are conditions precedent to the willingness of Purchasers to purchase and extend credit under the Bridge Notes.
          NOW, THEREFORE, in consideration of the foregoing, Guarantor hereby agrees as follows:
     1. Definitions and Construction.
          1.1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Security Agreement. The following terms, as used in this Guaranty, shall have the following meanings:
          “Agent” has the meaning set forth in the preamble to this Guaranty.

          “Company” has the meaning set forth in the preamble to this Guaranty.
          “Guarantied Obligations” means the Secured Obligations now or hereafter existing under any Note Document, whether for principal, interest (including all interest that accrues after the commencement of any Insolvency Proceeding irrespective of whether a claim therefor is allowed in such case or proceeding), fees, expenses or otherwise, and any and all expenses (including reasonable counsel fees and expenses) incurred by the Agent or the Purchasers (or any of them) in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, Guarantied Obligations shall include all amounts that constitute part of the Guarantied Obligations and would be owed by Company to the Agent or the Purchasers under any Note Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Company or any other guarantor.
          “Guarantor” has the meaning set forth in the preamble to this Guaranty.
          “Guaranty” has the meaning set forth in the preamble to this Guaranty.
          “Purchasers” has the meaning set forth in the preamble to this Guaranty.
          “Purchaser Group” means, individually and collectively, each of the Purchasers and Agent.
          “Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.
          “Security Agreement” has the meaning set forth in the recitals to this Guaranty.
          “Securities Purchase Agreement” has the meaning set forth in the recitals to this Guaranty.
          “Share Pledge Agreement” means the Pledge, Assignment and Security Agreement dated as of September __, 2011 by Guarantor and Agent.
          “Voidable Transfer” has the meaning set forth in Section 10 of this Guaranty.
          1.2. Construction. Unless the context of this Guaranty clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the part includes the whole, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and other similar terms in this Guaranty refer to this Guaranty as a whole and not to any particular provision of this Guaranty. Section, subsection, clause, schedule, and exhibit references herein are to this Guaranty unless otherwise specified. Any reference in this Guaranty to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Neither this Guaranty nor any uncertainty or ambiguity herein shall be construed or resolved against the Purchaser Group or Company, whether under any rule of construction or otherwise. On the contrary, this Guaranty has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of Guarantor and Agent. Any reference herein to the satisfaction or payment in full of the Guarantied Obligations shall mean the payment in full in cash (or cash collateralization in accordance with the terms of the Securities Purchase Agreement) of all Guarantied Obligations other than unasserted contingent indemnification Guarantied Obligations and the full and final termination of any commitment to extend any financial accommodations under the Securities Purchase Agreement and any other Note Document. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein. The captions and headings are for convenience of reference only and shall not affect the construction of this Guaranty.
     2. Guarantied Obligations. Guarantor hereby irrevocably and unconditionally guaranties to Agent, for the benefit of the Purchaser Group, as and for its own debt, until the Guaranty is terminated as provided herein, (a) the due and punctual payment of the Guarantied Obligations, when and as the same shall become due and payable, whether at maturity, pursuant to a mandatory prepayment requirement, by acceleration, or otherwise; it being the intent of Guarantor that the guaranty set forth herein shall be a guaranty of payment and not a guaranty of collection; and (b) the punctual and faithful performance, keeping, observance, and fulfillment by Company of all of the agreements, conditions, covenants, and obligations of Company contained in each of the Note Documents.
     3. Continuing Guaranty. This Guaranty includes Guarantied Obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Guarantied Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Guarantied Obligations after prior Guarantied Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, Guarantor hereby waives any right to revoke this Guaranty as to future Guarantied Obligations. If such a revocation is effective notwithstanding the foregoing waiver, Guarantor acknowledges and agrees that (a) no such revocation shall be effective until written notice thereof has been received by Agent, (b) no such revocation shall apply to any Guarantied Obligations in existence on the date of receipt by Agent of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (c) no such revocation shall apply to any Guarantied Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of the Purchaser Group in existence on the date of such revocation, (d) no payment by Guarantor, Company, or from any other source, prior to the date of Agent’s receipt of written notice of such revocation shall reduce the maximum obligation of Guarantor hereunder, and (e) any payment by Company or from any source other than Guarantor subsequent to the date of such revocation shall first be applied to that portion of the Guarantied

Obligations as to which the revocation is effective and which are not, therefore, guarantied hereunder, and to the extent so applied shall not reduce the maximum obligation of Guarantor hereunder.
     4. Performance Under this Guaranty. In the event that Company fails to make any payment of any Guarantied Obligations, on or prior to the due date thereof, or if Company shall fail to perform, keep, observe, or fulfill any other obligation referred to in clause (b) of Section 2 of this Guaranty in the manner provided in the Securities Purchase Agreement or any other Note Document, Guarantor immediately shall cause, as applicable, such payment in respect of the Guarantied Obligations to be made or such obligation to be performed, kept, observed, or fulfilled.
     5. Primary Obligations. This Guaranty is a primary and original obligation of Guarantor, is not merely the creation of a surety relationship, and is an absolute, unconditional, and continuing guaranty of payment and performance which shall remain in full force and effect without respect to future changes in conditions. Guarantor hereby agrees that it is directly, jointly and severally with any other guarantor of the Guarantied Obligations, liable to Agent, for the benefit of the Purchaser Group, that the obligations of Guarantor hereunder are independent of the obligations of Company or any other guarantor, and that a separate action may be brought against Guarantor, whether such action is brought against Company or any other guarantor or whether Company or any other guarantor is joined in such action. Guarantor hereby agrees that its liability hereunder shall be immediate and shall not be contingent upon the exercise or enforcement by any member of the Purchaser Group of whatever remedies they may have against Company or any other guarantor, or the enforcement of any lien or realization upon any security by any member of the Purchaser Group. Guarantor hereby agrees that any release which may be given by Agent to Company or any other guarantor, or with respect to any property or asset subject to an Encumbrance, shall to the fullest extent permitted by law not release Guarantor. Guarantor consents and agrees that no member of the Purchaser Group shall be under any obligation to marshal any property or assets of Company or any other guarantor in favor of Guarantor, or against or in payment of any or all of the Guarantied Obligations.
     6. Waivers.
          6.1. To the fullest extent permitted by applicable law, Guarantor hereby waives: (i) notice of acceptance hereof; (ii) notice of any loans or other financial accommodations made or extended under the Securities Purchase Agreement, or the creation or existence of any Guarantied Obligations; (iii) notice of the amount of the Guarantied Obligations, subject, however, to Guarantor’s right to make inquiry of Agent to ascertain the amount of the Guarantied Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of Company or of any other fact that might increase Guarantor’s risk hereunder; (v) notice of presentment for payment, demand, protest, and notice thereof as to any instrument among the Note Documents; (vi) notice of any Default or Event of Default under any of the Note Documents; and (vii) all other notices (except if such notice is specifically required to be given to Guarantor under this Guaranty or any other Note Documents to which Guarantor is a party) and demands to which Guarantor might otherwise be entitled.

          6.2. To the fullest extent permitted by applicable law, Guarantor hereby waives the right by statute or otherwise to require any member of the Purchaser Group to institute suit against Company or any other guarantor or to exhaust any rights and remedies which any member of the Purchaser Group has or may have against Company or any other guarantor. In this regard, Guarantor agrees that it is bound to the payment of each and all Guarantied Obligations, whether now existing or hereafter arising, as fully as if the Guarantied Obligations were directly owing to Agent or the Purchaser Group, as applicable, by Guarantor. Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guarantied Obligations shall have been fully and finally performed and indefeasibly paid in full in cash, to the extent of any such payment) of Company or by reason of the cessation from any cause whatsoever of the liability of Company in respect thereof.
          6.3. To the fullest extent permitted by applicable law, Guarantor hereby waives: (i) any right to assert against any member of the Purchaser Group any defense (legal or equitable), set-off, counterclaim, or claim which Guarantor may now or at any time hereafter have against Company or any other party liable to any member of the Purchaser Group; (ii) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guarantied Obligations or any security therefor; (iii) any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Purchaser Group including any defense based upon an election of remedies by any member of the Purchaser Group; (iv) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guarantied Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to Guarantor’s liability hereunder.
          6.4. Until this Guaranty has been terminated, (i) Guarantor hereby postpones and agrees not to exercise any right of subrogation Guarantor has or may have as against Company with respect to the Guarantied Obligations; (ii) Guarantor hereby postpones and agrees not to exercise any right to proceed against Company or any other Person now or hereafter liable on account of the Secured Obligations for contribution, indemnity, reimbursement, or any other similar rights (irrespective of whether direct or indirect, liquidated or contingent); and (iii) Guarantor hereby postpones and agrees not to exercise any right it may have to proceed or to seek recourse against or with respect to any property or asset of Company or any other Person now or hereafter liable on account of the Secured Obligations. Notwithstanding anything to the contrary contained in this Guaranty, Guarantor shall not exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and shall not proceed or seek recourse against or with respect to any property or asset of, Company or any other guarantor (including after payment in full of the Guaranteed Obligations) if all or any portion of the Secured Obligations have been satisfied in connection with an exercise of remedies in respect of the Stock of Company or such other guarantor whether pursuant to the Security Agreement or otherwise.
          6.5. If any of the Guarantied Obligations or the obligations of Guarantor under this Guaranty at any time are secured by a mortgage or deed of trust upon real property, any member of the Purchaser Group may elect, in its sole discretion, upon a default with respect to the Guarantied Obligations or the obligations of Guarantor under this Guaranty, to foreclose such mortgage or deed of trust judicially or nonjudicially in any manner permitted by law, before or after enforcing this Guaranty, without diminishing or affecting the liability of Guarantor hereunder. Guarantor understands that (a) by virtue of the operation of antideficiency law applicable to nonjudicial foreclosures, an election by any member of the Purchaser Group to nonjudicially foreclose on such a mortgage or deed of trust probably would have the effect of impairing or destroying rights of subrogation, reimbursement, contribution, or indemnity of Guarantor against Company or other guarantors or sureties, and (b) absent the waiver given by Guarantor herein, such an election would estop any member of the Purchaser Group from enforcing this Guaranty against Guarantor. Understanding the foregoing, and understanding that Guarantor is hereby relinquishing a defense to the enforceability of this Guaranty, Guarantor hereby waives to the fullest extent permitted by law any right to assert against any member of the Purchaser Group any defense to the enforcement of this Guaranty, whether denominated “estoppel” or otherwise, based on or arising from an election by any member of the Purchaser Group to nonjudicially foreclose on any such mortgage or deed of trust. Guarantor understands that the effect of the foregoing waiver may be that Guarantor may have liability hereunder for amounts with respect to which Guarantor may be left without rights of subrogation, reimbursement, contribution, or indemnity against Company or other guarantors or sureties.
          6.6. Without limiting the generality of any other waiver or other provision set forth in this Guaranty, Guarantor waives all rights and defenses that Guarantor may have if all or part of the Guarantied Obligations are secured by real property. This means, among other things:
               6.2.1 Any member of the Purchaser Group may collect from Guarantor without first foreclosing on any real or personal property collateral that may be pledged by Guarantor, Company, or any other guarantor.
               6.2.2 If any member of the Purchaser Group forecloses on any real property collateral that may be pledged by Guarantor, Company or any other guarantor:
(i)	The amount of the Guarantied Obligations or any obligations of any guarantor in respect thereof may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.
(ii)	Agent may collect from Guarantor even if any member of the Purchaser Group, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from Company or any other Guarantor.
          This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have if all or part of the Guarantied Obligations are secured by real property.
          6.7. WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS GUARANTY, GUARANTOR WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ALL RIGHTS AND

DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY ANY MEMBER OF THE PURCHASER GROUP, EVEN THOUGH SUCH ELECTION OF REMEDIES, SUCH AS A NONJUDICIAL FORECLOSURE WITH RESPECT TO SECURITY FOR THE GUARANTIED OBLIGATIONS, HAS DESTROYED GUARANTOR’S RIGHTS OF SUBROGATION AND REIMBURSEMENT AGAINST COMPANY BY THE OPERATION OF APPLICABLE LAW.
          6.8. Without limiting the generality of any other waiver or other provision set forth in this Guaranty, Guarantor hereby also agrees to the following waivers:
               6.2.1 Agent’s right to enforce this Guaranty is absolute and is not contingent upon the genuineness, validity or enforceability of the Guarantied Obligations or any of the Note Documents. Guarantor agrees that Agent’s rights under this Guaranty shall be enforceable even if Company had no liability at the time of execution of the Note Documents or the Guarantied Obligations are unenforceable in whole or in part, or Company ceases to be liable with respect to all or any portion of the Guarantied Obligations.
               6.2.2 Guarantor agrees that Agent’s rights under the Note Documents will remain enforceable even if the amount secured by the Note Documents is larger in amount and more burdensome than that for which Company is responsible. The enforceability of this Guaranty against Guarantor shall continue until all sums due under the Note Documents have been paid in full and shall not be limited or affected in any way by any impairment or any diminution or loss of value of any security or collateral for Company’s obligations under the Note Documents, from whatever cause, the failure of any security interest in any such security or collateral or any disability or other defense of Company, any other guarantor of Company’s obligations under any other Note Document, any pledgor of collateral for any person’s obligations to Agent or any other person in connection with the Note Documents.
               6.2.3 Guarantor waives the right to require Agent to (A) proceed against Company, any guarantor of Company’s obligations under any Note Document, any other pledgor of collateral for any person’s obligations to Agent or any other person in connection with the Guarantied Obligations, (B) proceed against or exhaust any other security or collateral Agent may hold, or (C) pursue any other right or remedy for Guarantor’s benefit, and agrees that Agent may exercise its right under this Guaranty without taking any action against Company, any other guarantor of Company’s obligations under the Note Documents, any pledgor of collateral for any person’s obligations to Agent or any other person in connection with the Guarantied Obligations, and without proceeding against or exhausting any security or collateral Agent holds.
     7. Releases. Guarantor consents and agrees that, without notice to or by Guarantor and without affecting or impairing the obligations of Guarantor hereunder, any member of the Purchaser Group may, by action or inaction, compromise or settle, shorten or extend the Maturity Date (as defined in the Bridge Notes) or any other period of duration or the time for the payment of the Secured Obligations, or discharge the performance of the Secured Obligations, or may refuse to enforce the Secured Obligations, or otherwise elect not to enforce the Secured Obligations, or may, by action or inaction, release all or any one or more parties to, any one or more of the terms and provisions of the Securities Purchase Agreement or any of the other Note

Documents or may grant other indulgences to Company or any other guarantor in respect thereof, or may amend or modify in any manner and at any time (or from time to time) any one or more of the Secured Obligations, the Securities Purchase Agreement or any other Note Document (including any increase or decrease in the principal amount of any Secured Obligations or the interest, fees or other amounts that may accrue from time to time in respect thereof), or may, by action or inaction, release or substitute Company or any guarantor, if any, of the Guarantied Obligations, or may enforce, exchange, release, or waive, by action or inaction, any security for the Guarantied Obligations or any other guaranty of the Guarantied Obligations, or any portion thereof.
     8. Termination of Guarantee. This Guaranty shall remain in full force and effect until the earlier of: (x) such time as when the Secured Obligations have either been paid in full in cash in accordance with the provisions of the Bridge Notes, or converted in full into Company capital stock, as contemplated under the Bridge Notes and the other Note Documents, or (y) the termination of the Securities Purchase Agreement by the Company or RXi in accordance with Section 8.01(d) thereof.
     9. No Election. The Purchaser Group shall have the right to seek recourse against Guarantor to the fullest extent provided for herein and no election by any member of the Purchaser Group to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of the Purchaser Group’s right to proceed in any other form of action or proceeding or against other parties unless Agent, on behalf of the Purchaser Group, has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by the Purchaser Group under any document or instrument evidencing the Guarantied Obligations shall serve to diminish the liability of Guarantor under this Guaranty except to the extent that the Purchaser Group finally and unconditionally shall have realized indefeasible payment in full of the Guarantied Obligations by such action or proceeding.
     10. Revival and Reinstatement. If the incurrence or payment of the Guarantied Obligations or the obligations of Guarantor under this Guaranty by Guarantor or the transfer by Guarantor to Agent of any property of Guarantor should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Purchaser Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Purchaser Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Purchaser Group related thereto, the liability of Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
     11. Financial Condition of Company. Guarantor represents and warrants to the Purchaser Group that it has read and understands the terms and conditions of the Securities Purchase Agreement and each other Note Document. Guarantor hereby covenants that it will continue to keep itself informed of Company’s financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Guarantied Obligations.
     12. Payments; Application. All payments to be made hereunder by Guarantor shall be made in dollars, in immediately available funds, and without deduction (whether for taxes or otherwise) or offset and shall be applied to the Guarantied Obligations in the manner specified by the Agent.
     13. Attorneys Fees and Costs. Guarantor agrees to pay, on demand, all reasonable attorneys fees and all other costs and expenses which may be incurred by Agent or the Purchaser Group in connection with the enforcement of this Guaranty or in any way arising out of, or consequential to, the protection, assertion, or enforcement of the Guarantied Obligations (or any security therefor), irrespective of whether suit is brought.
     14. Notices. All notices and other communications hereunder to Agent shall be in writing and shall be mailed, sent, or delivered in accordance Section 10.1 of the Securities Purchase Agreement. All notices and other communications hereunder to Guarantor shall be in writing and shall be mailed, sent, or delivered in care of Company in accordance with Section 10.1 of the Securities Purchase Agreement.
     15. Cumulative Remedies. No remedy under this Guaranty, under the Share Pledge Agreement, or any other Note Document is intended to be exclusive of any other remedy, but each and every remedy shall be cumulative and in addition to any and every other remedy given under this Guaranty, under the Securities Purchase Agreement, or any other Note Document, and those provided by law. No delay or omission by the Purchaser Group or Agent on behalf thereof to exercise any right under this Guaranty shall impair any such right nor be construed to be a waiver thereof. No failure on the part of the Purchaser Group or Agent on behalf thereof to exercise, and no delay in exercising, any right under this Guaranty shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Guaranty preclude any other or further exercise thereof or the exercise of any other right.
     16. Severability of Provisions. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.
     17. Entire Agreement; Amendments. This Guaranty constitutes the entire agreement between Guarantor and the Purchaser Group pertaining to the subject matter contained herein. This Guaranty may not be altered, amended, or modified, nor may any provision hereof be waived or noncompliance therewith consented to, except by means of a writing executed by Guarantor and Agent, on behalf of the Purchaser Group. Any such alteration, amendment, modification, waiver, or consent shall be effective only to the extent specified therein and for the specific purpose for which given. No course of dealing and no delay or waiver of any right or default under this Guaranty shall be deemed a waiver of any other, similar or dissimilar, right or default or otherwise prejudice the rights and remedies hereunder.
     18. Successors and Assigns. This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Purchaser Group; provided, however, Guarantor shall not assign this Guaranty or delegate any of its duties hereunder without Agent’s prior written consent and any unconsented to assignment shall be absolutely null and void. In the event of any assignment, participation, or other transfer of rights by the Purchaser Group, the rights and benefits herein conferred upon the Purchaser Group shall automatically extend to and be vested in such assignee or other transferee.
     19. No Third Party Beneficiary. This Guaranty is solely for the benefit of each member of the Purchaser Group and each of their successors and assigns and may not be relied on by any other Person.
     20. Governing Law; Jurisdiction; Venue; Service of Process.
          20.1. Governing Law. This Agreement, the rights of the parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the domestic substantive laws of the State of California, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
          20.2. Jurisdiction. Each of the parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California, or if such Action may not be brought in federal court, then the Superior Court of the State of California for the purpose of any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement or any other Note Document, (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement or any other Note Document or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
          20.3. Each of the parties to this Agreement agrees that for any Action among any of the parties relating to or arising in whole or in part under or in connection with this

Agreement, such party shall bring such Action only in a court of competent jurisdiction located in the City and County of San Francisco, California. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.
          20.4. Service of Process. Each of the parties to this Agreement hereby (i) consents to service of process in any Action among any of the parties hereto relating to or arising in whole or in part under or in connection with this Agreement in any manner permitted by California law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.01 of the Securities Purchase Agreement, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.
          20.5. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
     21. Counterparts; Facsimile Execution. This Guaranty may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. Delivery of an executed counterpart of this Guaranty by facsimile shall be equally as effective as delivery of an original executed counterpart of this Guaranty. Any party delivering an executed counterpart of this Guaranty by facsimile also shall deliver an original executed counterpart of this Guaranty but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Guaranty.
[Signature page to follow]

          IN WITNESS WHEREOF, the undersigned has executed and delivered this Guaranty as of the date first written above.

RXi Pharmaceuticals Corporation, a Delaware corporation
By:
Title:

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EXHIBIT F
FORM OF ADVIRNA AMENDMENT
FORM OF AMENDMENT AND ASSIGNMENT AGREEMENT
     This Amendment and Assignment Agreement (the “Amendment Agreement”) is entered into by the undersigned parties as of September ___, 2011 (the “Effective Date”) with reference to: (i) that certain Patent and Technology License Agreement (the “License Agreement”), effective as of September 21, 2009, by and between Advirna, LLC, a Colorado limited liability company having its principal place of business at 4550 Squires, Boulder, CO 80305 (“Advirna”), and RXi Pharmaceuticals Corporation, a Delaware corporation, having its principal place of business at 60 Prescott Street, Worcester, MA 01605 (“RXi”), and (ii) that certain Patent and Technology Assignment Agreement (the “Assignment Agreement”), effective as of September 21, 2009, by and between Advirna and RXi.
RECITALS
     A. Advirna and RXi previously entered into the Assignment Agreement and License Agreement (together, the “Agreements”) to provide for the assignment and transfer, as well as the partial license and grant back, of certain intellectual property rights relating to RXi’s business and operations in the RNAi field.
     B. RXi now wishes to transfer all of its assets in the RNAi field, including its rights and obligations under the Agreements, to RNCS, a Delaware corporation and a wholly-owned subsidiary of RXi (“SpinCo”), with the objective that SpinCo will be separately financed and spun off to RXi’s stockholders, as contemplated in that certain Securities Purchase Agreement (the “Purchase Agreement”) by and among RXi, SpinCo, Tang Capital Partners, LP (“Tang”) and RTW Investments, LLC (“RTW” and, together with Tang, the “Investors”), dated concurrently with the date of this Amendment Agreement.
     C. As a condition to the Investors entering into the Purchase Agreement, Advirna, RXi and SpinCo (each a “Party” and collectively, the “Parties”) are entering into this Amendment Agreement to provide for certain amendments to the terms of the Agreements and to assign to SpinCo the rights and obligations of RXi arising under or relating to the Agreements, each as more fully set forth below.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein contained, the parties agree as follows:
Section 1. Amendments; Consent to Assignment.
     1.1 Advirna hereby irrevocably consents to the assignment to SpinCo of all of RXi’s rights and obligations under the Agreements, effective as of the Effective Date. Advirna, on behalf of itself, its members, managers, officers, affiliates, employees, agents, successors and assigns, hereby releases RXi and RXi’s stockholders, directors, officers, affiliates, employees, agents, successors and assigns (including, without limitation, SpinCo)

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from any and all claims, causes of action, damages and lawsuits, whether known or unknown, it has or may have that are based on the Agreements, the assignment thereof or this Amendment Agreement, or on any other event occurring on or prior to the date of this Amendment Agreement. For the purposes of implementing a full and complete release and discharge of all claims, Advirna expressly acknowledges that this release is intended to include any and all claims that Advirna does not know or suspect to exist in its favor at this time, and that this release contemplates extinguishment of such claims but specifically excluding any claims arising under this Amendment Agreement. In this regard, Advirna hereby waives any and all rights it may have under applicable provisions of state and federal law to the contrary.
     1.2 As of the Effective Date, the following sections (including all applicable sub-sections) of the Assignment Agreement are hereby deleted and shall be of no further force or effect:
4.3	(Royalty Payments)

5.0	(Milestone Payments)

6.1	(Licensing)
     1.3 SpinCo agrees to pay a one-time payment to Advirna of $350,000.00 (Three Hundred Fifty Thousand Dollars) (“Patent Issuance Fee”), within ten (10) days following the issue date of the first patent from the Patent Rights with Valid Claims, which would otherwise be infringed by a Royalty-Bearing Product. If a patent within the Patent Rights is issued for which SpinCo concludes it does not include any such Valid Claims, then SpinCo shall notify Advirna of that fact within thirty (30) days following SpinCo’s receipt of a Notice of Allowance for that patent. Such notice to Advirna shall recite a specific reason for concluding that the patent within the Patent Rights does not include a Valid Claim. If Advirna disputes SpinCo’s conclusions regarding the existence of a Valid Claim and if the parties are unable to resolve the matter within twenty (20) days thereafter, then Advirna may refer the matter to final and binding arbitration in Boston, Massachusetts, in accordance with the then commercial rules of the American Arbitration Association (“A.A.A.”). SpinCo and Advirna will be equally responsible for the payment of arbitrator’s fee and the filing fee with the A.A.A. and otherwise, each party shall be responsible for its own attorneys’ fees and costs, witness fees, travel, transcripts, expert testimony and the like, provided, however, that the arbitrator shall have the right, but not the obligation, to award the prevailing party its fees and expenses (including reasonable attorneys’ fees).
     1.4 In partial consideration of the parties entering into this Agreement, the parties agree to simultaneously execute and deliver a Patent and Technology License Agreement relating to the “Grant-Back Field”, a copy of which is annexed hereto as Exhibit A and made a part hereof as if set out verbatim.
     1.5 In consideration of the parties entering into the Patent and Technology License Agreement, Advirna, for itself and its Affiliates, hereby covenants and agrees that for a period of five (5) years following Effective Date, Advirna and its Affiliates will not, directly or indirectly, within the Territory (as defined in the License Agreement) engage in activities

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relating to the development or commercialization of human therapeutic or diagnostic products or technologies. For the avoidance of doubt, Advirna shall be permitted to provide non-therapeutic and non-diagnostic: (i) products (such as reagents); and (ii) related services, in either case for the study of gene function by unaffiliated third parties, who may use such tools as part of their development of therapeutic or diagnostic products or technologies.
Section 2. Stock Payment.
     2.1 Issuance. In partial consideration for the foregoing amendments to the Assignment Agreement, SpinCo hereby agrees that it will, on the Payment Date (defined below), issue to Advirna shares of SpinCo Common Stock (the “Stock Payment”) equaling either: (a) the “Advirna Shares,” as determined in accordance with Annex II to the Purchase Agreement, but only if the Payment Date is triggered due to the occurrence of the Closing, or (b) that number of shares of SpinCo Common Stock representing five percent (5%) of SpinCo’s fully diluted outstanding Common Stock after such issuance (and after accounting for the shares of Common Stock to be issued upon the Note Conversion (defined below)), but only if the Payment Date is triggered due to the occurrence of a Note Conversion. The shares underlying the Stock Payment (the “Shares”) will, when issued as contemplated herein, be validly issued, duly authorized, fully-paid and non-assessable. For purposes of this Section 2.1, the “Payment Date” shall mean the earlier of: (x) the Closing (as defined in the Purchase Agreement) or (y) the conversion of the Bridge Notes pursuant to Section 4.2 of the Bridge Notes (such event being referred to above as a “Note Conversion”).
     2.2 Investment Representations. Advirna understands and agrees that the offering and sale of the Shares has not been registered under the Securities Act, or any applicable state securities laws and is being made in reliance upon federal and state exemptions for transactions not involving a public offering which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of Advirna’s representations and warranties as expressed below.
(a) Advirna is acquiring the Shares for its own account for investment and not with a view toward distribution in a manner which would violate the Securities Act or any applicable state securities laws.
(b) Advirna, by reason of the business and financial experience of its management, has the capacity to protect its own interests in connection with the transactions contemplated by this Amendment Agreement and is capable of evaluating the merits and risks of the investment in the Shares. Advirna understands that an investment in the Shares bears significant risk and Advirna represents that it is able to bear the economic risk of an investment in the Shares and is able to sustain a loss of all of its investment in the Shares without economic hardship, if such a loss should occur.
(c) Advirna is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.
(d) Advirna understands that the Shares will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being

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acquired from SpinCo in a private placement under Section 4(2) of the Securities Act and that under such laws and applicable regulations the Shares may be resold without registration under the Securities Act only in certain limited circumstances. Advirna acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act and under applicable state securities laws or an exemption from such registration is available. Further, it is understood that the certificates evidencing the Shares may bear substantially the following legends (in addition to any other legends as legal counsel for SpinCo deems necessary or advisable under the applicable state and federal securities laws):
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF SUCH ACT.☐
Section 3. Mutual Representations and Warranties.
     Each of the Parties hereby represents and warrants to the other Party that, as of the Effective Date:
     3.1 Such Party has full corporate right, power and authority to enter into this Amendment Agreement and to perform its respective obligations under this Amendment Agreement;
     3.2 This Amendment Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of this Amendment Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor, to its knowledge, violate any law or regulation having jurisdiction over it;
     3.3 Such Party has not granted any right to any third party that would conflict with the rights granted to the other Party hereunder; and
     3.4 Such Party has obtained all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Amendment Agreement.
Section 4. General Provisions.
     4.1 The Agreements, as amended by this Amendment Agreement, constitute the entire and only agreement between the Parties with respect to the subject matter hereof, and all

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prior negotiations, representations, agreements, options and understandings are superseded hereby, including without limitation any terms or conditions relating to the license back to Advirna as set forth in the Assignment Agreement. The Agreements, except as otherwise provided in this Amendment Agreement, remain in effect pursuant to their respective terms. No agreements altering or supplementing the terms hereof may be made except by written mutual written agreement by the Parties. Any notices under this Agreement must be in writing and shall be delivered to the addresses set forth above and shall be deemed delivered: (i) two days after deposit, postage pre-paid, in the U.S. Mail, (ii) upon receipt if delivered via courier, and (iii) one day after deposit for delivery with an overnight delivery service (e.g., FedEx). Either party may update the address for delivery of notices by providing notice of the new address in the manner set forth above.
     4.2 If any provision of this Amendment Agreement is ultimately held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
     4.3 Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.
     4.4 This Amendment Agreement shall be interpreted under the laws of the Commonwealth of Massachusetts and any disputes among the parties arising hereunder shall be resolved in the manner set forth in the Agreements.
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     IN WITNESS WHEREOF, the Parties have caused this Amendment Agreement to be executed by their duly authorized representatives.

RXI	RXi Pharmaceuticals Corporation
By:
Name:
Title:

Advirna	Advirna, LLC
By:
		Name:	Alexey Wolfson, Ph.D., MBA
		Title:	President and CEO

SpinCo	RNCS, Inc.
By:
Name:
Title:

EXHIBIT G
FORM OF SUBSCRIPTION AGREEMENT
     This Investor Subscription Agreement (this “Agreement”) is entered into as of September ___, 2011 by and between RXi Pharmaceuticals Corporation, a Delaware corporation (the “Company”), and the purchasers identified on the signature page hereto (each a “Purchaser” and together, the “Purchasers”).
     WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Company, Company Common Stock as more fully described in this Agreement.
     NOW, THEREFORE, the Company and the Purchasers herbey agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. When used in this Agreement, the following capitalized terms have the meanings indicated:
          “Closing” means the consummation of the purchase and sale of the Shares pursuant to Section 2.1.
          “Closing Date” means the fourth Trading Day after the date on which the Required Disclosure is made.
          “Closing Price” shall mean, on any particular date (i) the last trading price per share of the Common Stock on such date during regular trading hours on the principal Trading Market on which the Common Stock is then listed, or if there is no such price on such date, then the last trading price during regular trading hours on such Trading Market on the date nearest preceding such date, or (ii) if the Common Stock is not listed then on a Trading Market, the last trading price for a share of Common Stock in the over-the-counter market during regular trading hours, as reported in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices at the close of business on such date, or (iii) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes on such date, as determined in good faith by the Holder, or (iv) if the Common Stock is not then publicly traded, the fair market value of a share of Common Stock as determined by the Holder and reasonably acceptable to the Maker.
          “Commission” means the U.S. Securities and Exchange Commission.
          “Common Stock” means the common stock of the Company, par value $0.0001 per share.
          “Material Adverse Effect” has the meaning set forth in Section 3.1(a).

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          “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
          “Purchase Price Per Share” means the VWCP of the Common Stock, as reported on the Trading Market, for the three consecutive Trading Days immediately following the day on which the Required Disclosure is made.
          “Shares” means a number of shares of Common Stock equal to the quotient determined by dividing the Subscription Amount by the Purchase Price Per Share.
          “Subscription Amount” means Two Million Five Hundred Thousand Dollars ($2,500,000) in United States Dollars and in immediately available funds.
          “Trading Day” means a day on which the Common Stock is traded on the Trading Market.
          “Trading Market” means the OTC Bulletin Board, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the New York Stock Exchange (“NYSE”) or the NYSE Amex, or any successor markets thereto.
          “VWCP” means, for any specified period of consecutive Trading Days, the quotient of: (a) the sum of the individual products, calculated for each Trading Day within such period, of (i) the Closing Price for such Trading Day in such specified period, multiplied by (ii) the trading volume for the Common Stock for such Trading Day in such specified period as reported by the Trading Market, divided by (b) the total aggregate trading volume for the Common Stock for all Trading Days in such specified period, as reported by the Trading Market.
ARTICLE II
PURCHASE AND SALE
     2.1 Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company shall sell, and each Purchaser shall purchase, the Shares for the Subscription Amount, which shall be paid by the Purchasers in the respective amounts set forth on Annex A attached hereto. At the Closing, each Purchaser shall deliver the Subscription Amount to the Company via wire transfer, against the Company’s delivery to each Purchaser of a number of Shares corresponding to the amount to be invested by the Purchasers. The Shares shall be delivered to each Purchaser’s prime brokerage account via DWAC pursuant to instructions to be provided by the Purchasers on the Closing Date.
     2.2 Closing Conditions.
               (a) The obligations of the Company hereunder at the Closing with respect to each Purchaser are subject to the satisfaction of the following conditions:
                    (i) the accuracy in all material respects when made and on the Closing Date of the representations and warranties of the Purchaser contained herein; and

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                    (ii) the delivery by the Purchaser to the Company of the Subscription Amount as set forth in Section 2.1.
               (b) The obligations of each Purchaser hereunder at the Closing are subject to the satisfaction of the following conditions:
                    (i) the accuracy in all material respects when made and on the Closing Date of the representations and warranties of the Company contained herein;
                    (ii) the delivery by the Company to the Purchaser of the Shares as set forth in Section 2.1;
                    (iii) the Common Stock shall be listed for trading on the NASDAQ Capital Market; and
                    (iv) there shall have been no Material Adverse Effect with respect to the Company since the date hereof.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     3.1 Representations and Warranties of the Company. As an inducement to the Purchaser to enter into this Agreement and to purchase the Shares, the Company hereby represents and warrants to the Purchaser as follows:
          (a) Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Agreement; (ii) a material adverse effect on the results of operations, assets, business, prospects or consolidated financial condition of the Company and its subsidiary, taken as a whole; or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”).
          (b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out its obligations thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as

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limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies
          (c) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate of incorporation or bylaws; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default), give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument to which the Company is a party or by which any property or asset of the Company is bound or affected; or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; or (iv) conflict with or violate the terms of any agreement by which the Company is bound or to which any property or asset of the Company is bound or affected, except in the case of each of clauses (ii) and (iii), such as would not have or reasonably be expected to result in a Material Adverse Effect.
          (d) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this Agreement, other than the filing of the Prospectus Supplement.
          (e) Issuance of the Shares. The Shares are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens, claims or encumbrances imposed by the Company other than restrictions on transfer referred to in this Agreement.
          (f) Capitalization. The capitalization of the Company is as described in the Company’s most recent periodic report filed with the Commission. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. The issuance and sale of the Shares will not obligate the Company to issue shares of Common Stock or other securities to any Person and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.
          (g) Material Changes. Since the date of the Company’s most recent periodic report filed with the Commission, there has been no event, occurrence or

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development that has had or that could reasonably be expected to result in a Material Adverse Effect.
          (h) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.
          (i) Registration of Offering. The Company’s Registration Statement on Form S-3 (File No. 333-167025) (the “Registration Statement”) has been declared effective by the Commission and no stop orders have been issued or, to the knowledge of the Company, are threatened. The Shares are to be offered and sold pursuant to the Registration Statement and the prospectus contained therein dated May 21, 2010, which shall be supplemented by a prospectus supplement to be filed pursuant to Rule 424(b) under the Securities Act of 1933 (the “Prospectus Supplement”). The Prospectus Supplement will be filed with the Commission in the manner and within the time period required under Rule 424(b).
     3.2 Representations and Warranties of the Purchaser. In order to induce the Company to enter into this Agreement and to sell and issue the Shares, each Purchaser (severally but not jointly) hereby represents and warrants to the Company as follows:
          (a) Organization; Authority. Such Purchaser is duly formed, validly existing and in good standing under the laws of Delaware with the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations thereunder. The execution and delivery of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.
          (b) Short Sales. From July 21, 2011 through the date herof, neither the Purchaser nor any of its affiliates has made any short sales of, or granted any option for the purchase of or entered into any hedging or similar transaction with the same economic effect as a short sale.

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ARTICLE IV
MISCELLANEOUS
     4.1 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.
     4.2 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by both the Company and the Purchasers or, in the case of a waiver, by the party against whom a waiver of any such provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.
     4.3 Successors and Assigns. No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, that this provision shall not limit Purchasers’ rights to transfer the Shares in accordance with all of the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.
     4.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law thereof.
     4.5 Attorneys’ Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief, which may be awarded.
     4.6 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.
     4.7 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other parties may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

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     4.8 Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.
*     *     *

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     IN WITNESS WHEREOF, the parties hereto have caused this Investor Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY:	RXi PHARMACEUTICALS CORPORATION
By:
Mark J. Ahn, Ph.D.
President and Chief Executive Officer

PURCHASERS:	TANG CAPITAL PARTNERS, LP
	By:	TANG CAPITAL MANAGEMENT, LLC

By:
Kevin Tang, Managing Director

RTW INVESTMENTS, LLC
By:
Name:
Title:

[Signature Page to Subscription Agreement]

Annex A

Purchaser Name	Subscription Amount
Tang Capital Partners, LP	$

RTW Investments, LLC	$

Total		$2,500,000.00